Exhibit 4.5

SHAREHOLDERS’ DEED

DATED 6 AUGUST 2015

By and between

HUTCHISON 3G ITALY INVESTMENTS S.à R.L.

and

VIMPELCOM LUXEMBOURG HOLDINGS S.à R.L.

and

HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.

and

VIMPELCOM LTD.

and

CK HUTCHISON HOLDINGS LIMITED

0102103-0000029 CO:24760187.9

THIS DEED is made on 6 August 2015

BETWEEN:

(1)	HUTCHISON 3G ITALY INVESTMENTS S.à R.L., a sociėtė à responsabilitėe limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies register under number B77457 (the Company);

(2)	VIMPELCOM LUXEMBOURG HOLDINGS S.à R.L., a sociėtė à responsabilitėe limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 15, rue Edward Steichen, L-2540 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies register under number B199019 (VIP);

(3)	HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L., a sociėtė à responsabilitėe limitėe incorporated under the laws of the Grand Duchy of Luxembourg having its registered office at 7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg registered with the Luxembourg trade companies under number B74649 (HET);

(4)	VIMPELCOM LTD., an exempted company limited by shares incorporated under the laws of Bermuda having its registered office at Victoria Place, 31 Victoria Street, Hamilton HM 10, Bermuda registered with the Registrar of Companies in Bermuda under number 43271 and having its principal executive offices at Claude Debussylaan 88, 1082 MD, Amsterdam, the Netherlands (VIP Guarantor); and

(5)	CK HUTCHISON HOLDINGS LIMITED., an exempted company incorporated under the laws of the Cayman Islands whose principal place of business is 7th Floor, Cheung Kong Center, 2 Queen’s Road Central, Hong Kong registered with the Registrar of Companies in the Cayman Islands under number MC-294571 (HET Guarantor).

BACKGROUND:

(A)	Details of the Company are set out in Schedule 1.

(B)	This deed takes effect on the Effective Date and continues until terminated in accordance with its terms.

(C)	The parties have agreed that the Company and its Subsidiaries from time to time (the Group) are to be owned, controlled, managed and financed on the terms set out in this deed.

(D)	The Company, VIP, the VIP Guarantor, HET and the HET Guarantor entered into the Contribution and Framework Agreement on or about the date of this deed in order, among other things, for VIP and HET to create a joint venture whereby VIP and HET directly own the Company.

(E)	The VIP Guarantor is the ultimate holding company of VIP and is willing to guarantee the obligations of VIP under this deed.

(F)	The HET Guarantor is the ultimate holding company of HET and is willing to guarantee the obligations of HET under this deed.

(G)	In consideration of the mutual promises of each of the parties and the contributions they undertake to make and have made to the Business, the parties agree to enter into this deed to govern their relationship and to set out and agree upon the governance arrangements of the Group.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	In addition to terms defined elsewhere in this deed, the definitions and other provisions in Schedule 11 apply throughout this deed.

1.2	In this deed, unless the contrary intention appears, a reference to a clause, subclause, paragraph, or schedule is a reference to a clause, subclause, paragraph, or schedule of or to this deed. The schedules form part of this deed.

1.3	The headings in this deed do not affect its interpretation.

2.	EFFECTIVE DATE

2.1	Subject to clause 2.2 below, this deed shall take effect on and from, and have no force or effect until, the Effective Date.

2.2	Schedule 10 shall take effect on a Trigger Event Date in accordance with clause 24.5(d).

3.	BUSINESS AND OBJECTIVES

3.1	Business of the Group

The Group is to own and carry on the Business in accordance with the provisions of this deed and the Company shall not, and shall procure that each other Group Company does not, carry on any other business apart from the Business, unless otherwise approved by the Shareholders in accordance with clause 8.1.

3.2	Objectives of the Group

(a)	The parties acknowledge and agree that the primary objective and the key governing principle of the Company is to increase the equity value of the Group (the Overriding Objective).

(b)	In order to achieve the Overriding Objective, each Shareholder undertakes to use all its voting powers as a Shareholder and such other powers and rights available to that Shareholder from time to time so as to ensure and procure (insofar as it is able to do so in the exercise of such powers and rights), and the Company shall procure, that the Group is at all times operated in accordance with the Agreed Fundamental Business Objectives (set out in Schedule 2).

3.3	Development of the Business of the Group

The parties will discuss in good faith further opportunities to develop the Business. The implementation of any such opportunity will be subject to approval by the Shareholders in accordance with clause 8.1.

3.4	Management and control of the Company

The management and control of the Company shall be exercised in Luxembourg and the Shareholders shall use all reasonable endeavours to ensure that the Company is treated for all purposes, including taxation, as resident in Luxembourg.

4.	COMPLIANCE WITH AND PRECEDENCE OF THIS DEED

4.1	General undertaking

Each Shareholder shall exercise all powers and rights available to that Shareholder as a holder of Shares and such other rights and powers available to that Shareholder from time to time in order to give effect to the provisions of this deed and to ensure that the Company complies with each of its respective obligations under this deed and procure that the provisions of this deed concerning any Group Company are given effect. References in this deed to the Shareholders procuring that the Company (and each Group Company) performs its obligations are to be interpreted accordingly.

4.2	Deed prevails over Articles

Each Shareholder agrees that if any provision of the Articles or the articles of association or equivalent foundation document of any other Group Company at any time conflicts or is inconsistent with the provisions of this deed, provided that such provisions of this deed do not conflict with and are not inconsistent with any applicable law: (i) the provisions of this deed are to prevail between the parties to the extent of the conflict or inconsistency, (ii) the Articles and/or the articles of association or equivalent of any other Group Company will be taken to be read and interpreted accordingly, and (iii) the Articles and/or the articles of association or equivalent of any other Group Company shall be amended to the maximum extent permitted in accordance with clause 4.3.

4.3	Amendments to Articles

Each Shareholder shall exercise all powers and rights available to it to amend the MergeCo Articles and articles of association or equivalent of each other Group Company (as applicable) to reflect the MergeCo Articles Extract, and no other provisions inconsistent with the MergeCo Articles Extract, prior to or on the Effective Date. For the entire duration of this deed, the Articles and the articles of association or equivalent of each other Group Company shall be and shall remain in accordance with the provisions of this deed (as may be amended from time to time) to the maximum extent permitted by applicable law.

5.	BOARD COMPOSITION AND CORPORATE GOVERNANCE

5.1	Number of Directors

The number of Directors shall, from time to time, be six.

5.2	Appointment and replacement of Directors

Each of the Major Shareholders (each an Appointer) may each from time to time:

(a)	propose for appointment three Directors; and

(b)	propose the replacement of any or all of the Directors proposed by it in accordance with paragraph (a) above by notice in writing sent to the Company and to the other Directors, as further specified in clause 5.4, provided that the Major Shareholders undertake that they shall not propose for appointment a Director who is ineligible to be a director under any applicable law or any provision of the Articles or is a Sanctioned Person and shall promptly take all steps necessary to replace any Director who becomes ineligible or a Sanctioned Person.

5.3	Removal of Directors

(a)	Notwithstanding any other provision of this deed, a person will be removed as a Director (in accordance with clause 5.5) and, if applicable, a director of each Group Company if the person is, or becomes, ineligible to be a Director under any applicable law or any provision of the Articles or is, or becomes, a Sanctioned Person.

(b)	Notwithstanding any other provision of this deed, a Director will be removed as a Director (in accordance with clause 5.5) and, if applicable, a director of each Group Company if such Director’s Appointer ceases to be (i) a party to this deed; or (ii) a Major Shareholder.

(c)	The Appointer shall indemnify the Company against any Loss arising as a result of or in connection with its Director’s removal from office.

5.4	Process for appointment and removal of Directors

To propose the appointment or removal of a Director under this deed, an Appointer shall give written notice (the Director Notice) to the Company and the other Directors specifying the identity of the person it wishes to propose for appointment or removal. The Director Notice:

(a)	in the case of an appointment, shall state the name and address of the relevant Director, and be accompanied by a signed written consent from that person agreeing to act as a Director; and

(b)	in the case of a removal, shall state the name of the Director that it wishes to have removed from office, and should (if reasonably practicable) be accompanied by a signed written resignation from that person acknowledging that they have no claim to the maximum extent permitted by law against any Group Company in respect of fees, remuneration, compensation for loss of office or otherwise and the Appointer shall use reasonable endeavours to procure the same.

5.5	Shareholders’ meeting to appoint and remove Directors, and voting undertaking

(a)	Upon receipt of a Director Notice, the Company must convene an urgent general meeting of its Shareholders solely for the purpose of the appointment and/or a removal of a Director pursuant to the Director Notice served in accordance with clause 5.4 (an Urgent Shareholders’ Meeting) as soon as possible.

(b)	Each of the Major Shareholders irrevocably undertakes to attend the Urgent Shareholders’ Meeting and authorises and grants the Appointer full power to exercise all rights in relation to the authorising Major Shareholder’s Shares in its absolute discretion, including (but not limited to):

(i)	receiving notice, attending and voting at any Urgent Shareholders’ Meeting or signing any resolution as the registered holder of the Shares; and/or

(ii)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the Shares,

for the sole purpose of the appointment and/or removal of a Director nominated by the Appointer pursuant to the Director Notice in accordance with this clause 5 and clause 20.

(c)	If for any reason the authority granted under paragraph (b) above does not result in the other Shareholder being able to appoint and/or remove any Directors, each of the Major Shareholders undertakes to vote in favour of any appointment of the relevant Director(s) or removal of the relevant Director(s) by the Appointer in accordance with this clause 5.

5.6	Chairman

(a)	The Board shall from the Effective Date have a chairman (the Chairman). The right to propose the appointment and replacement of the Chairman will rotate between each Major Shareholder every eighteen months following the Effective Date. HET has the right to propose for appointment and replacement one of its Directors as the Chairman of the Board for the first eighteen months following the Effective Date and VIP has the right to propose for appointment and replacement one of its Directors as Chairman for the next eighteen months immediately following.

(b)	The Chairman of the Board shall have a Casting Vote provided that:

(i)	the Chairman shall only be entitled to exercise such Casting Vote as required (in his/her reasonable opinion) to assure the continuity of the business and affairs of the Group in accordance with this deed and such Casting Vote supports the Overriding Objective and is not contrary to either the Agreed Fundamental Business Objectives (set out in Schedule 2) or the Business Plan and the Major Shareholder proposing the Chairman for appointment shall use their reasonable endeavours to procure that in exercising such Casting Vote the Chairman acts in a manner that (in the Chairman’s reasonable opinion) is in accordance with this deed and supports the Overriding Objective and is not contrary to either the Agreed Fundamental Business Objectives (set out in Schedule 2) or the Business Plan;

(ii)	such Casting Vote can never be exercised in connection with any matter arising out of or in relation to the Company making a determination of any kind whatsoever relating to a Disposal of Stapled Interests, including without limitation whether: (A) a Disposal of Stapled Interests is in breach of this deed and/or the Articles; and (B) to register a Disposal of Stapled Interests when any question exists over such Disposal having been in breach of either this deed or the Articles;

(iii)	such Casting Vote can never be exercised in connection with any matter arising out of or in relation to the Company making any decisions of any kind whatsoever relating to a Commitment; and

(iv)	for the avoidance of doubt, such Casting Vote can never be exercised: (A) so as to appoint, remove or replace a CEO or a Merger Integration Officer; or (B) so as to vary the role of the CEO as set out in clause 6.2.

5.7	Board meetings

Unless otherwise approved by Board Approval, meetings of the Board shall be held and conducted in accordance with the provisions of Schedule 3.

5.8	Audit Committee

The Board shall from the Effective Date establish and maintain an audit committee (the Audit Committee) for the purpose of considering and, unless the Board determines otherwise, making recommendations to the Board in relation to financial and audit matters in respect of the Group. Its membership shall consist of an even number of Directors, with an equal number nominated by each Major Shareholder. The right to appoint and remove the chairman of the Audit Committee will rotate between the Major Shareholders every eighteen months following the Effective Date. VIP has the right to appoint and replace one of its Directors as chairman of the Audit Committee for the first eighteen months following the Effective Date and HET has the right to appoint and replace one of its Directors as chairman of the Audit Committee for the next eighteen months immediately following. The quorum for a meeting of the Audit Committee is the presence in person, or by proxy, representative or attorney, of at least two of its members, of whom at least one shall be an HET nominee and at least one shall be a VIP nominee. The Audit Committee shall operate in accordance with the Audit Committee Terms of Reference.

5.9	HR and Remuneration Committee

The Board shall from the Effective Date establish and maintain a human resources and remuneration committee (the HR & Remuneration Committee) for the purpose of considering and, unless the Board determines otherwise, making recommendations to the Board in relation to human resources and remuneration matters in respect of the Group. Its membership shall consist of an even number of Directors, with an equal number nominated by each Major Shareholder. The right to appoint and remove the chairman of the HR and Remuneration Committee will rotate between the Major Shareholders every eighteen months following the Effective Date. VIP has the right to appoint and replace one of its Directors as chairman of the HR and Remuneration Committee for the first eighteen months following the Effective Date and HET has the right to appoint and replace one of its Directors as chairman of the HR and Remuneration Committee for the next eighteen months immediately following. The quorum for a meeting of the HR & Remuneration Committee is the presence in person, or by proxy, representative or attorney, of at least two of its members, of whom at least one shall be an HET nominee and at least one shall be a VIP nominee. The HR & Remuneration Committee shall operate in accordance with the HR & Remuneration Committee Terms of Reference.

5.10	Other committees of the Board

The Board may establish and maintain other committees as it sees fit from time to time.

5.11	Decisions of committees of the Board

(a)	Decisions of committees of the Board or other corporate bodies or sub-formations thereof of the Company, including, without limitation, the Audit Committee and the HR & Remuneration Committee, shall be taken unanimously, and in the event of any disagreement between members of any such committee of the Board, such matter shall be referred to the Board for decision.

(b)	Unless the Board specifically delegates authority, powers and/or duties to a committee of the Board or other corporate bodies or sub-formations thereof of the Company, then no decision of a committee of the Board or other corporate bodies or sub-formations thereof of the Company shall have a binding effect on any Shareholder, on any Directors, on the Company, any other Group Company or their management.

5.12	Advisory Board

The Major Shareholders shall establish and maintain a standing body of expert advisers consisting of four appointees (the Advisory Board) having appropriate business sector and country experience and seniority. All members of the Advisory Board shall at all times be agreed by the Major Shareholders, and each Major Shareholder shall be entitled to nominate any number of candidates for consideration. Members of the Advisory Board shall serve for a 12 month term. Renewal of the term of or replacement of an Advisory Board member shall require approval of the Major Shareholders. Compensation for an Advisory Board member shall be up to €300,000 per annum plus reasonable expenses, subject to any other agreement by the Major Shareholders from time to time in accordance with clause 8.1. The Major Shareholders shall use reasonable endeavours to procure that the Advisory Board meets as necessary in advance of all meetings of the Board and of certain meetings of committees of the Board. The Advisory Board shall be provided with all necessary information materials relating to the business and affairs of the Group subject to appropriate confidentiality arrangements and conflicting interest restrictions being established and maintained by members of the Advisory Board to the satisfaction of the Board and shall provide the Shareholders and Directors with their advice in respect of all matters relating to the business and affairs of and the best interests of the Group. Shareholders and the Directors may also submit any other matters on which they feel advice of the Advisory Board or any member(s) thereof may be helpful to them. The Advisory Board shall have no authority to decide any matter and its advice shall have no binding effect on the Shareholders, on any Directors appointed by them, on the Company or any Group Company or their management.

5.13	Monthly Chairman’s Review Meetings

In addition to meetings of committees of the Board, the chairman of the Board shall convene an informal monthly meeting, the attendees for which shall be the Chairman, the anticipated successor to the Chairman at the next rotation in accordance with clause 5.6(a) (as determined by the relevant Major Shareholder appointing such successor Chairman) and Senior Management (and during the Merger Integration Period the attendees shall also include those persons identified in paragraph 3.1 of Schedule 5) (the Monthly Chairman’s Review Meetings). The purpose of the Monthly Chairman’s Review Meetings shall be to review both the financial and operating performance of the Group and to progress the Merger Integration Plan so as to bring forward for immediate and timely Board decision any matters requiring decision in order to progress the Business Plan and/or to achieve the Agreed Fundamental Business Objectives (set out in Schedule 2).

5.14	Location of Committee meetings

All meetings of the Audit Committee, the HR & Remuneration Committee and all other committees established by the Board, and of the Monthly Chairman’s Review Meetings and Advisory Board meetings, are to be held in Luxembourg and a majority of committee members must be physically present at such committee meetings unless:

(a)	the Chairman alone determines (in the case of the Chairman’s Monthly Review Meetings); or

(b)	the Chairman (or the chairman of the relevant Board committee, as the case may be) and a Director (or committee member, as the case may be) whose appointment was proposed by the Shareholder that did not propose or appoint the Chairman (or chairman of the committee, as the case may be) agree, that exceptional circumstances apply.

5.15	Remuneration for Directors and committee members

Unless otherwise agreed by the Major Shareholders, compensation for each Director, and compensation for each member of the Audit Committee and for each member of the HR and Remuneration Committee, shall be €20,000 per annum, provided that such compensation for any single individual shall not exceed €20,000 per annum, plus reasonable travel and accommodation expenses. All such compensation and expenses shall be borne by the Company.

5.16	Shareholder meetings

Shareholder meetings shall be held and conducted in accordance with the provisions of Schedule 4.

5.17	Shareholder obligations vis-à-vis nominees

The Shareholders agree to cause their respective Directors and nominees to any committee of the Board or other organ of the Group to take into account the Overriding Objective and the Agreed Fundamental Business Objectives (set out in Schedule 2) when exercising their voting rights as Directors provided always that no Director shall be required to act in breach of his/her fiduciary duties or other applicable duties as a director or other laws. The Shareholders agree to cause their respective Directors to discharge their fiduciary duties as directors of the Company solely in the best interests of the Company and the Group (as applicable) and in a manner consistent with maintaining the highest standards of conduct in the Company’s and the Group’s businesses (as applicable) together with best practices under generally accepted corporate governance and corporate social responsibility standards.

6.	GOVERNANCE AND MANAGEMENT

6.1	Board responsibilities and obligations

(a)	Subject to the Shareholder Reserved Matters, the Articles and all applicable laws and regulations, the business of the Company shall be managed by the Board, including all Board Reserved Matters.

(b)	Subject to paragraph (a) above, the Board:

(i)	is responsible for the overall strategic guidance of the Group and for overseeing the Group’s internal controls; and

(ii)	shall ensure that the business of the Group is managed in accordance with this deed, the Articles, the Overriding Objectives and the Agreed Fundamental Business Objectives (as set out in Schedule 2).

6.2	CEO and Managing Director of MergeCo

The Shareholders agree that the CEO of MergeCo, pursuant to the terms and conditions of the employment agreement dated on or about of this deed, shall also be the managing director (amministratore delegato) for the Group Companies incorporated in Italy, of MergeCo and the other Group Companies owned, directly or indirectly, by MergeCo (the MD), with the powers and authorities set out in the MD Delegation (which will be granted to the MD by the board of directors’ meeting of the relevant company).

6.3	MergeCo Board roles and responsibilities

(a)	Subject to the MergeCo Reserved Matters, MergeCo Articles, the MD Delegation and all applicable laws and regulations, the business of MergeCo shall be managed by the MergeCo Board.

(b)	Subject to clause 6.1(b) and paragraph (a) above, the MergeCo Board:

(i)	is responsible for the overall strategic guidance of the MergeCo Group and for overseeing the MergeCo Group’s internal controls; and

(ii)	shall ensure that the business of the MergeCo Group is managed in accordance with this deed, the MergeCo Articles, the Overriding Objective and the Agreed Fundamental Business Objectives (as set out in Schedule 2).

(c)	All decision making in respect of the MergeCo Reserved Matters will be escalated to the Company for consideration and final determination in accordance with the Reserved Matters and the provisions of this deed.

6.4	MD’s responsibilities and obligations

Subject to the MergeCo Reserved Matters, the MergeCo Articles, the provisions of applicable laws and clauses 6.1 and 6.3 above, the MD, in his capacity as MD and/or CEO (as applicable), shall manage the Business and affairs of the MergeCo Group in accordance with the MD Delegation and, if applicable, the CEO’s duties and responsibilities.

6.5	CEO’s and the Merger Integration Officer’s responsibilities and obligations

Part 2 of Schedule 5 details the roles and responsibilities of the CEO and the Merger Integration Officer during the Merger Integration Period.

6.6	CEO Board attendance

The CEO shall be invited to attend all Board meetings to present on the performance of the MergeCo Group. At the request of any Director, the CEO may be required to “step-out” of or not attend any Board meeting. The Board, in its absolute discretion, may provide the CEO with relevant Board meeting materials relating to the business of the MergeCo Group prior to such Board meetings. For the avoidance of doubt, the CEO shall not be entitled to vote at such Board meetings nor be counted towards any Board meeting quorum requirements.

6.7	MergeCo Board Composition

(a)	The number of MergeCo Directors shall, from time to time, be three.

(b)	The Company shall from time to time take all necessary steps for:

(i)	the appointment as a MergeCo Director of one Director or other nominee representative of each Major Shareholder of the Company as nominated by the relevant Major Shareholder (the Shareholder Nominated MergeCo Directors); and

(ii)	the replacement of such Shareholder Nominated MergeCo Directors as proposed by the relevant Major Shareholder who nominated the MergeCo Director in accordance with paragraph (i) above),

provided that the Company undertakes that it shall not cause the appointment of a Shareholder Nominated MergeCo Director who is ineligible to be a director under any applicable law or any provision of the MergeCo Articles or is a Sanctioned Person, and in each case shall promptly take all steps necessary to replace any Shareholder Nominated MergeCo Director who becomes ineligible or a Sanctioned Person.

(c)	The other MergeCo Director shall be the CEO.

(d)	The Company shall procure that (i) the Shareholder Nominated MergeCo Directors and the CEO are formally appointed on the Effective Date as MergeCo Directors at a shareholder meeting (or, if and to the extent allowed under applicable law, by way of written resolution) and (ii) the CEO is appointed as MD at a MergeCo Board’s meeting, all the preceding in accordance with the MergeCo Articles.

(e)	The MergeCo Board shall have a chairman (the MergeCo Chairman). The Company shall procure to appoint as the MergeCo Chairman the relevant Shareholder Nominated MergeCo Director who represents the Major Shareholder that proposed for appointment the then Chairman of the Company (and for the same term as the Chairman of the Company). The MergeCo Chairman shall not have a Casting Vote.

(f)	In accordance with the MergeCo Articles:

(i)	any MergeCo Director may require items to be included on an agenda of any meeting of the MergeCo Board;

(ii)	the quorum for the MergeCo Board to validly deliberate is the presence (as described in the MergeCo Articles) of both Shareholder Nominated MergeCo Directors (the MergeCo Board Quorum);

(iii)	if the MergeCo Board Quorum is not present at a meeting of the MergeCo Board, within 30 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to a second call, on the date, time and place indicated in the notice of call. If the MergeCo Board Quorum is not present at the meeting on second call (seconda convocazione) within 30 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to a third call (terza convocazione), on the date, time and place indicated in the notice of call. The quorum for the meeting of the MergeCo Board adjourned to the third call (terza convocazione) shall be the presence of any two MergeCo Directors;

(iv)	any decisions of the MergeCo Board in the event of a MergeCo Board Quorum (other than approval of the draft annual financial statements of MergeCo, which will require a simple majority vote) will require an affirmative vote of both the Shareholder Nominated MergeCo Directors. Without prejudice to the foregoing, if, on any matter considered by a MergeCo Board Quorum, the Shareholder Nominated MergeCo Directors do not affirmatively vote in favour or against a decision, no decision will be taken by the MergeCo Board of that matter; and

(v)	any decisions of the MergeCo Board in the event of a quorum of any two MergeCo Directors in accordance with paragraph (iii) above (i.e. the MergeCo Board adjourned to the third call (terza convocazione)), will require the affirmative vote of any two MergeCo Directors.

6.8	Subsidiary Governance provisions

Details of further governance arrangements relating to Group Companies owned, directly or indirectly, by MergeCo (the Subsidiary Governance Provisions) are set out in Schedule 9.

7.	MERGER INTEGRATION PROVISIONS

The Merger Integration Provisions shall apply during the Merger Integration Period.

8.	RESERVED MATTERS

8.1	Matters requiring Shareholder Approval

Each Shareholder undertakes to exercise all its voting powers as a Shareholder and the Company undertakes to exercise all its respective powers and rights so as to procure (insofar as it is able to do so by the exercise of such powers) that no Group Company does any of the things listed in Part 1 of Schedule 6 without the prior written approval of each Major Shareholder.

8.2	Manner of giving Shareholder Approval

Any approval under clause 8.1 by a Major Shareholder may be given on behalf of that Major Shareholder by:

(a)	notice in writing executed by or on behalf of that Major Shareholder; or

(b)	the affirmative vote of that Major Shareholder at a general meeting of the Shareholders,

in each case stating that the notice or vote, as the case may be, constitutes the approval of that Major Shareholder for the purposes of clause 8.1 of this deed.

8.3	Matters requiring Board Approval

The Company undertakes to exercise all its respective powers and rights, and each Shareholder undertakes to exercise all its voting powers as a Shareholder so as to procure (insofar as it is able to do so by the exercise of such powers) that no Group Company does any of the things listed in Part 2 of Schedule 6 without the approval by resolution of the Board.

9.	CONFLICT OF INTERESTS

9.1	Directors’ Interests and voting rights

Subject to clause 9.2, if a Director has an Interest in any matter which is reasonably likely to conflict with the interests of the Company or the Business (as applicable) and which is to be considered or voted upon at a Board meeting or which is to be the subject of a written resolution of the Directors, the Director shall, prior to the relevant matter being decided by the Board, declare the Interest to each other Director setting out, in all material respects, the nature and extent of the Interest and the relation of the Interest to the affairs of the Company or the Business. Whether or not a Director complies with its obligations under this paragraph, the Director (subject to clause 9.2):

(a)	is entitled to attend or participate in any discussion on matters that relate to the Interest;

(b)	is entitled to receive all information and advice received by the other Directors on matters that relate to the Interest;

(c)	is entitled to vote (and be counted in a quorum at a meeting) on matters that relate to the Interest; and

(d)	is entitled to retain benefits under any transaction relating to the Interest and the Company cannot avoid any such transaction merely because of the existence of the Interest.

9.2	Conflict between Shareholder Interests and Company rights

A Shareholder who has an Interest relating to any matter set out in clause 9.3 is not entitled to exercise any right or power to prevent any Group Company from enforcing its rights or defending itself in relation to that matter. Other than in those specific circumstances set out in paragraphs (a) to (c) of clause 9.3 a Shareholder shall always, subject to applicable law, be entitled to exercise any right or power given to it under this deed or at law.

9.3	Shareholder Interests and Directors’ voting rights

If any matter is to be considered or voted upon at a Board meeting or is to be the subject of a written resolution of the Directors and relates to any Group Company:

(a)	exercising its discretion in relation to its powers or enforcing any material rights under or taking any material action against a Shareholder (or a member of its group);

(b)	defending itself against any action taken against it by a Shareholder (or a member of its group); or

(c)	defending itself against any action taken against it by a Director appointed by a Shareholder,

in relation to any material matter arising under any agreement entered into between a Group Company and any member of a Shareholder’s group in accordance with clause 21, the Hutchison IP License (as defined in the Contribution and Framework Agreement) or clause 23, then that matter shall be considered at a separate meeting or meetings of the Board (notice of which shall be given to each Director), and all the Directors appointed by the relevant Shareholder are not entitled:

(i)	to share with any party (including the relevant appointing Shareholder) any information or advice received by the Company in relation to that matter; or

(ii)	to exercise their vote at such meeting so as to prevent any Group Company from taking such action.

10.	BUSINESS PLANS, BUDGETS AND DISTRIBUTION POLICY

10.1	Agreed Business Plan and Budget

(a)	The Business Plan for the period from the Effective Date to the date that is three full calendar years after the Effective Date will be the Agreed Business Plan.

(b)	The Budget for the period from the Effective Date to the end of the first calendar year after the Effective Date shall be a detailed, monthly budget consistent with the first calendar year of the Agreed Business Plan and will be the Initial Budget.

(c)	Each Business Plan and Budget shall be prepared in a manner that is consistent with the Accounting Standards.

10.2	Subsequent Business Plans

(a)	Any change to the Business Plan where the change within any 12 month period is equal to or less than 10% of the projected operating profit, EBITDA or free cash flow of the Group (in the case of the Agreed Business Plan, in Scenario Two) for a Financial Year requires the approval of the Board in accordance with clause 8.3. Any change to the Business Plan where the change is greater than 10% of the projected operating profit, EBITDA or free cash flow of the Group (in the case of the Agreed Business Plan, in Scenario Two) for a Financial Year or which otherwise constitutes a material change to the Business Plan requires the approval of the Shareholders in accordance with clause 8.1.

(b)	Prior to the expiry of the relevant period for the Business Plan the Company shall procure that the CEO prepares and submits to the Board or the Shareholders (as required under this deed), for their consideration and approval, a draft Business Plan in a format consistent with the Agreed Business Plan for the next period to be covered by the Business Plan.

(c)	The draft Business Plan submitted to the Board or the Shareholders (as applicable) for the next rolling three-year period will not become the Business Plan for that subsequent period unless and until it has received Board Approval or Shareholder Approval (as applicable).

10.3	Subsequent Budgets

(a)	Prior to the expiry of the relevant period for the Budget (or by such later date as the Board may decide), the Company shall procure that the CEO prepares and submits to the Board, for its consideration and approval, a draft Budget in a format consistent with the Initial Budget for the next Financial Year. The draft Budget will be a detailed, monthly budget consistent with the first calendar year of the then current Business Plan.

(b)	The draft Budget submitted to the Board for the next Financial Year (as the case may be) will not become the Budget for that subsequent period unless and until it has received Board Approval.

(c)	If:

(i)	during the term of the Agreed Business Plan, a Budget for a Financial Year has not been approved in accordance with clause 10.3(b) by the start of that Financial Year, then, unless and until the draft Budget for that Financial Year has been so approved, the operating cost budget for the Group shall be carried forward from the last Budget and adjusted for achieved synergies and the latest cost estimate of activities in the Agreed Business Plan; and

(ii)	following the term of the Agreed Business Plan, a Budget for a Financial Year has not been approved in accordance with clause 10.3(b) by the start of that period or Financial Year, then, unless and until the draft Budget for that period or Financial Year has been so approved, the operating cost budget for the Group shall be carried forward from the last Budget until a new Budget is agreed.

10.4	Group distribution policy

(a)	Subject to:

(i)	any relevant statute and applicable law;

(ii)	the Overriding Objective;

(iii)	the Agreed Fundamental Business Objectives;

(iv)	any mandatory debt repayment requirements of the Group;

(v)	compliance with any debt covenants of the Group or the terms of any subordination undertakings given by a Group Company under any Financing Documents, or replacement or new finance documents entered into by the Group from time to time;

(vi)	the Shareholders deciding to retain all or part of such funds to obtain or maintain of a desired rating for any of the Group’s debt; and

(vii)	the Shareholders determining that all or part of such funds are required to meet the funding needs of the Group, or are required for any other investment as may be approved by the Shareholders from time to time in accordance with the provisions of this deed, the Company shall and the Shareholders shall procure that the Company shall distribute by way of Dividend, repayment of the FinCo Loan (in whole or in part) or otherwise an amount equal to at least the following:

(A)	80% of consolidated free cash flow if net leverage of the Group for the trailing twelve month period at the end of two consecutive quarters (the Deleveraging Level) is below 3.0x EBITDA, provided that following such distribution the Group’s net leverage remains below 3.0x last twelve months EBITDA. In the event a distribution of 80% free cash flow for the trailing twelve month period would result in net leverage in excess of 3x last twelve months EBITDA, the Company shall distribute such lesser amount, if any, as is consistent with maintaining net leverage not greater than 3x last twelve months; or

(B)	60% of consolidated free cash flow if the Deleveraging Level is below 3.5x EBITDA, provided that following such distribution the Group’s net leverage remains below 3.5x last twelve months EBITDA following the distribution. In the event a distribution of 60% free cash flow for the trailing 12 month period would result in net leverage in excess of 3.5x last twelve months EBITDA, the Company shall distribute such lesser amount, if any, as is consistent with maintaining net leverage not greater than 3.5x last twelve months; or

(C)	40% of consolidated free cash flow if the Deleveraging Level is below 4.0x EBITDA, provided that following such distribution the Group’s net leverage remains below 4.0x last twelve months EBITDA following the distribution. In the event a distribution of 40% free cash flow for the trailing 12 month period would result in net leverage in excess of 4.0x last twelve months EBITDA, the Company shall distribute such lesser amount, if any, as is consistent with maintaining net leverage not greater than 4.0x last twelve months, such amount being the Minimum Annual Distribution.

(b)	Subject to and to the extent permitted by any relevant statute and applicable law, any mandatory debt repayment requirements of the Group and compliance with any debt covenants of the Group or the terms of any subordination undertakings given by a Group Company under any Financing Documents, or replacement or new finance documents entered into by the Group from time to time, the Company shall and the Shareholders shall procure that each other Group Company (other than the Company) distributes the highest possible Dividend, shareholder loan repayment or otherwise transfers funds as are necessary in each calendar year to facilitate the payment of the Minimum Annual Distribution by the Company in accordance with and subject to the provisions of paragraph (a) above.

11.	INFORMATION RIGHTS

11.1	Accounts, periodic reporting and other information

(a)	The Company shall:

(i)	maintain accurate and complete accounting and other financial records in accordance with all applicable laws; and

(ii)	provide such financial accounts, reports and information to the Shareholders as the Shareholders may reasonably request for the purposes of the Shareholders group’s legal, regulatory or other internal requirements from time to time.

(b)	The consolidated financial accounts of the Group shall be prepared in accordance with the Accounting Standards and the Basis of preparation of the consolidated financial statements. For the avoidance of doubt, the individual financial accounts of the Company shall not be required to be prepared in accordance with the accounting policies adopted for the consolidated financial statements and shall be prepared in accordance with appropriate accounting policies as determined by the Board.

(c)	To the extent necessary to comply with regulatory requirements and at the request of a Shareholder, the Company shall prepare consolidated financial accounts in accordance with the required accounting standards and have them audited in accordance with the required auditing standards in a time period necessary to meet such regulatory requirements (including, without limitation, audit requirements) within a reasonable period of time following such request. For the avoidance of doubt, these requirements will not affect the consolidated financial accounts of the Group referred to in (b) above.

11.2	Access to Group Company books, records and other information

Subject to clauses 9 and 11.3, the Company shall give each Major Shareholder and each Director (without prejudice to any rights they may have under applicable law) reasonable access on reasonable notice to:

(a)	inspect the assets of each Group Company;

(b)	inspect and take copies of documents relating to any Group Company, including the statutory registers and all accounting and other financial records; and

(c)	discuss the affairs, finances and accounts of each Group Company with the relevant responsible officer, any person who reports directly to that officer and the auditor of the relevant Group Company.

11.3	Exceptions to Shareholder access rights

Nothing in clause 11.2 requires the Company to give any person access to information if to do so would, in the reasonable opinion of any Major Shareholder or of the Board:

(a)	constitute a breach by any Group Company of any obligation of confidentiality owed to a third party or imposed by law provided that the Company shall use its best efforts to permit disclosure of such information; or

(b)	materially disrupt, or have a material adverse effect on, the business or operations of any Group Company.

11.4	Disclosure of information

Subject to all applicable laws, a Director is entitled to pass information concerning any Group Company to his Appointer or any of his Appointer’s Affiliates or Representatives who need to know that information for the proper performance of their duties, so long as each recipient keeps that information confidential in accordance with clause 25.

12.	COMPLIANCE

The Company shall take all reasonable steps to obtain, and shall comply in all material respects with the terms of, all governmental and other licences and consents necessary for the conduct of its business.

13.	FUNDING AND ISSUES OF SECURITIES

13.1	No obligation to provide funding or security

Other than the obligations of each Shareholder to subscribe for the Shares in accordance with the Contribution and Framework Agreement, no Shareholder is obliged to:

(a)	contribute any funds (whether in the form of debt or equity) to any Group Company; or

(b)	give any security or provide any guarantee on behalf or for the benefit of any Group Company.

13.2	Permitted issues

(a)	The Company shall not issue any Securities (and the Company shall procure that no Group Company shall issue any Securities other than issues of Securities by one Wholly Owned Subsidiary to another Wholly Owned Subsidiary) unless the issue has received Shareholder Approval.

(b)	Following Shareholder Approval in accordance with paragraph (a) above, the Company shall (and shall procure that any Group Company shall) issue Shares in accordance with clause 13.3 and the Articles.

13.3	Pre-emption on issue

(a)	Rights offer notice

If the Company proposes to issue any Shares (and, following a Trigger Event only in the case of an issue of Shares for cash) (the Offer), it must first give written notice to each of its Shareholders (an Offer Notice) as soon as reasonably practicable after Shareholder Approval for that Offer is given, inviting the Shareholders to subscribe for those Shares. An Offer Notice shall:

(i)	specify the aggregate number of Shares the Company proposes to offer for subscription (the Offer Shares), the issue price per Share (the Offer Price) and any other terms and conditions of the Offer (the Offer Terms);

(ii)	state that, subject to the provisions of this deed, each Shareholder is entitled to subscribe for its Equity Proportion of the total number of Offer Shares at the Offer Price and on the Offer Terms (Rights Entitlement);

(iii)	confirm the number of Offer Shares in the Shareholder’s Rights Entitlement;

(iv)	specify the period for which the Offer is open, which must be at least ten Business Days (the Offer Period);

(v)	state that the Shareholder may apply for more Offer Shares than its Rights Entitlement and will be liable to subscribe for up to the number of Offer Shares applied for if the other Shareholders do not take up their full Rights Entitlement;

(vi)	invite the Shareholder to apply for Offer Shares by giving written notice to the Company no later than 5.00 pm on the last day of the Offer Period, stating the number of Offer Shares for which the Shareholder wishes to subscribe (which may be greater than, equal to or less than the Shareholder’s Rights Entitlement); and

(vii)	not be revoked unless otherwise decided by the Board or otherwise in accordance with clause 13.3(e) below (provided that upon a Trigger Event occurring paragraph (e) below shall not apply).

(b)	Allocation of Offer Shares

(i)	Each Shareholder that applies for Offer Shares in accordance with the provisions of clause 13.3(a) and the terms of the Offer Notice (a Subscribing Shareholder) shall be issued the number of Offer Shares calculated under this clause 13.3(b).

(ii)	If the total number of Offer Shares applied for by the Subscribing Shareholder(s) is equal to the total number of Offer Shares, the Company shall issue to each Subscribing Shareholder the number of Offer Shares that it applied for.

(iii)	If the total number of Offer Shares applied for by the Subscribing Shareholder(s) is more than the total number of Offer Shares, the Company shall issue all of the Offer Shares to the Subscribing Shareholder(s), so far as practicable, in proportion to the number of Shares then held by them but so that no Subscribing Shareholder shall be issued more Offer Shares than it applied for.

(iv)	A Shareholder that does not apply in writing for any Offer Shares within the Offer Period is not entitled to subscribe for any Offer Shares.

(c)	Notice of outcome of the Offer

Within five Business Days after the end of the Offer Period, the Company shall give notice to each Subscribing Shareholder, specifying:

(i)	the number of Offer Shares to be issued to that Subscribing Shareholder (the Subscription Shares) calculated under clause 13.3(b);

(ii)	the subscription price (equal to the Offer Price multiplied by the number of Subscription Shares) payable by that Subscribing Shareholder for its Subscription Shares; and

(iii)	the proposed date for completion of the issue of the Offer Shares, which shall be at least ten Business Days and no more than fifteen Business Days after expiry of the Offer Period (the Offer Closing Date).

(d)	Closing of the Offer

On the Offer Closing Date:

(i)	each Subscribing Shareholder shall pay to the Company the subscription price for its Subscription Shares;

(ii)	subject to receiving the subscription price from each Subscribing Shareholder for its Subscription Shares, the Company shall call a general meeting of Shareholders (to be held in front of a Luxembourg notary) to issue to each Subscribing Shareholder its Subscription Shares; and

(iii)	on issue of the Subscription Shares, the Company shall enter the name of each Subscribing Shareholder in the register of shareholders of the Company as holder of its Subscription Shares and provide a certified copy of such revised register of shareholders to each Subscribing Shareholder.

(e)	Abandonment of the Offer

Where the Company makes an Offer in accordance with this clause 13 and not all of the Offer Shares offered under that Offer are to be issued to the Shareholders, then prior to the Offer Closing Date the Company shall:

(i)	notify the Shareholders of any and all reasons that not all of the Offer Shares offered under the Offer are to be issued to the Shareholders; and

(ii)	provide the Shareholders with 5 calendar days to rectify any non-compliance to allow the Offer Shares to be issued; and

(iii)	subject to paragraph (ii) above, if not all of the Offer Shares offered under that Offer are to be issued to the Shareholders, abandon the Offer with the consequence that the Offer shall be revoked with no further force or effect.

14.	RESTRICTIONS ON DISPOSAL

14.1	General restrictions

Each Shareholder:

(a)	acknowledges and agrees that the purpose of this clause 14 and clause 15 is to maintain the closely held nature of the Company by restricting the way in which Shareholders may Dispose of their Stapled Interests (whether directly or indirectly) and giving Shareholders an opportunity to buy any Stapled Interests offered for sale before those Stapled Interests are offered to any party who is not a party to this deed;

(b)	undertakes not to Dispose, directly or indirectly, of their Stapled Interests, and each of the VIP Guarantor and HET Guarantor undertakes to procure that no Indirect Transfer is made, in each case, other than in accordance with clause 14.2, 14.3 or 14.4;

(c)	shall not enter into any arrangement, structuring device or other transaction which is designed, directly or indirectly, to avoid or erode the effectiveness of provisions of this clause 14 or is otherwise inconsistent with the purpose of this clause 14; and

(d)	shall not enter into any arrangement, structuring device or otherwise to Dispose of any of its Stapled Interests without further Disposing of the remaining Stapled Interests which they hold at the same time in accordance with this deed, provided that it may transfer its entire shareholding in the Company to a Permitted Transferee and/or its entire shareholding in FinCo to the same or a different Permitted Transferee, subject to the terms set out in clause 14.2.

14.2	Restrictions on Direct Disposal of Stapled Interests

(a)	Prior to the twelve month anniversary of the Effective Date, subject to clauses 14.1 and 16, a Shareholder may only transfer all Stapled Interests:

(i)	to a Permitted Transferee where such transfer does not trigger a default or change of control under the Financing Documents (where default and change of control shall have the meanings given in the relevant Financing Document) and the Permitted Transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence; or

(ii)	with the prior written consent of each Major Shareholder (in its absolute discretion) and any transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence.

(b)	On or after the twelve month anniversary of the Effective Date (or the third anniversary of the Effective Date in the case of clause 19), subject to clauses 14.1 and 16, a Shareholder may only transfer any or all of its Stapled Interests:

(i)	to one or more Permitted Transferees where such transfer does not trigger a default or change of control under the Financing Documents (where default and change of control shall have the meanings given in the relevant Financing Document) and each Permitted Transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence; or

(ii)	with the prior written consent of each Major Shareholder (in its absolute discretion) and any transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence; or

(iii)	in accordance with clause 15 and the Qualifying Third Party ROFO Purchaser and any nominee transferee in accordance with clause 15.10 first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence; or

(iv)	in accordance with clause 19.

14.3	Restrictions on Indirect Disposal of Stapled Interests

Except with the consent of the other Major Shareholder (in its absolute discretion), each of the VIP Guarantor and HET Guarantor shall procure that no Indirect Transfer is made (or Encumbrance any term of which may result in an Indirect Transfer is granted) unless such Indirect Transfer (or Encumbrance) does not (or could not on enforcement of such Encumbrance) give rise to a Change of Control.

14.4	Retransfer by Permitted Transferee

If a Shareholder holding Stapled Interests transferred to it under clause 14.2(a)(i) or 14.2(b)(i) or this clause 14.4 is about to cease or ceases to be a Permitted Transferee of the transferor that transferred those Stapled Interests to that Shareholder, it shall immediately transfer all of its Stapled Interests back to that transferor or to another Permitted Transferee of that transferor provided that such Permitted Transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence.

14.5	Consequence of breach of Restrictions on Disposal

(a)	If a Shareholder (a Defaulting Shareholder) Disposes of any Stapled Interests to a third party (a Defaulting Transferee) in a manner not permitted by this clause 14 then (without prejudice to the any other rights of the Non-Defaulting Shareholder (including as set out in clause 14.5(c) below)):

(i)	the Defaulting Shareholder shall procure that the Defaulting Transferee immediately transfers all of its Stapled Interests back to the Defaulting Shareholder to the reasonable satisfaction of the other Shareholder(s) and the Defaulting Shareholder shall immediately notify the other Shareholder(s) following such transfer of (i) the date of the transfer and/or remedial actions; and (ii) the price of the Disposal of the Stapled Interests by the Defaulting Shareholder to the Defaulting Transferee (the Breach Notice);

(ii)	if the Defaulting Shareholder fails to procure the transfer of all its Stapled Interests back from the Defaulting Transferee in accordance with paragraph (i), those Stapled Interests not transferred back to the Defaulting Shareholder in breach shall not be entitled to benefit from any dividend entitlements (and the Non-Defaulting Shareholder shall therefore be entitled to benefit from 100% of any dividend entitlements relating to those Stapled Interests), the Defaulting Transferee shall attend all meetings of Shareholders of the Company in Luxembourg and vote, as shareholder of the Company, as directed in writing by the Non-Defaulting Shareholder, and neither the Defaulting Shareholder nor the Defaulting Transferee shall be a Major Shareholder for the purposes of this deed, their approval shall not be required pursuant to clause 8.1 and rights to appoint or propose the appointment of Directors or the Chairman or chairman of any Board committee and vote at Board meetings (including any Casting Vote in accordance with clause 5.6(b)) shall cease (provided that once the Stapled Interests are transferred back from the Defaulting Transferee to the Defaulting Shareholder in accordance with paragraph (i), such rights and benefits of the Defaulting Shareholder referred to in this paragraph (ii) shall be reinstated); and

(iii)	each Shareholder that is not the Defaulting Shareholder (a Non-Defaulting Shareholder) may, within 20 Business Days of: (A) being served a Breach Notice (in accordance with clause 14.5(a)(i)) that is not remedied in accordance with paragraph (i); or (B) becoming aware of a breach of this clause 14 that is not remedied in accordance with paragraph (i), provide a notice to the Defaulting Shareholder stating that it wishes to exercise its rights pursuant to paragraph (c) (the Breach Exercise Notice). If more than one Non-Defaulting Shareholder provides a Breach Exercise Notice, those Non-Defaulting Shareholders shall split the acquired Stapled Interests pro-rata to the number of Shares that each holds.

(b)	If the VIP Guarantor or the HET Guarantor (as applicable) (a Defaulting Guarantor) fails to prevent an Indirect Transfer being made in breach of clause 14.3 then (without prejudice to any other rights of any party, and for the purposes of this clause, the VIP Guarantor or the HET Guarantor which is not the Defaulting Guarantor shall be the Non-Defaulting Guarantor):

(i)	the Defaulting Guarantor shall procure that such actions are taken to remedy the breach of clause 14.3 to the reasonable satisfaction of the Non-Defaulting Guarantor and the Defaulting Guarantor shall immediately notify the Non-Defaulting Guarantor following such transfer of (i) the date of the transfer and/or remedial actions; and (ii) the terms of the transactions that resulted in a breach of clause 14.3 (the Guarantor Breach Notice);

(ii)

if the Defaulting Guarantor fails to remedy the breach of clause 14.3 in accordance with paragraph (i), those Stapled Interests held by the Shareholder(s) to whom the Defaulting Guarantor is the Ultimate Beneficial Shareholder (the Indirect Defaulting Shareholder) shall not be entitled to benefit from any dividend entitlements (and the other Shareholder(s) shall therefore be entitled to benefit from 100% of any dividend entitlements relating to the Stapled Interests of the Indirect Defaulting Shareholder), the Indirect Defaulting Shareholder shall attend all meetings of Shareholders of the Company in Luxembourg and vote, as shareholder of the Company, as directed in writing by the Shareholder whose Ultimate Beneficial Shareholder is the Non-Defaulting Guarantor, and the Indirect Defaulting

Shareholder shall not be a Major Shareholder for the purposes of this deed, its approval shall not be required pursuant to clause 8.1 and rights to appoint or propose the appointment of Directors or the Chairman or chairman of any Board committee and vote at Board meetings (including any Casting Vote in accordance with clause 5.6(b)) shall cease (provided that once the breach of clause 14.3 is remedied in accordance with paragraph (i), such rights and benefits of the Indirect Defaulting Shareholder referred to in this paragraph (ii) shall be reinstated); and

(iii)	the Non-Defaulting Guarantor may, within 20 Business Days of: (A) being served a Guarantor Breach Notice (in accordance with clause 14.5(b)(i)) that is not remedied in accordance with paragraph (i); or (B) becoming aware of a breach of this clause 14 that is not remedied in accordance with paragraph (i), provide a notice to the Defaulting Guarantor stating that it wishes to exercise its rights pursuant to paragraph (c) (the Guarantor Breach Exercise Notice).

(c)	If a Breach Exercise Notice has been served by a Non-Defaulting Shareholder or a Guarantor Breach Exercise Notice has been served by a Non-Defaulting Guarantor in relation to a breach of this clause 14 that constitutes a material breach:

(i)	the parties undertake to procure that steps are taken within 10 Business Days from the date the Defaulting Shareholder receives a Breach Exercise Notice or the Defaulting Guarantor receives a Guarantor Breach Exercise Notice (as applicable), to calculate the Fair Market Value; and

(ii)	within 10 Business Days of the calculation of the Fair Market Value, the Defaulting Shareholder shall sell (or the Defaulting Guarantor shall procure that the Indirect Defaulting Shareholder shall sell) to any Non-Defaulting Shareholder(s) who have provided a Breach Exercise Notice or the Non-Defaulting Guarantor who has provided a Guarantor Breach Exercise Notice all (and not only some of) such Stapled Interests at a price (which must be payable in cash) which is the lower of (A) a 15 per cent. discount to the price at which the Defaulting Shareholder Disposed of its Stapled Interests to the Defaulting Transferee and (B) a 15 per cent. discount to the Fair Market Value, such price being the parties’ best estimate of the likely Loss suffered by the Non-Defaulting Shareholder or a Non-Defaulting Guarantor in relation to a material breach in accordance with this clause 14.5; and

(iii)	the provisions of clause 19.6 shall apply mutatis mutandis to such sale with the Buy-Sell Completion Shares being interpreted as all of the Stapled Interests of the Defaulting Shareholder or the Indirect Defaulting Shareholder (as the case may be) save that paragraph 19.6(g) shall not apply but instead any Non-Defaulting Shareholder(s) who have provided a Breach Exercise Notice or the Non-Defaulting Guarantor who has provided a Guarantor Breach Exercise Notice (as the case may be) shall use its reasonable endeavours to procure the filing of any applicable notifications and submissions with relevant regulatory authorities associated with any regulatory approvals as soon as is reasonably practicable but shall not be required to accept any undertakings or agree to any conditions to obtain any necessary regulatory approvals if it regards such undertakings or conditions as unreasonable.

14.6	Monitoring of transfers and issues

(a)

So far as possible, any purported Disposal of Stapled Interests (including Indirect Transfers) or issue of any Shares which is not in accordance with this deed, the Articles and applicable Law shall be void and the Company shall, so far as it is legally able, procure that (and the

Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) the relevant member of the Group shall refuse to register such transfer or issue.

(b)	The Company shall, so far as it is legally able, procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) any transfer of Stapled Interests (including Indirect Transfers) or issue of Shares made pursuant to and in compliance with this deed is duly registered and given effect to by each relevant member of the Group.

(c)	To enable the Company and the Shareholders to determine whether or not:

(i)	there has been any Disposal of Stapled Interests (including Indirect Transfers) or issue of Shares, or purported Disposal of Stapled Interests (including Indirect Transfers) or issue of Shares, in breach of this deed or the Articles; or

(ii)	any holder of Stapled Interests may be obliged to make a transfer of any Stapled Interests in accordance with this deed or the Articles,

the Company shall be entitled (and shall be required to do so, if so requested by any Shareholder) to require any Shareholder or other person to provide to the Company such information and evidence as the Company may think fit to evidence whether the alleged breach or circumstances giving rise to any obligation to make any transfer has taken place or arisen or is likely to take place or arise. Until such information has been provided, except in the case of Indirect Transfers, the Company shall, so far as it is legally able, be entitled to procure that (and the Shareholders shall, so far as they are legally able, exercise their rights in relation to the Company to procure that) the Directors refuse to register any relevant transfer or issue.

14.7	Payment of Outstanding Claim Amounts on transfer of Stapled Interests

If at any time there is a Disposal (other than to a Permitted Transferee) of any Stapled Interests by a Shareholder that owes any Outstanding Claim Amounts;

(a)	the Shareholder which made the Disposal shall in reduction of any Outstanding Claim Amounts owed by it (or by the original transferor from which it directly or indirectly acquired the Stapled Interests, being HET or VIP (as applicable)), pay to the other Shareholder the lesser of (A) an amount equal to 50 per cent. of the gross proceeds of such Disposal and (ii) the amount of any Outstanding Claim Amounts owed by that Shareholder; and

(b)	if, as a result of any such Disposal a Shareholder ceases to hold at least 10 per cent. of the issued Shares of the Company, that Shareholder shall pay (or procure payment by the original transferor from which it directly or indirectly acquired the Stapled Interests, being HET or VIP (as applicable)) to the other Shareholder all Outstanding Claim Amounts.

15.	RIGHT OF FIRST OFFER

15.1	If at any time on or after the twelve month anniversary of the Effective Date a Major Shareholder wishes to sell any of its Stapled Interests (the ROFO Shares) other than in accordance with clause 14.2(b)(i), clause 14.2(b)(ii), clause 14.4 or clause 19, that Shareholder (a Selling Shareholder) shall first serve written notice on the other Shareholder (the Rights Shareholder), a copy of which shall be served on the Company and FinCo at the same time as the notice is given to the Rights Shareholder (a ROFO Notice). A ROFO Notice shall state that the Selling Shareholder wishes to sell the ROFO Shares and shall set out:

(a)	the number and class (as the case may be) of the ROFO Shares (pro rata between the number of ROFO Shares in the Company and in FinCo); and

(b)	a cash price in Euros payable on completion of the purchase and not on deferred terms (the ROFO Share Price), specified both as: (i) a total aggregate price for all of the ROFO Shares (the Aggregate ROFO Share Price); and (ii) a price per individual ROFO Share (calculated by dividing the Aggregate ROFO Share Price by the number of ROFO Shares) (the Individual ROFO Share Price).

15.2	Subject to the remaining provisions of this clause 15, upon receipt of the ROFO Notice, the Rights Shareholder has the right to purchase itself and/or nominate another person to purchase at the Individual ROFO Share Price any or all of the ROFO Shares (pro rata between the number of ROFO Shares in the Company and in FinCo), such election to be notified by that Rights Shareholder serving a written notice on the Selling Shareholder (a ROFO Response Notice) within 60 calendar days of receipt of the ROFO Notice (the ROFO Offer Period).

15.3	If a Rights Shareholder serves within the ROFO Offer Period a ROFO Response Notice electing to purchase itself and/or nominate another person to purchase all of the ROFO Shares at the Aggregate ROFO Share Price (an All-Share ROFO Response Notice), the All-Share ROFO Response Notice shall be irrevocable except with the consent of the Selling Shareholder and:

(a)	include any necessary regulatory conditions to the purchase required by applicable law;

(b)	set out the proposed time, date and place for completion of the sale and purchase of the ROFO Shares, such date to be not later than 10 Business Days after the date upon which all necessary regulatory approvals required by applicable law are obtained for the purchase of the ROFO Shares (the All-Share ROFO Completion Date) provided that completion shall take place by no later than six months from the date upon which the All-Share ROFO Response Notice is given; and

(c)	attach an on demand letter of credit (or equivalent) from one or more Relevant Financial Institution(s) confirming that such Relevant Financial Institution(s) will irrevocably and unconditionally pay an amount equal to the Aggregate ROFO Share Price to complete the acquisition of all the ROFO Shares in accordance with this clause 15 and be legally and irrevocably obliged to pay the Aggregate ROFO Share Price in the event that the Rights Shareholder does not pay in accordance with the provisions of this clause 15 and such letter of credit (or equivalent) shall not expire prior to the All-Share ROFO Completion Date.

If a Rights Shareholder serves an All-Share ROFO Response Notice, the Rights Shareholder shall use its reasonable endeavours to ensure that any and all regulatory approvals necessary for completion of the acquisition of the ROFO Shares under clause 15.4 are obtained as soon as is reasonably practicable and in any case within the time period set out in paragraph (b) above provided that, for the avoidance of doubt, the Rights Shareholder shall procure the filing of any applicable notifications and submissions with relevant regulatory authorities associated with any regulatory approvals as soon as is reasonably practicable but shall not be required to accept any undertakings or agree to any conditions to obtain any necessary regulatory approvals if it regards such undertakings or conditions as unreasonable.

15.4

On the All-Share ROFO Completion Date, (a) the Rights Shareholder shall pay the Aggregate ROFO Share Price, (b) the Selling Shareholder shall deliver duly executed transfer instruments in respect of the ROFO Shares to the Rights Shareholder or such other person as it may have nominated in the

All-Share ROFO Response Notice, (c) the Selling Shareholder shall pay any Outstanding Claim Amount in accordance with clause 14.7, (d) the Selling Shareholder shall deliver to the Company and FinCo (as applicable) the certificates representing all of the ROFO Shares (if there are any certificates), and (e) full ownership of the ROFO Shares shall transfer from the Selling Shareholder to the Rights Shareholder or such other person as it may have nominated in the All-Share ROFO Response Notice and the Company and FinCo (as applicable) shall update its register(s) accordingly and provide the Rights Shareholder or such other person as it may have nominated in the All-Share ROFO Response Notice with a certified copy of the updated register of members.

15.5	If a Rights Shareholder:

(a)	serves within the ROFO Offer Period a ROFO Response Notice electing to purchase none of the ROFO Shares (a No-Share ROFO Response Notice); or

(b)	serves within the ROFO Offer Period a ROFO Response Notice electing to purchase itself and/or nominate another person to purchase some but not all of the ROFO Shares (pro rata between the number of ROFO Shares in the Company and in FinCo) (the Partial ROFO Shares) at the Individual ROFO Share Price (the total price for such ROFO Shares being the Aggregate Partial-Share Purchase Price) (a Partial-Share ROFO Response Notice); or

(c)	does not serve a ROFO Response Notice within the ROFO Offer Period,

then (in the event of paragraph (b) above) the Selling Shareholder shall complete the sale of the Partial ROFO Shares in accordance with clauses 15.10 and 15.11 and (in all events) the Selling Shareholder shall:

(i)	be entitled to request from the Company, and the Shareholders shall procure that the Company complies with such request, at the sole cost of the Selling Shareholder, that such Group financial and due diligence information (excluding, for the avoidance of doubt, any legally privileged or commercially sensitive information or information which, if disclosed, would result in any member of the Group breaching any applicable competition or other laws or any of its commercial arrangements with any third party) reasonably required by the Selling Shareholder in order to obtain an offer to purchase: (A) the ROFO Shares (in the event of paragraphs (a) or (c)); or (B) the ROFO Shares other than the Partial ROFO Shares (the Remaining ROFO Shares) (in the event of paragraph (b)), (the Company Information) from any prospective third party purchaser(s) that is not a member of the Wholly Owned Group of any Shareholder (the Qualifying Third Party ROFO Purchaser) is made available to the Qualifying Third Party ROFO Purchaser(s) via an electronic data room;

(ii)	disclose the identity of any Qualifying Third Party ROFO Purchaser(s) to the Company and the Rights Shareholder prior to disclosure of any Company Information to any Qualifying Third Party ROFO Purchaser and, if the Selling Shareholder is proposing to sell its entire 50 per cent. holding of Stapled Interests, obtain the consent of the other Shareholder to proceed with the disclosure of Company Information (such consent not to be unreasonably withheld or delayed); and

(iii)

upon receiving Shareholder consent in compliance with paragraph (ii) above (if required), and subject to such Qualifying Third Party ROFO Purchaser(s) entering into confidentiality undertakings with the Company and with the Selling Shareholder on terms that give at least the same level of protection for that information as clause 25 or on such other terms as the Company approves, acting reasonably, the Company shall disclose the Company Information to the Qualifying Third Party ROFO Purchaser(s) pursuant to this clause 15.5 in an electronic data room. For the avoidance of doubt, this clause 15.5 does not permit the Selling Shareholder to disclose information relating to another Shareholder or its Affiliates other than the identity of a Shareholder and its Equity Proportion or information that is in the public domain.

15.6	Upon receiving a bona fide offer from a Qualifying Third Party ROFO Purchaser to purchase all (and not only some) of the ROFO Shares (pro rata between the number of ROFO Shares in the Company and in FinCo) (in the event of clause 15.5(a) or 15.5(c)) for the Aggregate ROFO Share Price or at a higher price, the Selling Shareholder shall promptly serve written notice on the Rights Shareholder, a copy of which shall be served on the Company and FinCo at the same time as the notice is given to the Rights Shareholder (a Third Party All-Share Sale Notice). A Third Party All-Share Sale Notice shall state that the Selling Shareholder wishes to sell all of the ROFO Shares and shall set out:

(a)	the identity of the Qualifying Third Party ROFO Purchaser;

(b)	the price at which all the ROFO Shares are to be sold and all other material terms of the proposed offer;

(c)	reasonable details of the financing sources and/or financial resources available to the Qualifying Third Party ROFO Purchaser to satisfy its obligations to purchase the ROFO Shares; and

(d)	any necessary regulatory conditions to the purchase required by applicable law.

15.7	Following service of the Third Party All-Share Sale Notice, subject to the consent of the Rights Shareholder as to the transfer of the ROFO Shares to the Qualifying Third Party ROFO Purchaser (such consent not to be unreasonably withheld or delayed) if the Selling Shareholder is proposing to sell its entire 50 per cent. holding of Stapled Interests, the Selling Shareholder may, subject to clause 15.12, transfer all (and not only some) of the ROFO Shares to the Qualifying Third Party ROFO Purchaser at the Aggregate ROFO Share Price or a higher price (but, for the avoidance of doubt, not at a lower price). Any transfer of ROFO Shares to a Qualifying Third Party ROFO Purchaser in accordance with this clause 15.7 shall be: (a) subject to entry into definitive sale documentation with the Qualifying Third Party ROFO Purchaser no later than forty five Business Days from the service of a No-Share ROFO Response Notice by the Rights Shareholder (in accordance with clause 15.5(a)) or the expiry of the ROFO Offer Period (in accordance with clause 15.5(c)) (as applicable), whichever is the earlier; and (b) completed by no later than twelve months from receipt of the earlier of the No-Share ROFO Response Notice by the Rights Shareholder or the expiry of the ROFO Offer Period. The Selling Shareholder shall use its reasonable endeavours to procure that any and all regulatory approvals necessary for completion of the sale of the ROFO Shares under this paragraph 15.7 are obtained as soon as is reasonably practicable and in any case within the time period set out in this clause 15.7 provided that, for the avoidance of doubt, the Selling Shareholder shall use its reasonable endeavours to procure the filing of any applicable notifications and submissions with relevant regulatory authorities associated with any regulatory approvals as soon as is reasonably practicable and, to the extent necessary, the Rights Shareholder shall not be required to accept any undertakings or agree to any conditions to obtain any necessary regulatory approvals if it regards such undertakings or conditions as unreasonable.

15.8

Upon receiving a bona fide offer from a Qualifying Third Party ROFO Purchaser to purchase the Remaining ROFO Shares (in the event of clause 15.5(b)) at the Individual ROFO Share Price or a higher price (the total price for such ROFO Shares being the Aggregate Remaining Share Purchase Price), the Selling Shareholder shall promptly serve written notice on the Rights

Shareholder, a copy of which shall be served on the Company and FinCo at the same time as the notice is given to the Rights Shareholder (a Third Party Remaining-Share Sale Notice). A Third Party Remaining-Share Sale Notice shall state that the Selling Shareholder wishes to sell the Remaining ROFO Shares and shall set out:

(a)	the identity of the Qualifying Third Party ROFO Purchaser;

(b)	the price at which all the ROFO Shares are to be sold and all other material terms of the proposed offer;

(c)	reasonable details of the financing sources and/or financial resources available to the Qualifying Third Party ROFO Purchaser to satisfy its obligations to purchase the Remaining ROFO Shares; and

(d)	any necessary regulatory conditions to the purchase required by applicable law.

15.9	Following service of the Third Party Remaining-Share Sale Notice, the Selling Shareholder may subject to clauses 15.9 to 15.12, transfer all (and not only some) of the Remaining ROFO Shares to the Qualifying Third Party ROFO Purchaser at the Aggregate Remaining Share Purchase Price or a higher price (but, for the avoidance of doubt, not at a lower price). Any transfer of Remaining ROFO Shares to a Qualifying Third Party ROFO Purchaser in accordance with this clause 15.9 shall be: (a) subject to entry into definitive sale documentation with the Qualifying Third Party ROFO Purchaser no later than forty-five Business days from the service of a Partial-Share ROFO Response Notice by the Rights Shareholder; and (b) completed no later than twelve months from receipt of the Partial-Share ROFO Response Notice. The Selling Shareholder shall use its reasonable endeavours to procure that any and all regulatory approvals necessary for completion of the sale of the ROFO Shares under this clause 15.9 are obtained as soon as is reasonably practicable and in any case within the time period set out in this clause 15.9 provided that, for the avoidance of doubt, both the Selling Shareholder and Rights Shareholder shall use all reasonable endeavours to procure the filing of any applicable notifications and submissions with relevant regulatory authorities associated with any regulatory approvals as soon as is reasonably practicable and the Rights Shareholder shall not be required to accept any undertakings or agree to any conditions to obtain any necessary regulatory approvals if it regards such undertakings or conditions as unreasonable.

15.10	Completion of: (a) the transfer of the Partial ROFO Shares to the Rights Shareholder or such other person as it may have nominated in the Partial-Share ROFO Response Notice in consideration for the payment of the Aggregate Partial-Share Purchase Price to the Selling Shareholder, (b) the transfer of all of the Remaining ROFO Shares to the Qualifying Third Party ROFO Purchaser at the Aggregate Remaining Share Purchase Price or a higher price, pursuant to clause 15.9, and (c) the payment to any Outstanding Claim Amounts in accordance with clause 14.7 shall occur simultaneously and, for the avoidance of doubt, neither transfer shall proceed unless the other transfer also proceeds.

15.11	If the Rights Shareholder or any other person nominated in the Partial-Share ROFO Response Notice fails to obtain any necessary regulatory approvals or pay the Aggregate Partial-Share Purchase Price once the Rights Shareholder has served a Partial-Share ROFO Response Notice and completion of the sale and purchase of the Partial ROFO Shares is otherwise due to be completed in accordance with clause 15.10, the Selling Shareholder may proceed to sell all (and not only some) of the ROFO Shares to the Qualifying Third Party ROFO Purchaser at the Aggregate ROFO Share Price or a higher price. If the Qualifying Third Party ROFO Purchaser fails to obtain any necessary regulatory approvals or pay the Aggregate Remaining Share Purchase Price and completion of the sale and purchase of the Remaining ROFO Shares does not occur in accordance with clause 15.10, then completion of the transfer of the Partial ROFO Shares to the Rights Shareholder or any other person nominated in the Partial-Share ROFO Response Notice shall also not occur.

15.12	Compliance

Before the Selling Shareholder transfers any ROFO Shares to the Qualifying Third Party ROFO Purchaser, unless the Shareholders agree otherwise, the Selling Shareholder must cause the Qualifying Third Party ROFO Purchaser to provide the following unqualified representations and undertakings:

(a)	it is not a Government Official, as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the FCPA); and

(b)	neither it nor any person whom it has nominated to accept the ROFO Shares is subject to any action, proceeding, suit or formal investigation by any governmental authority with regards to any actual or alleged violation of any anti-corruption or anti-bribery laws, regulations or binding guidelines, including the FCPA and the UK Bribery Act 2010 (collectively, Anti-Corruption Laws).

15.13	ROFO Notice may not be served during Buy-Sell process

No Shareholder may serve a ROFO Notice and no ROFO Notice will be deemed to have been served (a) during any Cooling-Off Period or during the 30 calendar days following the Cooling-Off Period in accordance with clause 19.1(b), or (b) following the service of a valid Buy-Sell Notice in accordance with clause 19.

15.14	Competing ROFO Notices

If both Shareholders serve a ROFO Notice, the ROFO Notice which is deemed (in accordance with clause 28) to have been served first in time (the First ROFO Notice) will constitute the ROFO Notice for the purpose of this clause 15, and the other purported ROFO Notice shall have no force or effect and no other ROFO Notice shall be capable of having force or effect until the Rights Shareholder (i) serves a No-Share ROFO Response Notice within the ROFO Offer Period (in relation to the First ROFO Notice); or (ii) does not serve a ROFO Response Notice within the ROFO Offer Period (in relation to the First ROFO Notice).

15.15	Irrevocability of notices under this clause 15

Each notice given under this clause 15 shall be irrevocable except with the consent of the other parties on whom such notice is served.

16.	GENERAL PROVISIONS RELATING TO ISSUE AND TRANSFER OF SHARES

16.1	Registration of issues and transfers of Shares

The Company shall not issue any Shares or register the transfer of any Shares unless the issue or transfer is made in accordance with this deed.

16.2	Share register

Each certified copy of the register of shareholders of the Company shall include a statement that:

“Transfer and disposal of shares in the Company are subject to the restrictions contained in the Shareholders’ Deed relating to the Company dated 6 August 2015 and the articles of the Company.”

17.	WARRANTIES

Each party warrants to each other party on the date of this deed that each of the following statements is true, accurate and not misleading:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed to which it is or will be a party, and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

18.	COMPLIANCE WITH LAW

18.1	All party obligations

Each party undertakes to each other party that:

(a)	it will not take any action which would result in it, any other party or any member of the Group being in contravention of any law or regulation (including, without limitation, any applicable anti-bribery, anti-corruption, anti-money laundering, trade control laws or Economic Sanctions Laws);

(b)	to the extent that it has not already done so, it will establish and at all times maintain in place adequate procedures designed to prevent any Representative or person who provides services to it from undertaking any conduct that would contravene or otherwise give rise to an offence being committed by it, any other party or the Group under any applicable anti-bribery and/or anti-corruption and/or money laundering laws (Anti-Corruption Policies);

(c)	no action it undertakes in the exercise of its rights and performance obligations under this deed shall cause it, any other party or any member of the Group to be in contravention of any law or regulation (including, without limitation, any applicable anti-bribery, anti-corruption, anti-money laundering, trade control or Economic Sanctions Laws); and

(d)

during any period in which it or any of its Affiliates becomes a Sanctioned Person, the exercise of such party’s right to receive Dividends in respect of Shares held by it shall be suspended to the extent that such payment of Dividends would be prohibited by any applicable Economic Sanctions Laws, in which case any such Dividend which would otherwise have been payable to such party shall either (a) be held by the Company on behalf of such party (without any obligation to pay interest) until such time as the party’s right to receive Dividends or any other distribution in respect of its Shares is no longer suspended in accordance with this clause 18.1(d) or (b) on the request of the party entitled to payment of the Dividend be credited to a frozen (or blocked) account belonging to the relevant party if such frozen (or blocked) account is in compliance with applicable Economic Sanctions Laws.

18.2	Distributions

(a)	The parties agree that the Company shall not be restricted or prevented from declaring or paying any Dividend or other fees to a Shareholder by reason only of:

(i)	any other Shareholder or any of its Affiliates being a Sanctioned Person or being directly or indirectly owned or controlled by a Sanctioned Person;

(ii)	a Sanctioned Person holding an interest in any other Shareholder; or

(iii)	any other matter which does or may constrain the Company from making a payment to any other Shareholder.

(b)	The parties agree that during any period in which a Shareholder or its Affiliates becomes a Sanctioned Person, any Director or Shareholder voting rights in respect of the Shares held by that Shareholder, its Affiliates or Directors nominated by it will be suspended in relation to any matters relating to the payment of Dividends including the ability to object to such Dividends in accordance with clause 8.1.

(c)	The parties agree to take all action necessary to ensure that paragraphs (a) and (b) are enforceable including, without limitation, reflecting such clause in the Articles.

18.3	Company obligations

(a)	The Company shall comply, and the Company shall procure that each Group Company complies, with its Anti-Corruption Policies and shall keep them under regular review in order to ensure that they continue to meet the requisite standard for adequate procedures.

(b)	The Company may at any time, and shall within 20 Business Days of a reasonable request by a Shareholder, prepare draft amendments to the Anti-Corruption Policies which it shall submit to each Shareholder. Each Shareholder shall consider in good faith any draft amendments to the Anti-Corruption Policies submitted to it under this clause and shall in good faith take appropriate steps with a view to it and the other Shareholder agreeing revised Anti-Corruption Policies (with such amendments as it and the other Shareholder may agree) as soon as reasonably practicable.

(c)	Nothing in this deed shall prevent the Company from complying with any applicable law (including any Economic Sanctions Law) to which it is or becomes subject.

19.	BUY-SELL AGREEMENT

19.1	Buy-Sell

(a)	Following the third anniversary of the Effective Date a Major Shareholder (the First Shareholder) may serve written notice by fax or email only (in accordance with clause 28) substantially in the form set out in Schedule 8 (a Buy-Sell Notice) on the other Major Shareholder (the Second Shareholder) in accordance with paragraph (b) below and the other provisions of this clause (including, without limitation, clause 19.5) offering to buy from the Second Shareholder all its Stapled Interests for the time being held by the Second Shareholder (the Buy-Sell Sale Shares) at a cash price in Euros payable on completion of the purchase and not on deferred terms (the Buy-Sell Price).

(b)	Prior to serving a Buy-Sell Notice, the First Shareholder shall give written notice by fax or email only (in accordance with clause 28) to the Second Shareholder of its intention to serve a Buy-Sell Notice on the Second Shareholder (the Pre-Notice). During the 30 calendar days following service of the Pre-Notice (the Cooling-Off Period) individual principal representatives of the Major Shareholders (namely the Chairman from time to time of the Supervisory Board of the VIP Guarantor, currently being Mr. Alexey M. Reznikovich (the VIP Representative), and the Group Managing Director from time to time of the HET Guarantor, currently being Mr. Canning K.N. Fok (the HET Representative), or such other senior executive within each Major Shareholder’s organisation as may be nominated for this purpose by the VIP Representative and / or the HET Representative, as the case may be, and notified in writing to the other Major Shareholder) shall meet in person in Luxembourg (unless the VIP Representative and the HET Representative have otherwise agreed in writing between them or one or both of the VIP Representative and the HET Representative give written notice declining to meet) and if the VIP Representative and the HET Representative (or their respective nominees) meet, use reasonable endeavours to resolve any differences or deadlocks that may have led the First Shareholder to form the intention and/or determine to issue a Buy-Sell Notice with the aim that, following such discussions, where possible, the First Shareholder will not serve a Buy-Sell Notice on the Second Shareholder following the Cooling-Off Period. Whether or not the VIP Representative and the HET Representative (or their respective nominees) meet, if the First Shareholder continues to intend to serve a Buy-Sell Notice on the Second Shareholder, it may only do so following the end of the Cooling-Off Period. If the First Shareholder does not serve a Buy-Sell Notice within 30 calendar days following the end of the Cooling-Off Period, the Pre-Notice shall lapse and the First Shareholder shall not be entitled to serve a Buy-Sell Notice on the Second Shareholder unless it first serves a new Pre-Notice on the Second Shareholder and complies with the foregoing provisions of this clause 19.1.

19.2	Competing Pre-Notices, Buy-Sell Notices or ROFO Notices

(a)	If both Major Shareholders serve a Pre-Notice or a Buy-Sell Notice, the Pre-Notice or the Buy-Sell Notice which is deemed (in accordance with clause 28) to have been served first in time will constitute the Pre-Notice or the Buy-Sell Notice for the purpose of clause 19.1, and the other purported Pre-Notice shall have no force or effect and no other Pre-Notice shall be capable of being served until the Cooling-Off Period expires in accordance with clause 19.1.

(b)	Neither a Pre-Notice nor a Buy-Sell Notice may be served pursuant to clause 19.1 if at that time a ROFO Notice has been served in accordance with clause 15.1 (and not revoked with the consent of the Rights Shareholder or lapsed in accordance with clause 15) and the sale of the ROFO Shares specified in the ROFO Notice (whether to the Rights Shareholder(s) and / or to one or more Qualifying Third Party ROFO Purchasers in accordance with clause 15) has not been completed in accordance with clause 15.

19.3	Acceptance of a Buy-Sell Notice

If, prior to the date that is 90 calendar days following the date of service of a Buy-Sell Notice:

(a)	the Second Shareholder serves written notice on the First Shareholder accepting the offer from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder set out in the Buy-Sell Notice; or

(b)	the Second Shareholder does not (A) accept the offer from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder set out in the Buy-Sell Notice in accordance with paragraph (a) above, or (B) serve written notice rejecting the offer to buy the Buy-Sell Shares from the Second Shareholder set out in the Buy-Sell Notice in accordance with clause 19.4, the Second Shareholder agrees that it shall be deemed to have accepted the offer from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder set out in the Buy-Sell Notice, then:

(i)	completion of the sale of the Buy-Sell Shares shall take place at the registered office of the First Shareholder at 12.00 noon on the date that is 90 calendar days following the date on which the Second Shareholder accepts the offer, or is deemed to have accepted the offer, in accordance with paragraphs (a) or (b) above, as the case may be, or, if earlier, 10 Business Days following the date upon which any necessary regulatory approvals are obtained by the First Shareholder; and

(ii)	on completion of the sale by the Second Shareholder of the Buy-Sell Shares, the First Shareholder and the Second Shareholder shall comply with the provisions of clause 19.6.

19.4	Rejection of a Buy-Sell Notice

If, by notice in writing to the First Shareholder served prior to the date that is 90 calendar days following the date of service of a Buy-Sell Notice, the Second Shareholder rejects the offer set out in the Buy-Sell Notice from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder, in accordance with this clause 19.4, the Second Shareholder agrees it shall be deemed to confirm that it wishes to buy all of the Stapled Interests held by the First Shareholder (the Reverse Buy-Sell Shares) at the Buy-Sell Price, and:

(a)	completion of the acquisition of the Reverse Buy-Sell Shares shall take place at the registered office of the Second Shareholder at 12.00 noon on the date that is 90 calendar days following the date on which the Second Shareholder rejects the offer in accordance with the preceding provisions of this clause 19.4 or, if earlier, 10 Business Days following the date upon which any necessary regulatory approvals are obtained by the Second Shareholder; and

(b)	on completion of the sale by the First Shareholder of the Reverse Buy-Sell Shares, the First Shareholder and the Second Shareholder shall comply with the provisions of clause 19.6.

19.5	Valid Buy-Sell Notices or acceptances of an offer under this clause

(a)

In order for the First Shareholder to serve on the Second Shareholder a valid Buy-Sell Notice to buy the Buy-Sell Shares from the Second Shareholder in accordance with clause 19.1 or for the Second Shareholder to validly reject the offer to sell the Buy-Sell Shares to the First Shareholder set out in the Buy-Sell Notice in accordance with clause 19.4 (as the case may be), the relevant Major Shareholder shall accompany either the Buy-Sell Notice or the written rejection of the offer in the Buy-Sell Notice (as the case may be) with an on demand letter of credit (or equivalent) from one or more Relevant Financial Institution(s) undertaking in favour of the Second Shareholder or the First Shareholder (as the case may be) that such Relevant Financial Institution(s) will irrevocably and unconditionally pay an amount equal to the purchase price to complete the acquisition of all the Buy-Sell Shares or of all the Reverse Buy-Sell Shares (as the case may be) on completion in accordance with this clause 19 and be legally and irrevocably obliged to pay all such purchase price to the

Second Shareholder or the First Shareholder (as the case may be) in the event that the First Shareholder or Second Shareholder (as the case may be) does not complete the acquisition of all the Buy-Sell Shares or all the Reverse Buy-Sell Shares (as the case may be) in accordance with the provisions of this clause 19 and such letter of credit shall not expire prior to the date that is 90 calendar days following the date on which the Second Shareholder either accepts the offer from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder set out in a Buy-Sell Notice, or is deemed to have accepted the offer, in accordance with clause 19.3, or rejects the offer set out in the Buy-Sell Notice from the First Shareholder to buy the Buy-Sell Shares from the Second Shareholder in accordance with clause 19.4, as the case may be.

(b)	To the extent a Shareholder does not:

(i)	in the case of the First Shareholder purporting to serve on the Second Shareholder a Buy-Sell Notice to buy the Buy-Sell Shares from the Second Shareholder, serve a valid Buy-Sell Notice in accordance with clauses 19.1, 19.2 and 19.5(a), then no Buy-Sell Notice shall be deemed to have been served on the Second Shareholder; and

(ii)	in the case of the Second Shareholder purporting to reject an offer set out in the Buy-Sell Notice to sell the Buy-Sell Shares to the First Shareholder, serve a valid rejection of a Buy-Sell Notice in accordance with clauses 19.4 and 19.5(a), then the Second Shareholder agrees that it shall be deemed to have accepted the offer set out in the Buy-Sell Notice to sell the Buy-Sell Shares to the First Shareholder.

19.6	Completion of sale

On completion of a sale or acquisition of the Buy-Sell Shares or the Reverse Buy-Sell Shares (the Buy-Sell Completion Shares) in accordance with clauses 19.3(b)(i) or 19.4(a), as the case may be:

(a)	the Major Shareholder obliged to sell the Buy-Sell Completion Shares (the Seller) shall sell and the Major Shareholder obliged to buy the Buy-Sell Completion Shares (the Buyer) shall buy the Buy-Sell Completion Shares at the Buy-Sell Price, free from all Encumbrances;

(b)	the Seller shall deliver to the Company or FinCo (as applicable) the share certificates or other documents of title representing the Buy-Sell Completion Shares (if any);

(c)	the Buyer shall pay the Seller the Buy-Sell Price for all of the Buy-Sell Completion Shares;

(d)	the Seller shall pay to the Buyer, and the Buyer shall pay to the Seller, all outstanding amounts (including interest), if any, payable by the Seller or the Buyer (as applicable) to the other Shareholder pursuant to clauses 7.6(a)(ii), 7.6(b)(ii), 32.1(b), 32(2)(b) of, or paragraphs 4.4(a)(ii) and 4.4(b)(ii) of Part 1 of Schedule 10 to the Contribution and Framework Agreement (each an Outstanding Claim Amount);

(e)	full ownership of the Buy-Sell Completion Shares shall transfer from the Seller to the Buyer, and the Company and FinCo (as applicable) shall update their share registers accordingly and provide certified copies of the updated share registers to the Buyer;

(f)	in accordance with clause 5.3(b), any Directors and directors of each Group Company proposed for appointment by the Seller which ceases to be a Major Shareholder following the transfer of ownership under paragraph (d) above will automatically cease to be Directors and directors of each Group Company and the Seller shall promptly on request from the Buyer execute such documents and take such other steps with its power (including executing written shareholder resolutions and voting at shareholder meetings) necessary to procure the removal of any such Director or director of each Group Company; and

(g)	for the avoidance of doubt, to the extent that all necessary regulatory approvals are not obtained or satisfied by the time period set out in clause 19.3(b)(i) or clause 19.4(a) (as applicable), then the Seller and the Buyer shall be obliged to complete the sale of Buy-Sell Completion Shares at the sole risk of the Buyer.

20.	DELEGATION OF AUTHORITY

20.1	Each Major Shareholder irrevocably and unconditionally (and by way of security for the performance of its obligations under this deed) appoints such persons as may be nominated by the other Major Shareholder from time to time as its attorney and on its behalf to execute, deliver and carry out in its name or otherwise on its behalf all documents, acts and things which the attorney(s) may in its or their absolute discretion consider necessary or desirable to:

(a)	exercise the appointment and removal of Directors in accordance with clauses 5.3 and/or 5.5(b);

(b)	exercise the voting rights of such Shareholder to vote in favour of the appointment and/or removal of relevant Directors in accordance with clause 5.5(c) or 19.6(f);

(c)	effect any transfer of Stapled Interests held by that Shareholder, being a Defaulting Shareholder, required in accordance with clause 14.4 or 14.5(c);

(d)	exercise the voting rights of a Defaulting Shareholder or of an Indirect Defaulting Shareholder in accordance with clause 14.5(a)(ii) or 14.5(b)(ii) (as applicable);

(e)	effect any transfer of ROFO Shares held by that Shareholder (or its Permitted Transferees) required in accordance with clause 15.10 or 15.11; or

(f)	effect any transfer of the Buy-Sell Completion Shares held by that Shareholder (or its Permitted Transferees) required in accordance with clause 19.6,

to the extent that such action is contemplated by this deed and which such Major Shareholder is obliged, but fails, to effect in accordance with this deed.

20.2	The appointment in clause 20.1 shall in all circumstances remain in force and be irrevocable until a Trigger Event occurs.

20.3	If an attorney appointed in accordance with clause 20.1 effects a transfer of Stapled Interests as attorney for a Shareholder, the attorney’s receipt of any consideration due to the Shareholder in respect of such transfer shall be a good discharge to the transferee of such Stapled Interests, who shall not be bound to see to its application. The attorney shall notify the Company and pay such consideration as soon as reasonably practicable to the Company which shall hold such consideration on behalf of the relevant Shareholder without any obligation to pay interest.

20.4	Each Shareholder on whose behalf Stapled Interests are transferred by an attorney appointed in accordance with clause 20.1 shall surrender its share certificate(s) to the Company or FinCo, if applicable, (or provide an indemnity in respect of such certificate(s) in a form satisfactory to the Company or FinCo, if applicable relating to the Stapled Interests transferred. On, but not before, such surrender or provision, the relevant Shareholder shall be entitled to the consideration in respect of the Stapled Interests transferred on its behalf, without interest.

21.	BRANDING, SEPARATION, INTRA-GROUP ARRANGEMENTS

21.1	Branding

The Group shall operate a dual customer facing brand strategy, using both the “Wind” and “3” brands, until a new single-brand strategy has been proposed by the CEO and approved by the Board. HET will make the “3” brands available to the Group for as long as necessary without cost to the Group, pursuant to the term of the Hutchison IP Licence (as defined in the Contribution and Framework Agreement).

21.2	Support Services

The Parties agree and shall procure that, unless otherwise agreed as a Shareholder Reserved Matter under the terms of this deed, the HET Guarantor (and its Affiliates) and the VIP Guarantor (and its Affiliates) shall not, on or after the Effective Date, charge or re-charge to the Group any personnel, administrative, office or overhead costs or expenses in relation to any support services that may be made available to, the Group from time to time. If approved as a Shareholder Reserved Matter in accordance with the terms of this deed, the Affiliate providing the support services may charge the Group Company receiving the services its direct incremental costs incurred in providing such support services.

21.3	Roaming

(a)	Each Group Company shall encourage roaming by its customers on to any mobile telecommunications networks (a Network) operated by Affiliates of Shareholders in territories outside of Italy by implementing roaming arrangements that prefer the Networks of such Affiliates and the Shareholders shall assist the Group to achieve attractive rates from such Affiliates compatible with minimising the Group’s customer churn.

(b)	Each Shareholder shall procure that each of its Affiliates that operate a Network outside of Italy encourage their customers to roam on to the Networks of the Group when roaming in Italy by implementing roaming arrangements that prefer the Group’s Networks and the Group shall provide such roaming at attractive rates compatible with minimising churn of customers of the Shareholder Affiliate.

(c)	Each Group Company shall have absolute discretion in relation to roaming arrangements in respect of any territory where no Affiliate of a Shareholder operates a Network.

21.4	Revenue sharing agreements

No agreement by which a Group Company participates in any revenue sharing arrangement with a third party (whether sharing revenues of the Group Company with a third party or the Group Company sharing of revenues of a third party) pursuant to an agreement made by any Shareholder and/or any of its Affiliates for or on behalf of, or as agent for, the Group Company shall continue after a date falling 18 months after the Effective Date unless it has been approved as a Shareholder Reserved Matter in accordance with the terms of this deed.

21.5	Global Procurement

(a)

Each Shareholder (for so long as it owns or controls (directly or indirectly) 25% or greater of the voting share capital of the Company) shall, where requested by any Group Company, use reasonable endeavours (but without being required to incur any significant cost to do so) to permit that Group Company to participate in the group arrangements of that Shareholder and its Affiliates for the acquisition or licensing of products and services for Affiliates who provide telecommunications services, so that the Group may benefit from such Shareholder’s global group company pricing for products and services on substantially the same terms and conditions. An agreement under which the Group Company participates under a foregoing arrangement shall be a Global Procurement Contract and shall include, without limitation, an agreement between a Group Company and a Shareholder or Affiliate of a Shareholder as the counterparty and supplier of the products or services, an agreement entered into with a third party supplier of the products or services by a Shareholder or a Shareholder Affiliate as agent for and on behalf of a Group Company, and any agreement appointing a Shareholder or Affiliate of a Shareholder as agent for a Group Company for such purposes or framework agreement setting out the terms and conditions for a Group Company to participate in such arrangements.

(b)	Upon the request of a Group Company, HET (if the Global Procurement Contract was entered into by a 3 Italia Group Company) or VIP (if the Global Procurement Contract was entered into by a Wind Group Company) shall use reasonable endeavours to enable a Group Company to terminate any Global Procurement Contract after 18 months from the Effective Date. Unless so terminated the Global Procurement Contract shall continue until expiry in accordance with its terms.

(c)	If a Group Company may only continue to participate in a Global Procurement Contract existing on the Effective Date with the approval of a third party, HET (if the Global Procurement Contract was entered into by a 3 Italia Group Company) or VIP (if the Global Procurement Contract was entered into by a Wind Group Company) shall use reasonable endeavours (but without being required to incur any cost to do so) to obtain that approval.

(d)	Each of Shareholder agrees that unless approved as a Shareholder Reserved Matter pursuant to the terms of this deed neither it nor any of its respective Affiliates shall charge any Group Company:

(i)	for making available to the Group its global group pricing referred to in paragraph (a) above or for any administrative, logistical or other support provided to the Group in relation to any Global Procurement Contract; or

(ii)	any internal fee, margin, expense, charge or other internal cost regarding services or products provided by a third party to the Group.

(e)	Each Group Company shall be entitled to determine in its absolute discretion the supplier of any products and services provided that each Group Company shall, when undertaking procurement of products and services seek to obtain the supply on the best commercial terms available to that Group Company, either on its own or whenever possible under a Global Procurement Contract. In making procurement decisions, and where products or services may be acquired by the Group under a Global Procurement Contract, then the Group shall seek to ensure that such Global Procurement Contracts are allocated approximately equally between each Shareholder group. Shareholders shall review such allocation biennially and shall in good faith seek to redress any imbalance greater than €50 million over the next two years.

21.6	Know-how

(a)

The Shareholders agree to, and to procure that their respective Ultimate Holding Companies and Affiliates that are network operators providing telecommunications services (a Relevant Affiliate) share or make reasonably available on an “as is” no liability basis to the Group for use by the Group in the conduct of the Business know-how on its business and technical processes, procedures, reporting methodologies, management practices, quality control, and operational experiences and associated data and document relevant to the conduct of a mobile or fixed line business (Know-how), provided that a Shareholder or its Affiliate shall not be required to provide or make available any Know-how to the Group if the provision of such Know-how:

(i)	is prohibited by Law, the terms of any agreement with any third party or violates the intellectual property rights of any third party, or requires any Shareholder or its Affiliate to incur any significant incremental costs; or

(ii)	without limiting paragraph (i), where such Know-how originated with a Shareholder or Affiliate of such Shareholder and the disclosure of such Know-how to the Group would be materially adverse to the interests of such Shareholder or Affiliate of such Shareholder.

No Shareholder or Affiliate of the Shareholder may charge the Group any costs in complying with this paragraph (a) beyond its direct incremental costs unless approved as a Shareholder Reserved Matter in accordance with the terms of this deed. Senior Management may travel to the offices of a relevant Shareholder or Affiliate of the Shareholder for the purpose of accessing Know-how of a Relevant Affiliate subject to reasonable prior notice, and provided it does not cause any significant disruption, to the relevant business.

(b)	The provisions of paragraph (a) shall apply, mutatis mutandis, to the sharing and making available Know-how of the Group to any Shareholder and that Shareholder’s Relevant Affiliates.

22.	WAIVER OF RIGHT TO SEEK LIQUIDATION

To the extent permissible by applicable law, each Shareholder agrees, confirms and acknowledges that it shall be wholly and irrevocably barred from seeking a liquidation, winding up or otherwise of the Company or any Group Company in the event of a deadlock between the Shareholders, including, without limitation, on a refusal or failure to consent to a Reserved Matter or failure to attend a meeting of the Shareholders.

23.	PROTECTIVE COVENANTS

23.1	For the purposes of this clause, a group in the case of VIP shall not include any shareholder of the VIP Guarantor and a group in the case of HET shall not include any shareholder of the HET Guarantor. Each Shareholder covenants with the other that it shall not and shall procure that no other member of its group shall:

(a)	for so long as such person remains a Shareholder be concerned in any business carrying on business in Italy which is competitive with the Business; or

(b)	for so long as such person remains a Shareholder and for a period of one year after the date upon which it ceases to be a Shareholder (the Termination Date):

(i)	induce or attempt to induce any person who is at such time a Director, a director of a Group Company or a Senior Employee to leave the employment of that Group Company unless such inducement or attempt to induce is made by:

(A)	the VIP Guarantor or any of its Subsidiaries in respect of a Director, a director of a Group Company or a Senior Employee who was a director or employee of VIP’s group (other than WAHF and its Subsidiaries) prior to the Effective Date or the date of employment or appointment as a Director with or by a Group Company; or

(B)	the HET Guarantor or any of its Subsidiaries in respect of a Director, a director of a Group Company or a Senior Employee who was a director or employee of HET’s group (other than 3 Italia and its Subsidiaries) prior to the Effective Date or the date of employment or appointment as a Director with or by a Group Company; or

(ii)	employ or attempt to employ any person who is at such time a Director, a director of a Group Company or a Senior Employee unless such employment or attempt to employ is made by:

(A)	the VIP Guarantor or any of its Subsidiaries in respect of a Director, a director of a Group Company or a Senior Employee who was a director or employee of VIP’s group (other than WAHF and its Subsidiaries) prior to the Effective Date or the date of employment or appointment as a Director with or by a Group Company; or

(B)	the HET Guarantor or any of its Subsidiaries in respect of a Director, a director of a Group Company or a Senior Employee who was a director or employee of HET’s group (other than 3 Italia and its Subsidiaries) prior to the Effective Date or the date of employment or appointment as a Director with or by a Group Company; or

(iii)	use any information of a secret or confidential nature relating to, or to the business or affairs of, any Group Company, to induce or attempt to induce any person, who is or was for so long as the relevant person is or was a Shareholder, a customer of, or a supplier to, a Group Company, to cease to deal with that Group Company as a whole or on substantially equivalent terms to those previously offered or existing.

23.2	For the purposes of this clause:

(a)	a person is concerned in a business if it carries on the business as principal or agent or if:

(i)	it is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(ii)	it has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business; or

(iii)	it is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business, disregarding any financial interest of a person in securities which are listed or traded on any generally recognised market if that person, members of either Shareholder group for the time being and any person connected with that person or either Shareholder (the Investors) are together interested in securities which amount to less than five per cent. of the issued securities of that class and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the relevant securities or of any person connected with it otherwise than by the exercise of voting rights attaching to securities; and

(b)	a Shareholder or members of its group will not be in breach of this clause 23.2 by reason of acquiring a business (the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a business in Italy which is competitive with the Business (the Acquired Competing Business) provided that:

(i)	the turnover attributed to the Acquired Competing Business in its last financial year before the acquisition is less than ten per cent. of the turnover of the Acquired Business as a whole; and

(ii)	the Shareholder or members of its group uses reasonable endeavours to dispose of the Acquired Competing Business to an unaffiliated third party outside the Shareholder’s group within 18 months of the closing of the agreement pursuant to which the Acquired Competing Business is acquired by the Shareholder or members of its group (the Divestment Period) and the Shareholder shall be permitted to carry on such Acquired Competing Business on the same basis as the date on which it was acquired by the Shareholder for the duration of the Divestment Period; and

(c)	a Shareholder or members of its group will not be in breach of clause 23.1 to the extent a Shareholder or members of its group (i) has a 25 per cent. or less interest in a business which involves the provision of over-the-top services (the OTTS Business) made available to end users in Italy; or (ii) has a greater than 25 per cent. interest in the OTTS Business made available to end users in Italy but which (in this limb (ii)) is not in direct competition with the Business; and

(d)	references to a Group Company include its successors in business.

23.3	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

23.4	If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question shall apply with such modification as may be necessary to make it valid.

23.5	Each Shareholder acknowledges that in view of its investment and obligations pursuant to the Transaction Documents the provisions of this clause are indispensable to their entering into this deed and are no more extensive than is reasonable to protect a Shareholder as a holder of Shares in the Group.

23.6	The covenants in this clause may be enforced by any Group Company against a Shareholder the Shareholder breaching this clause under the Contracts (Rights of Third Parties) Act 1999. The provisions of this clause may be varied or terminated by agreement between the Shareholders (and the non-breaching Shareholder may also release or compromise in whole or in part any liability in respect of rights or claims contemplated by this clause) without the consent of any Group Company.

23.7	Without affecting any other rights or remedies that a Shareholder may have, each Shareholder acknowledges that a Shareholder may be irreparably harmed by any breach of the terms of this clause and that damages alone may not necessarily be an adequate remedy. Accordingly, each Shareholder hereby acknowledges without proof of actual damages that injunctive relief, specific performance or other equitable relief in favour of the other Shareholder is an appropriate and necessary remedy for breach of the terms of this clause.

24.	TERM AND TERMINATION

24.1	Term

This deed takes effect on the Effective Date and continues until terminated in accordance with clause 24.2.

24.2	Circumstances for termination

Subject to clause 24.3, this deed terminates in respect of the rights and obligations of all parties:

(a)	subject to clause 22, on the date on which the Company is wound up;

(b)	on the date on which a Shareholder (together with its Affiliates) holds all the Shares in the Company;

(c)	on the date on which all the Shareholders agree in writing; or

(d)	on the date on which there is no Major Shareholder.

24.3	Effect of termination

If this deed terminates in accordance with clause 24.2 or certain provisions terminate in accordance with clause 24.5, in respect of the rights and obligations of any party:

(a)	except as provided in clause 24.3(c) that party is released from its obligations to further perform this deed or those provisions (as applicable);

(b)	each party retains all rights that it has against each other party in respect of any breach of this deed or those provisions (as applicable) occurring before termination and, for the avoidance of doubt, any rights pursuant to clause 26 and 27 shall survive in respect of any such breach of this deed occurring before termination; and

(c)	the provisions of and the rights and obligations of each party under this clause 24.3 and each of the Surviving Clauses survive termination of this deed.

24.4	Duration

(a)	Any voting undertaking set forth in this deed shall be valid and in full force and effect for an initial duration of ten years from the Effective Date. The Shareholders undertake to use all reasonable endeavours to renew such voting undertakings for further successive ten year periods (or such other durations as the Shareholders may agree) until termination of this deed, and will commence discussions for the purposes of renewing such voting undertakings at least 6 months prior to the expiry of the relevant term.

(b)	The Shareholders hereby agree that any voting undertaking in this deed in the interest and for the benefit of the Company and both Shareholders and is reasonable. However, notwithstanding anything contained in this deed to the contrary, if any such voting undertaking is determined to be invalid or voidable under Luxembourg law due to its duration, the duration of such voting undertaking shall be reduced to the maximum duration possible without rendering such voting agreement invalid or voidable under Luxembourg law.

24.5	Trigger Event for termination of certain provisions

Upon a Trigger Event occurring:

(a)	the provisions of clauses 3 to 10, 11 (other than paragraph 11.1), 12, 13.2, paragraph 13.3(e), 14 (other than 14.7), 15, 19 to 22 and 24.4 of this deed (inclusive), together with Schedule 1 to Schedule 6 and Schedule 8 to Schedule 9 (inclusive) to it, will automatically terminate and cease to have any effect thereafter and clause 24.3 shall apply in respect of these terminated provisions;

(b)	for the avoidance of doubt all other provisions of this deed, namely, for the avoidance of doubt, the Surviving Clauses, clauses 2, 11.1, 13 (other than 13.2 and paragraph 13.3(e)), and subject to paragraph (c) below), 14.7, 16, 17, 18, 23, 24 (other than clause 24.4) 26 and 27 and Schedule 7, Schedule 10 and Schedule 11 (subject to paragraph (c) below) shall remain in full force and effect notwithstanding such termination; and

(c)	the following provisions shall remain in full force and effect notwithstanding such termination but subject to the following amendments with effect from the Trigger Event:

(i)	Clause 13.1, subject to the deletion of the words “Other than the obligations of each Shareholder to subscribe for the Shares in accordance with the Contribution and Framework Agreement,” and replacement of “no” with “No”; and

(ii)	Schedule 11, subject to the deletion of those defined terms that are no longer applicable to the provisions set out in paragraphs (b) and (c)(i) above (and appropriate consequential amendments being made to the definition cross-referencing); and

(d)	the provisions contained in Schedule 10 shall come into force upon a Trigger Event occurring (the Trigger Event Date).

25.	CONFIDENTIALITY

25.1	Confidentiality obligations

Except as permitted by this clause 25:

(a)	each Shareholder shall keep confidential:

(i)	all information made available to it by or on behalf of the Company or by a Director under clause 11.4 (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) which relates to the past, present or future business, operations or affairs of any Group Company;

(ii)	all information made available to it by or on behalf any other Shareholder (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this deed;

(iii)	any information of a secret or confidential nature relating to, or to the business or affairs of, any Group Company, which shall include information concerning customer details, prices and quantities; and

(iv)	the existence, terms and subject matter of, and the negotiations relating to, this deed and each other Transaction Document,

and shall not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than exercising its rights or performing its obligations under this deed or monitoring and making decisions regarding its investment in the Company; and

(b)	the Company shall keep confidential:

(i)	all information made available to it by or on behalf of any Shareholder (whether before, on or after the date of this deed and whether in writing, orally, electronically or in any other form or medium) in connection with the arrangements contemplated by this deed; and

(ii)	the existence, terms and subject matter of, and the negotiations relating to, this deed and each other Transaction Document,

and shall not disclose or cause or permit the disclosure to any person of any such information, or use any such information for any purpose other than conducting the Business or exercising its rights or performing its obligations under this deed.

25.2	Excluded information

Clause 25.1 does not apply to any information which:

(a)	is in or comes into the public domain, except through a breach of this clause 25 or through a breach by any person of any other obligation of confidentiality known to the disclosing party; or

(b)	at the time it was disclosed by one party to another was already in the lawful possession of the second party and not held by the second party subject to an obligation of confidentiality.

25.3	Disclosure to Representatives

Nothing in clause 25.1 prevents any party from disclosing information to any of its Affiliates or Representatives if:

(a)	the information needs to be disclosed:

(i)	to enable that party to exercise its rights or perform its obligations under this deed including a Disposal of Stapled Interests permitted in accordance with the terms of this deed; or

(ii)	where the party is a Shareholder, to enable that Shareholder to monitor and make decisions regarding its investment in the Company; and

(b)	before disclosure is made that party has informed the relevant Affiliates or Representatives in writing that the information is confidential and shall only be used for the purpose for which it was disclosed, provided that any Affiliate or Representative receiving information under this clause 25.3 has undertaken to comply with the confidentiality obligations under this clause 25 as if those obligations were imposed directly on the relevant Affiliate or Representative, and the party disclosing such information shall ensure that any such Affiliate or Representative to whom information is so disclosed strictly complies with such obligations.

25.4	Required disclosure

Nothing in clause 25.1 prevents a party or any of its Affiliates or Representatives from disclosing information if disclosure is required by law or regulation (except to the extent the requirement can be excluded or limited by contract or by a confidentiality obligation), any tribunal or court of competent jurisdiction, any government agency or the listing rules of any recognised securities exchange. Before any disclosure is made under this clause 25.4, the party that is, or whose Affiliate or Representative is, required to make disclosure shall, to the extent permitted by law and the relevant disclosure requirement:

(a)	notify the party that made the relevant information available to it (the Discloser) and each other party as soon as reasonably practicable after it becomes aware that disclosure is required;

(b)	take all steps reasonably required by the Discloser to prevent or restrict the disclosure of that information; and

(c)	co-operate with the Discloser regarding the timing and content of such disclosure.

For the purposes of this clause 25.4, where the information required to be disclosed is the existence, terms or subject matter of, or the negotiations relating to, this deed, references to the Discloser are taken to be references to each other party.

25.5	Disclosure in accordance with right of first offer

Nothing in clause 25.1 prevents a party from disclosing information to the extent strictly required by, and subject always to the terms and conditions provided in, clause 15.5.

25.6	Legal proceedings

Nothing in clause 25.1 prevents a party from disclosing information to the extent required to enable that party to enforce the provisions of this deed or to the extent necessary for the purpose of defending any proceedings brought against that party.

25.7	Advertisements and public announcements

Nothing in clause 25.1 prevents a party from disclosing information in any advertisement or public announcement containing information that is not in the public domain made with the written consent of each other party which in the case of any advertisement or public announcement referring only to the existence or subject matter of this deed shall not be unreasonably withheld or delayed.

25.8	Outgoing Shareholder

If a Shareholder ceases to be a Shareholder, it shall immediately:

(a)	deliver all documents or other materials in tangible form that are in its possession or control and that contain information of the type described in clause 25.1(a) to the party that made that information available to it;

(b)	use all reasonable endeavours to permanently delete all information of the type described in clause 25.1(a) that has been stored on any computer, database or other electronic storage medium by it or on its behalf; and

(c)	ensure that each of its Affiliates and Representatives to whom information has been provided under clause 25.3 does the same,

except to the extent that the Shareholder or the relevant Affiliate or Representative is required to retain such information by law, the rules of any regulatory authority or any mandatory professional standards rules or in accordance with its reasonable and bona fide internal compliance policies.

26.	VIP GUARANTEE

26.1	The VIP Guarantor unconditionally and irrevocably:

(a)	guarantees to each other party the payment when due of all amounts payable by VIP under or pursuant to this deed;

(b)	undertakes to ensure that VIP will perform when due all its obligations under or pursuant to this deed;

(c)	agrees that if and each time that VIP fails to make any payment when it is due under or pursuant to this deed, the VIP Guarantor must on demand (without requiring any party first to take steps against VIP or any other person) pay that amount as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify each other party against all Loss sustained by it flowing from any non-payment or default of any kind by VIP under or pursuant to this deed.

26.2	The VIP Guarantor’s obligations under this clause 26 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, VIP or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this deed, or any right, guarantee, remedy or security from or against VIP or any other person;

(c)	any variation or change to the terms of this deed; or

(d)	any unenforceability or invalidity of any obligation of VIP, so that this deed shall be construed as if there were no such unenforceability or invalidity.

26.3	Until all amounts which may be or become payable under this deed have been irrevocably paid in full, the VIP Guarantor shall not as a result of this deed or any payment or performance under this deed be subrogated to any right or security of any party or claim or prove in competition with any party against VIP or any other person or claim any right of contribution, set-off or indemnity.

26.4	The VIP Guarantor will not take or hold any security from VIP in respect of this deed and any such security which is held in breach of this provision will be held by the VIP Guarantor in trust for each other party.

26.5	The VIP Guarantor shall indemnify each other party against any Loss arising as a result of or in connection with the enforcement of the VIP Guarantor’s obligations under this deed.

26.6	The VIP Guarantor warrants to each other party that:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

27.	HET GUARANTEE

27.1	The HET Guarantor unconditionally and irrevocably:

(a)	guarantees the payment to each other party when due of all amounts payable by HET under or pursuant to this deed;

(b)	undertakes to ensure that HET will perform when due all its obligations under or pursuant to this deed;

(c)	agrees that if and each time that HET fails to make any payment when it is due under or pursuant to this deed, the HET Guarantor must on demand (without requiring any party first to take steps against HET or any other person) pay that amount as if it were the principal obligor in respect of that amount; and

(d)	agrees as principal debtor and primary obligor to indemnify each other party against all Loss sustained by it flowing from any non-payment or default of any kind by HET under or pursuant to this deed.

27.2	The HET Guarantor’s obligations under this clause 27 will not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:

(a)	any time or indulgence granted to, or composition with, HET or any other person;

(b)	the taking, variation, renewal or release of, or neglect to perfect or enforce this deed, or any right, guarantee, remedy or security from or against HET or any other person;

(c)	any variation or change to the terms of this deed; or

(d)	any unenforceability or invalidity of any obligation of HET, so that this deed shall be construed as if there were no such unenforceability or invalidity.

27.3	Until all amounts which may be or become payable under this deed have been irrevocably paid in full, the HET Guarantor shall not as a result of this deed or any payment or performance under this deed be subrogated to any right or security of any party or claim or prove in competition with any party against HET or any other person or claim any right of contribution, set-off or indemnity.

27.4	The HET Guarantor will not take or hold any security from HET in respect of this deed and any such security which is held in breach of this provision will be held by the HET Guarantor in trust for each other party.

27.5	The HET Guarantor shall indemnify each other party against any Loss arising as a result of or in connection with the enforcement of the HET Guarantor’s obligations under this deed.

27.6	The HET Guarantor warrants to each other party that:

(a)	it is a corporation validly existing under the laws of the place of its incorporation;

(b)	it has the power to execute and deliver, and to perform its obligations under, this deed and it has taken all necessary corporate action to authorise such execution and delivery and the performance of such obligations;

(c)	its obligations under this deed are legal, valid, binding and enforceable in accordance with their terms;

(d)	the execution and delivery by it of this deed and the performance of its obligations under it does not and will not conflict with or constitute a default under any provision of:

(i)	any agreement or instrument to which it is a party;

(ii)	its constitution (if any); or

(iii)	any law, order, judgment, award, injunction, decree, rule or regulation by which it is bound; and

(e)	no Insolvency Event has occurred in relation to it.

28.	NOTICES

28.1	Manner of giving notice

Any notice or other communication to be given:

(a)	under this deed (other than under clause 19) must be in writing and must be delivered by hand or courier using an internationally recognised courier company or sent by post or email, or

(b)	under clause 19 must be in writing and must only be sent by email or fax,

(and, in each case, if such notice or other communication is sent by email or fax, then a copy must be delivered by hand or courier using an internationally recognised courier company or sent by post as soon as reasonably practicable although the notice or other communication will deem to have been given by transmission of the email) to the party to whom it is to be given at its address or fax (as applicable) appearing in this deed as follows:

(i)	to the Company at:

Address:

7, rue du du Marché-aux-Herbes

L-1728 Luxembourg

Grand Duchy of Luxembourg

Fax: +352 2626 8181

marked for the attention of the Company Secretary,

(ii)	to VIP and the VIP Guarantor at:

Address:

VimpelCom Ltd.

Claude Debussylaan 88

1082 MD Amsterdam

The Netherlands

Email: Scott.Dresser@vimpelcom.com and Andrew.Davies@vimpelcom.com

Fax: +31 20 79 77 201

marked for the attention of Scott Dresser and Andrew Davies

(iii)	to HET at:

Address:

Hutchison Europe Telecommunications S.à r.l.

S.7, rue du Marché-aux-Herbes

L-1728 Luxembourg

Grand Duchy of Luxembourg

Fax: +352 2626 8181

marked for the attention of the Company Secretary,

with a copy to the HET Guarantor, and David Sonter and Natasha Good of the HET solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),

(iv)	to the HET Guarantor at:

Address:

22nd Floor, Hutchison House,

10 Harcourt Road,

Hong Kong

Email: EdithS@chk.com.hk

Fax: (852) 2128 1778

marked for the attention of Ms Edith Shih,

and with a copy to David Sonter and Natasha Good of the HET solicitors (email: david.sonter@freshfields.com and natasha.good@freshfields.com),or at any such other address notified in writing for this purpose to the other parties under this clause 28. Any notice or other communication sent by post shall be sent by prepaid ordinary recorded delivery post (if the country of destination is the same as the country of origin) or by prepaid airmail (if the country of destination is not the same as the country of origin).

28.2	When notice given

Any notice or other communication is deemed to have been given:

(a)	if delivered, on the date and at the time of delivery; or

(b)	if sent by post, on the second Business Day after it was put into the post; or

(c)	at the time of transmission if delivered by fax or email,

but if the notice or other communication would otherwise be taken to be received after 5.00 pm then the notice or communication is taken to be received at 9.00 am (local time at the place of receipt) on the next Business Day.

28.3	Proof of service

In proving service of a notice or other communication, it is sufficient to prove that delivery was made or that the envelope containing the communication was properly addressed and posted either by prepaid post or by prepaid airmail.

28.4	Documents relating to legal proceedings

This clause 28 does not apply in relation to the service of any claim form, statement of care, notice, order, judgment or other document relating to or in connection with any proceedings, suit or action arising out of or in connection with this deed.

29.	GENERAL

29.1	Amendment

This deed may only be amended in writing and where the amendment is signed by or on behalf of all the parties.

29.2	Assignment

None of the rights or obligations under this deed may be assigned, transferred or otherwise dealt with by a party without the prior written consent of the other parties. No party shall grant, declare, create or dispose of any rights or interests in this deed without the prior written consent of all the other parties. Any purported assignment in contravention of this clause 29.2 shall be void.

29.3	Costs

Except as otherwise expressly provided in this deed, each party shall pay the costs and expenses incurred by it in connection with entering into and performing its obligations under this deed.

29.4	Directors’ indemnity

Subject to the provisions of and to the extent permitted by applicable law, the parties shall ensure that each Director (including, the Chairman) is indemnified out of the assets of the Company against any liability incurred by him/her in the valid execution or discharge of his/her duties or the valid exercise of his/her powers in connection with his/her duties, powers or office, but this indemnity shall not apply to any liability to the extent that it is recovered from any other person or in the case of a Director’s (including, a Chairman’s) own fraud, wilful default, gross negligence or dishonesty.

29.5	Sanctions

The parties acknowledge and agree that nothing in this deed (or any other Transaction Document) will require any other party to carry out any act or make any omission that may constitute or result in an actual breach of any Economic Sanction Law.

29.6	Entire agreement

(a)	This deed and the other Transaction Documents contain the whole agreement between the parties relating to the transactions contemplated by this deed and the Transaction Documents and supersede all previous draft agreements, arrangements or understandings whether oral or in writing, between the parties relating to these transactions.

(b)	Each party:

(i)	acknowledges that in agreeing to enter into this deed and the other Transaction Documents it has not relied on any express or implied statement, representation, warranty, undertaking, collateral contract or other assurance (except those warranties and undertakings set out in this deed and the other Transaction Documents) made by or on behalf of any other party before the entering into of this deed;

(ii)	waives all rights and remedies which, but for this clause 29.6, might otherwise be available to it arising under or in respect of any such express or implied statement, representation, warranty, undertaking, collateral contract or other assurance; and

(iii)	acknowledges that, except for any liability in respect of a breach of this deed and the other Transaction Documents, no party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the subject matter of this deed.

(c)	Nothing in this clause limits or excludes any liability for fraud or fraudulent misrepresentation.

29.7	Execution in counterparts

This deed may be executed in any number of counterparts and any party may enter into this deed by executing and delivering a counterpart. Each counterpart constitutes the agreement of the party who has executed and delivered that counterpart. Faxed or scanned signatures are taken to be valid and binding to the same extent as original signatures. Delivery of a counterpart of this deed by e-mail attachment shall be an effective mode of delivery.

29.8	Exercise and waiver of rights

The rights of each party under this deed:

(a)	may be exercised as often as necessary (in whole or in part);

(b)	except as otherwise expressly provided by this deed, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically,

and delay in exercising or non-exercise of any such right is not a waiver of that right and will not affect any such right in relation to any other party.

29.9	No partnership or agency

Nothing in this deed or the Articles will be deemed to constitute a partnership between the parties or, unless this deed expressly provides otherwise, constitute any party the agent of any other party for any purpose.

29.10	Severability

The provisions contained in each clause are enforceable independently of each other clause and the validity and enforceability of any clause will not be affected by the invalidity or unenforceability of any other clause.

29.11	No Third Party Rights

Except as set out in clause 23.6, a person who is not a party to this deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

30.	INVALID TERMS

30.1	Each of the provisions of this deed is severable.

30.2	If and to the extent that any provision of this deed:

(a)	is held to be, or becomes, invalid or unenforceable under the law of any jurisdiction; but

(b)	would be valid, binding and enforceable if some part of the provision were deleted or amended,

then the provision shall apply with the minimum modifications necessary to make it valid, binding and enforceable and neither the validity or enforceability of the remaining provisions of this deed, nor the validity or enforceability of that provision under the law of any other jurisdiction shall in any way be affected or impaired as a result of this clause 30.2.

31.	JURISDICTION

31.1	Governing law of this clause

This clause 31 is governed by English law.

31.2	Jurisdiction

The English courts have exclusive jurisdiction to settle any Dispute and each party irrevocably submits to the exclusive jurisdiction of the English courts and waives any objection to the exercise of that jurisdiction.

31.3	Service of process agent

Without prejudice to any other method of service permitted by law:

(a)	the Company irrevocably appoints Law debenture Corporate Services Limited of 5th Floor, Wood Street, London, EC2V 7EX, England and Hutchison Whampoa Agents (UK) Limited of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom;

(b)	each of VIP and the VIP Guarantor irrevocably appoint Law debenture Corporate Services Limited of 5th Floor, Wood Street, London, EC2V 7EX, England; and

(c)	each of HET and the HET Guarantor irrevocably appoints Hutchison Whampoa Agents (UK) Limited of Hutchison House, 5 Hester Road, London SW11 4AN, United Kingdom,

in each case as its agent in England and Wales for service of process and any other documents in relation to any Dispute. Subject to clause 31.4, each party irrevocably undertake not to revoke its agent’s authority; and any claim form, judgment or other notice of legal process shall be sufficiently served on such party if delivered to its agent at its address for the time being.

31.4	Alternative service of process agent

If any person appointed as process agent under clause 31.3 is unable for any reason to so act, the relevant party shall immediately (and in any event within ten Business Days of the event taking place) appoint another agent in England and Wales for service of process in relation to any Dispute and notify the other parties of such appointment. Failing this, any other party may appoint another process agent for this purpose at the relevant party’s expense.

31.5	Failure to notify by process agent

Each party agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

32.	GOVERNING LAW

This deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS DEED has been executed by the parties (or their duly authorised representatives) on the date stated at the beginning of this deed.

SCHEDULE 1

THE COMPANY

Company name:	Hutchison 3 G Italy Investments S.à r.l.

Registered number:	B 77457

Registered office:	7, rue du Marché-aux-Herbes, L-1728 Luxembourg, Grand Duchy of Luxembourg

Date and place of incorporation:	4 August 2000, Luxembourg

Directors:	1. Neil McGee 2. Thomas Geiger 3. Christian Salbaing 4. Richard Chan 5. Susan Chow 6. Frank Sixt

Secretary:	Not applicable.

Financial year end:	31 December

Auditors:	Not applicable.

Issued shares (including identity of each shareholder and number of shares held by it):	€2,758,939,525.00 Hutchison Europe Telecommunications S.à r.l.: 110,357,581 shares (100%)

SCHEDULE 2

AGREED FUNDAMENTAL BUSINESS OBJECTIVES

(a)	The Group to be managed in such a manner as to protect and where possible grow revenue market share fundamentally through the provision of innovative and better connectivity and digital services;

(b)	The Group to be managed in such manner as to maintain and grow gross service margin (i.e. gross margin excluding any revenue element relating to handsets or devices) on an absolute total basis;

(c)	The Group management to be evaluated and rewarded under the Group’s Long-term Incentive Plan based both on attainment of the Agreed Business Plan and the Merger Integration Plan and, in the case of any short-term incentives, by assessment of the Group’s and their own individual performance in support of over-achieving annual budgeted goals in their areas of responsibility, against market benchmarks in Italy and in Europe as appropriate;

(d)	The Group to be managed in such manner as to attain the most efficient operating cost structure of any facilities based mobile network operator in Italy;

(e)	The Group to be managed in such manner as to maintain quality of service levels sufficient to assure achievement of Agreed Fundamental Business Objectives;

(f)	The Group to be managed so as to achieve maximum capital efficiency (e.g. installed capital cost per unit of data traffic handled or other parameters as agreed by the Shareholders) consistent with achieving Agreed Fundamental Business Objectives;

(g)	The Group to adopt rigorous procurement disciplines including tendering in all major capex and opex spend areas (which shall be monitored for compliance by the Audit Committee, the CEO, CFO and by internal and external auditors) so as to achieve best price consistent with the quality necessary to achieve all other business objectives;

(h)	The Group to adopt rigorous anti-bribery, anti-money laundering and corruption controls as well as controls for managing all operating and financial risks to a standard consistent with international best practices, including a zero tolerance standard for bribery, corruption, fraud or misappropriation;

(i)	The Group to adopt rigorous controls over every form of customer, dealer, mobile virtual network operator or other credit or financial support extended in any form to third parties which shall be subject in all cases to limits established by the CEO and CFO and shall be extended only with CEO and CFO approval and monitored by internal and external auditors; and

(j)	Financial and management reporting for the Group shall focus equally and place equal importance on:

(i)	Cash flow and working capital management; and

(ii)	Profit and loss achievement,

using metrics and key performance indicators established in the Agreed Business Plan and by the Board including service margin, operating costs, acquisition and retention costs, EBITDA, EBIT and free cash flow, as well as performance versus the operating cost and capital expenditure synergies and related integration costs as provided in the Agreed Business Plan,

(a) to (j) being the Agreed Fundamental Business Objectives.

SCHEDULE 3

BOARD MEETINGS

1.	Frequency of meetings

The Board shall meet as frequently as necessary to allow it to discharge its duties and in any case at least four times per calendar year and once every three months.

2.	Notice

Except in the case of (i) urgency as agreed between at least one Director appointed by each Shareholder (in which case the notice convening the meeting shall indicate the nature of, and the reasons for, the urgency), or (ii) an express waiver by all the Directors, at least five Business Days’ written notice of each meeting of the Board shall be given to each Director by the Chairman of the Board or by the secretary on behalf of the Chairman of the Board.

3.	Agenda

A Director may only add an item relating to a Board Reserved Matter to the agenda for a Board meeting. A notice of a Board meeting shall be accompanied by an agenda of all the business to be transacted at the meeting, as well as any supporting papers and documentation that has been put forward for the Board meeting by a Director or which may be deemed relevant for such Board meeting. Any matter not on the agenda but relating to a Board Reserved Matter may be raised at the Board meeting by a Director present or represented at the Board meeting.

4.	Location

All meetings of the Board are to be held in Luxembourg, Grand Duchy of Luxembourg and a majority of Directors must be physically present at any such meeting, unless exceptional circumstances apply.

5.	Use of technology

5.1	The Board may, in exceptional cases only, conduct meetings to discuss matters and issues which are urgent by conference call, video conference, or by any other means which will enable each Director:

(a)	to be identified during the meeting;

(b)	to properly hear (or otherwise receive real-time communications made by) each of the other Directors participating in the meeting;

(c)	to address (or otherwise communicate in real time with) all of the other Directors participating in the meeting simultaneously; and

(d)	to properly deliberate and cast his/her vote,

even if all the Directors are not physically present in the same place at the relevant Board meeting.

5.2	A Board meeting held in this manner is taken to be held at the registered office of the Company in Luxembourg, Grand Duchy of Luxembourg, where the conference call or video conference, as the case may be, will have been initiated.

5.3	If a technological link fails, the Board meeting will be adjourned until the failure is rectified.

6.	Quorum

6.1	The quorum for the Board to validly deliberate is the presence in person or by proxy (including participation in accordance with paragraph 5 above) of at least four Directors made up of at least two Directors proposed by each Major Shareholder, either present or represented at the Board meeting.

6.2	A Director may be represented by proxy at any meeting of the Board by any other Director.

6.3	If a quorum is not present at a Board meeting within 30 minutes of the time appointed for the start of the meeting, the meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter (i.e. meeting at second call). If a quorum is not present at the reconvened meeting (i.e. meeting at second call) within 30 minutes of the time appointed for the start of the reconvened meeting, the meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter (i.e. meeting at third call).

6.4	If all of the Directors proposed for appointment by a Shareholder are not present in person or by proxy (including participation in accordance with paragraph 5 above) at a meeting of the Board and the following reconvened meeting (i.e. respectively, the meeting at first call and the meeting at second call), the quorum for the next reconvened meeting of the Board (i.e. meeting at third call) shall be the presence (including participation in accordance with paragraph 5 above) of at least any two Directors, either present or represented at the Board meeting.

7.	Voting rights

7.1	Each Director is entitled to one vote on a Board resolution.

7.2	In the case of an equality of votes, the Chairman of the Board will have a second or Casting Vote in accordance with clause 5.6(b) of the deed.

8.	Board decisions

8.1	All resolutions at meetings of the Directors shall be decided by a majority of votes cast (including a Casting Vote if exercised in accordance with clause 5.6).

8.2	Minutes (including original and copies) of meetings of the Board, and excerpts from such minutes, will be drafted in English and signed by the Chairman of the Board.

9.	Written resolutions

Resolutions of the Board may, in exceptional cases only, be passed in writing by way of unanimous written circular resolutions for matters and issues which are urgent, not significant or not material. Such resolutions will be drafted in English, and will consist of one or several counterparts containing the resolutions of the Board, signed and dated by each Director, manually or electronically by means of an electronic signature which will be deemed valid under Luxembourg applicable law. The date of such unanimous written circular resolution will be the date of the last signature by any Director as apposed on his counterpart.

SCHEDULE 4

SHAREHOLDER MEETINGS

1.	Frequency and location of meetings

1.1	The Board may call a meeting of the Shareholders of the Company in Luxembourg (a Shareholders’ Meeting) at a time and place the Board resolves, unless exceptional circumstances apply.

1.2	Except in the case of an urgent general meeting of Shareholders in accordance with clause 5.5(a), either Major Shareholder may call a Shareholders’ Meeting by notice in writing to the other Shareholder(s). Unless the Shareholder(s) agree otherwise, at least 20 Business Days’ notice shall be given to each Shareholder of any Shareholders’ Meeting (or 5 Business Days’ notice in the case of an adjourned meeting) which notice period must exclude the date of the notice and the date of the Shareholders’ Meeting unless all Shareholders agree otherwise.

1.3	An annual Shareholders’ Meeting will be held each year at the registered office of the Company in Luxembourg, Grand Duchy of Luxembourg.

2.	Quorum

2.1	The quorum for a Shareholders’ Meeting is the presence in person, or by proxy, representative or attorney, of each Major Shareholder.

2.2	A Shareholder may act at any Shareholders’ Meeting by appointing another person, who need not be a Shareholder of the Company, as its proxy in writing.

2.3	If a quorum is not present at a Shareholders’ Meeting within 30 minutes of the time appointed for the start of the Shareholders’ Meeting, the Shareholders’ Meeting will be adjourned to the same time and place on the next day or as soon as reasonably practicable thereafter. If a quorum is not present at the reconvened Shareholders’ Meeting within 30 minutes of the time appointed for the start of the Shareholders’ Meeting, the Shareholders’ Meeting will be dissolved.

3.	Voting rights

Each Shareholder is entitled to one vote for each Share of the Company held by that Shareholder. There shall be no class voting rights except as expressly provided for in the Articles of the Company.

4.	Shareholder decisions

A Shareholder resolution of the Company may only be carried, subject to mandatory provisions of applicable Luxembourg law, the Articles of the Company and the Shareholder Reserved Matters (in which case the relevant majority of Shares of the Company set out in such provisions shall be required), if it is passed by Shareholders holding a majority of the Shares of the Company.

5.	Written resolutions

The Shareholders of the Company may, in exceptional cases only, pass a resolution without a Shareholders’ Meeting being held if the requisite majority of the Shareholders entitled to vote on the resolution sign, or indicate their approval of, a document stating that they are in favour of the resolution set out in the document. The proposed resolution may be circulated in advance to the Shareholders for approval. The document may be in counterparts, signed or approved by one or more Shareholders, and may be circulated by email.

SCHEDULE 5

MERGER INTEGRATION PROVISIONS

PART 1

MANAGEMENT

1.	Merger Integration objective

Subject to clause 2.2 of this deed, the Shareholders acknowledge and agree that:

(a)	the overall goal of the Merger Integration Plan will be that the Group should become “One Company” within 24 months (and in any case not more than 36 months) after the Effective Date; and

(b)	they shall seek to accomplish the integration of their respective businesses in the Group in accordance with the Merger Integration Plan by no later than the end of the Merger Integration Period (the Merger Integration Objective).

2.	MD, CEO, Merger Integration Officer and CFO of MergeCo

2.1	The Shareholders agree to use their best efforts to retain Mr. Maximo Ibarra, the current Chief Executive Officer and managing director (amministratore delegato) of Wind TS together with Ms. Dina Ravera and Mr. Stefano Invernizzi, respectively, Chief Operating Officer and Chief Financial Officer of 3 Italia during the Merger Integration Period. For the duration of the Merger Integration Period (unless otherwise agreed in writing by the Shareholders):

(a)	the current Chief Executive Officer and managing director (amministratore delegato) of Wind TS, Mr. Maximo Ibarra, shall be appointed as CEO and managing director (amministratore delegato) of MergeCo and its Subsidiaries;

(b)	Ms. Dina Ravera, shall be appointed as Merger Integration Officer of MergeCo and shall also continue in her current role as Chief Operating Officer with overall responsibility for 3 Italia perimeter to ensure continuity of the 3 Italia businesses until the earlier of the end of the Merger Integration Period and the completion of Merger One; and

(c)	Mr Stefano Invernizzi shall be appointed as CFO of MergeCo and its Subsidiaries.

2.2	The Merger Integration Officer and CFO shall report to the CEO and are expected to attend all meetings of the Board to present on certain aspects of the performance of the MergeCo Group. At the request of any Director, the Merger Integration Officer and/or CFO may be required to “step-out” of or not attend any Board meeting. The Board, in its absolute discretion, may provide the Merger Integration Officer and CFO with relevant Board meeting materials relating to the business of the MergeCo Group prior to such Board meetings. For the avoidance of doubt, the Merger Integration Officer and CFO shall not be entitled to vote at such Board meetings nor be counted towards any Board meeting quorum requirements.

2.3

For the purposes of this paragraph 2.3, each of the Merger Integration Officer, the CFO and the CEO is an Executive and, together, they are the Executives. In the event of any dispute between two or more Executives (the Disputing Executives), the Disputing Executives shall, within five Business Days of service of a written notice from a Disputing Executive to the other Disputing Executive(s) (a Dispute Notice), hold a meeting (a Dispute Meeting) in an effort to resolve the dispute. In the absence of agreement to the contrary the Dispute Meeting shall be held at the registered office for the time being of the Company. The Disputing Executives shall procure that the Dispute Meeting is recorded in a set of minutes to be agreed between and signed by each of the Disputing Executives following the Dispute Meeting (the Dispute Meeting Minutes). Any dispute which is not resolved within ten Business Days after the service of a Dispute Notice, whether or not a Dispute Meeting has been held, shall, at the request of any Disputing Executive made within ten Business Days of the Dispute Notice being served, be referred to the Board to consider at the next meeting of the Board. The Company shall use reasonable endeavours to procure that: (a) the Dispute Meeting Minutes; (b) a document setting out the position of each of the Disputing Executives in respect of the dispute (signed by each Disputing Executive); and (c) any other documents relevant to the dispute, are provided to the Board to consider in advance of the applicable Board meeting.

2.4	Each of the CEO, Merger Integration Officer and CFO shall deliver reports within their area of responsibility to the Board and the committees of the Board.

2.5	Both the CEO and Merger Integration Officer shall be co-responsible for achieving the Business Plan, the Merger Integration Plan and the Agreed Fundamental Business Objectives (set out in Schedule 2).

2.6	The detailed respective roles and responsibilities of the CEO and Merger Integration Officer are set out in Part 2 of this Schedule, it being the intention that the CEO will focus on successfully operating the Group’s businesses during the Merger Integration Period while the Merger Integration Officer will focus on successful elaboration and implementation of the Merger Integration Plans with the least disruption to the Group’s day to day operations and will also be responsible for the successful execution of any divestments agreed by the Shareholders.

2.7	Not less than three months before the end of the Merger Integration Period, the Shareholders shall agree and appoint a CEO who may or may not be one of the incumbent Group officers to serve at the pleasure of the Board from the end of the Merger Integration Period.

3.	Merger Executive Committee

3.1	To oversee the Merger Integration Objective, the Board shall from the Effective Date establish and maintain until the end of the Merger Integration Period an executive committee (the Merger Executive Committee) for the purpose of considering and, unless the Board determines otherwise, making recommendations to the Board in relation to matters regarding the Merger Integration Objective. Its membership shall consist of an even number of nominees, with an equal number nominated by each Shareholder. The right to appoint and replace the chairman of the Merger Executive Committee will rotate between the Shareholders every eighteen months following the Effective Date. VIP has the right to propose for appointment and replacement one of its nominees as the chairman for the first eighteen months following the Effective Date, and HET has the right to propose for appointment and replacement one of its members as chairman for the next eighteen months immediately following. The Merger Executive Committee shall guide and supervise the execution of detailed merger integration plans which the Shareholders and the Company agree are necessary or desirable, including, without limitation, the Merger Integration Plan, to achieve the targets set out in the Business Plan. The Merger Executive Committee shall meet as necessary to discharge its duties but no less frequently than monthly. All meetings of the Merger Executive Committee are to be held in Luxembourg, Grand Duchy of Luxembourg and a majority of committee members must be physically present at any such meeting. In exceptional cases only, and which is not encouraged, meetings may be held outside Luxembourg to discuss matters and issues which are urgent, not significant or not material.

3.2	For the duration of the Merger Integration Period, members of the Merger Executive Committee shall attend the Monthly Chairman’s Review Meetings.

4.	One “Team”

From the Effective Date, all members of the current management of Wind TS or WAHF (as the case may be) and 3 Italia who are selected to continue in the Group will be integrated and at all times treated by the Shareholders as one “team”, and not as separate representatives of the interests of each of the Shareholders respectively. Each member of Senior Management is expected to treat all Shareholders equally and his or her duty of care is to MergeCo.

5.	Reviews

5.1	No later than the end of the Merger Integration Period (but in any event, within three years following the Effective Date) or at any earlier time and date if one of the Shareholders so requests, the Board shall initiate:

(a)	a comprehensive benchmarking review of the Group’s operations against local and international peers including as to customer and revenue market share, gross and operating margin, operating and capital cost structure and sales and marketing metrics including brand metrics; and

(b)	a comprehensive human resources review of the Group including individual performance reviews of the Senior Management, compensation benchmarking and overall human resources’ cost and best practices benchmarking including succession planning, the Reviews.

5.2	The Reviews shall be undertaken at the Group’s expense by independent internationally recognised consultants selected by agreement between the Shareholders from a list of internationally recognised firms with appropriate specialisations.

5.3	The conclusions of the Reviews shall have no binding effect on the Shareholders or the Company / the Group, and shall only inform the decisions of the Shareholders and of their respective Directors in the exercise of their fiduciary duties for the purposes of the appointment or removal of or the compensation arrangements for the Senior Management.

6.	Italian Mergers

Subject to prior written consent by the Shareholder and to obtaining all necessary regulatory consents and consents from lenders in connection with any financing arrangements of the Wind Group or 3 Italia Group, as applicable, the Shareholders confirm that as at the date of this agreement it is their intention to implement the mergers of the Group Companies incorporated in Italy in accordance with the Plan of Reorganisation.

PART 2

DETAILED ROLES AND RESPONSIBILITIES OF THE CEO AND THE MERGER INTEGRATION OFFICER

During the Merger Integration Period, the following matters shall be within the authority of the CEO and Merger Integration Officer respectively (except to the extent that they are Shareholder Reserved Matters or Board Reserved Matters in which case such matters shall require approval in accordance with Shareholder Approval or Board Approval, as the case may be, and subject in any event to the applicable law):

	CEO	Merger Integration Officer
1.	Responsible for One Company consolidated P&L	Co-responsible under the Merger Integration Plan and the Business Plan

2.	Co-responsible for the successful delivery of “One Company” under the Business Plan and Merger Integration Plan	Integrates outside vendors solutions pursuant to the Merger Integration Plan

3.

Receives functions, units and solutions out of 3 Italia and integrates same on Wind platform as directed in the Merger Integration Plan; or cuts functions/units/solutions out of Wind as directed in the Merger Integration Plan and exercises his authority to achieve the same.

Responsible for implementing all redundancy programmes directed in the Merger Integration Plan in accordance with local laws. In relation to impacts of the Merger Integration Plan on functions, systems or resources supporting business conducted under the 3 Brand, the CEO is expected to rely on the knowledge, experience and responsibility of the Merger Integration Officer

Works specifically to smoothly integrate into systems under the 3 Brand functions, units and solutions adopted from Wind pursuant to the Merger Integration Plan; or cuts functions, units and solutions out of 3 Italia as directed in the Merger Integration Plan and exercises her authority to achieve the same.

4.	Responsible for balance sheet of One Company, its financing, tax, legal matters from the Effective Date	Head of the Integration Project Office – to be staffed appropriately with resources from Wind, 3 Italia and where appropriate, utilising the resource of outside consultants agreed by the Shareholders and the Company as well as internal resources of the Shareholders with relevant experience

5.	Responsible for rollout of network and technical platforms (not in violation of the Merger Integration Plan) and for all vendor and content relationships from the Effective Date (excluding vendors for integration projects/activities)	Updates all integration plans and agenda’s and projects (Network, IT, customer care, etc) for all users of such information

6.	Recommends to the Remuneration Committee, the HR Committee and the Board a detailed organisational structure for the Group and nominates candidates for appointment or for removal subject to the Board Reserved Matters and Shareholder Reserved Matters (as the case may be)	Reports monthly to the Merger Executive Committee and to the Monthly Chairman’s Review Meeting and escalates critical issues to the Board if faced with obstruction

7.	Responsible for the Infostrada businesses of Wind	Executes any divestments referred in the Merger Integration Plan

8.	Responsible for all pricing and products and go-to-market decisions under both the Wind and 3 Brands. The CEO is expected to rely on the knowledge, experience and responsibility of the Merger Integration Officer in relation to products and go to market decisions under the 3 Brand until 3 Italia’s business have been fully integrated into the Group as contemplated in the Merger Integration Plan	Collaborates with the CEO as regards the direction of internal management resources to achieve the Merger Integration Plan

9.	The CEO will be responsible to ensure full collaboration with the Merger Integration Officer in successfully implementing the Merger Integration Plan

SCHEDULE 6

RESERVED MATTERS

PART 1

MATTERS REQUIRING MAJOR SHAREHOLDER APPROVAL

The following actions shall require the approval of the Major Shareholders (the Shareholder Reserved Matters):

1.	Share issues and changes in share capital

(a) The creation, allotment or issue of shares in the capital of a Group Company or of any other security by a Group Company or the granting of an option or right to subscribe in respect of those shares or other securities or convert any instrument into those shares or other securities (in each case other than by one Wholly Owned Subsidiary to another Wholly Owned Subsidiary); or

(b) The reduction or alteration of the capital of any Group Company (including, without limitation, a purchase by a Group Company of its own shares or other securities);

2.	Security interests and guarantees	The creation of a security interest or the provision of a guarantee of indebtedness by any Group Company in an amount greater than or equal to 10% of the Total Assets;

3.	Distributions	The payment, determination or declaration by the Company or any Group Company of a Dividend or other distribution except in accordance with the distribution policy set out in clause 10.4, or any material amendments to or replacement of such policy;

4.	Financing	The entry by any Group Company into any commercial paper facility, bank loans or any other financing (or series of financings with the same party or group of related parties whether at one time or over a period of 12 months) (a Debt Finance Arrangement) or amendments to any existing Debt Finance Arrangement which in aggregate would result in the consolidated Financial Indebtedness of the Group Companies increasing by an amount greater than or equal to 10% of the Total Assets;

5.	Changes to the Business Plan and Merger Integration Plan	Any change to the Business Plan or Merger Integration Plan where the change is greater than 10% of the projected operating profit, EBITDA, or free cash flow of the Group (in the case of the Agreed Business Plan, in Scenario Two) for a Financial Year or which otherwise constitutes a material change to the Business Plan and/or to the Merger Integration Plan;

6.	Related party transactions	The entry into or the variation by any Group Company of any agreement with any director, officer or shareholder or any third party or group of third parties related to or associated with any director, officer or shareholder, and any payment in respect of any period after the Effective Date under any pre-existing agreement, commitment or arrangement with any director, officer or shareholder or any third party or group of third parties related to or associated with any director, officer or shareholder;

7.	Sales and acquisitions	The entry by one or more Group Companies into a transaction or series of related transactions (whether at one time or over a period of 12 months) involving the sale, lease or other disposal of any assets of any Group Company or the acquisition or lease of any assets not included in the Business Plan or Budget, for a total consideration or value greater than or equal to 10% of the Total Assets;

8.	Reorganisations	A merger, consolidation, amalgamation, conversion, reorganisation, scheme of arrangement, dissolution or liquidation involving any Group Company;

9.	Merger or share acquisition	Any merger of any Group Company or of the business of any Group Company with any third party or any acquisition or subscription by any Group Company of shares in an entity where the transaction value is greater than or equal to 10% of the Total Assets, except the subscription for shares in a newly incorporated entity which is to be a Wholly Owned Subsidiary of the Company;

10.	Articles	The making of any amendment to the Articles or equivalent constitutional document of any Group Company;

11.	Auditors	The appointment of, any change in, or removal of, auditors of a Group Company;

12.	Winding up	The making of an application or the commencement of any proceedings or the taking of any steps for the winding up, dissolution or appointment of an administrator of a Group Company;

13.	Relocation	Any decision to relocate the principal office or change the jurisdiction of the tax residence of any Group Company;

14.	Contracts outside of the ordinary course of business	The entry into, amendment or termination by a Group Company of material or long-term contract or arrangement (or series of contracts or arrangements with the same party or group of related parties whether at one time or over a period of 6 months) outside of the ordinary course of business (defined as provision of connectivity and related digital/other products and services) where the consideration under or the value of the contract or arrangement (or series of contracts or arrangements with the same party or any of its related parties) is greater than or equal to €50 million;

15.	Accounting policies	Any change to the accounting policies of any Group Company, other than where required by law or the applicable accounting standards or where the continuation of the existing policy would constitute a breach of such law or accounting standards;

16.	Joint ventures and partnerships	The entry by any Group Company into any joint venture, trust, partnership, profit sharing arrangement or consortium arrangement (each a JV Arrangement) where the revenue potential of the JV Arrangement to the Group over the first 5 years of operations is greater than or equal to 10% of the Group’s annual revenue;

17.	Litigation	The commencement or settlement of any legal, arbitration or other proceedings (or series of proceedings in relation to similar facts, matters or circumstances whether at one time or over a period of 12 months) relating to any Group Company where the amount claimed is greater than or equal to €50 million or which is expected at the time of initiation to result in counterclaims or a series of counterclaims in an amount greater than or equal to €50 million;

18.	Appointment/removal of MergeCo Directors, CEO, Merger Integration Officer, any change to the MD Delegation and any change to the form of employment agreement for a CEO	The appointment or removal of MergeCo Directors, CEO, Merger Integration Officer, any change to the terms of their respective engagements, any change to the MD Delegation and any change to the form of employment agreement used for a CEO to the extent it departs from the form of employment agreed executed on or about the date hereof;

19.	Long-term incentives	The approval of the long-term incentives, key performance indicators and payout levels;

20.	Approval of the Advisory Board	Nomination, approval and compensation of members of the Advisory Board;

21.	Agreed Fundamental Business Objectives	Any change to the Agreed Fundamental Business Objectives;

22.	Board	Any change to the number of Directors;

23.	Commitment	Any action or decision of any kind whatsoever relating to a Commitment; and

24.	Other agreed matters	Any other matter which the Shareholders agree is to be a Shareholder Reserved Matter or which requires approval of the Shareholders as a matter of applicable law, in which case the Shareholders shall vote on such matter in accordance with this deed.

PART 2

MATTERS REQUIRING BOARD APPROVAL

The following actions shall require approval of the Board (the Board Reserved Matters):

1.	Security interests and guarantees	The creation of a security interest or the provision of a guarantee of indebtedness by any Group Company in an amount greater than €40 million but less than 10% of the Total Assets;

2.	Financing	The entry by any Group Company into any Debt Finance Arrangement or amendments to any existing Debt Finance Arrangement which in aggregate would result in the consolidated Financial Indebtedness of the Group Companies increasing by an amount greater than €40 million but less than 10% of the Total Assets;

3.	Changes to the Budget	The approval of and any change to the Budget, subject to clause 10.3(c);

4.	Changes to the Business Plan and Merger Integration Plan	Any change to the Business Plan or Merger Integration Plan where the change within any 12 month period is equal to or less than 10% of the operating profit or EBITDA/free cash flow of the Group (in the case of the Agreed Business Plan, in Scenario Two) for a Financial Year;

5.	Sales and acquisitions	The entry by one or more Group Companies into a transaction or series of related transactions (whether at one time or over a period of 12 months) involving the sale, lease or other disposal of any assets of any Group Company other than as agreed by the Shareholders in accordance with paragraph 4 above, or the acquisition or lease of any assets not included in the Business Plan or Budget, for a total consideration or value greater than €40 million but less than 10% of the Total Assets;

6.	Merger or share acquisition

Any merger of any Group Company or of the business of any Group Company with any third party or any acquisition or subscription by any Group Company of shares in an entity where:

(a)    the transaction value is greater than €40 million but less than 10% of the Total Assets; or

(a)    the subscription for or acquisition of shares is in a newly incorporated entity which is to be a Wholly Owned Subsidiary or another Group Company;

7.	Contracts outside of the ordinary course of business	The entry into, amendment or termination by a Group Company of any contract or arrangement (or series of contracts or arrangements with the same party or group of related parties whether at one time or over a period of 6 months) outside of the ordinary course of business (defined as provision of connectivity and related digital/other products and services) where (i) the consideration under or the value of the contract or arrangement (or series of contracts or arrangements with the same party or any of its related parties is greater than €10 million but less than €50 million; or (ii) the contract is of a long term nature;

8.	Material contracts within the ordinary course	The entry into, amendment or termination by a Group Company of any contract or arrangement (or series of contracts or arrangements with the same party or group of related parties whether at one time or over a period of 6 months) within the ordinary course of business (defined as not being the provision of connectivity and related digital/other products and services) where the consideration under or the value of the contract or arrangement (or series of contracts or arrangements with the same party or any of its related parties) is greater than €40 million;

9.	Changes to the management structure	Any organisational or reporting changes to the management structure of the Group Companies as proposed by CEO;

10.	Joint ventures and partnerships	The entry by any Group Company into any JV Arrangement where the revenue potential of the JV Arrangement to the Group over the first 5 years of operation is greater than €40 million but less than 10% of the Group’s annual revenue;

11.	Litigation	The commencement or settlement of any legal, arbitration or other proceedings (or series of proceedings in relation to similar facts, matters or circumstances whether at one time or over a period of 12 months) relating to any Group Company where the amount claimed is greater than €10 million but less than €50 million or which is expected at the time of initiation to result in counterclaims or a series of counterclaims in an amount greater than €10 million but less than €50 million;

12.	Appointment / removal of executives	Appointment (as nominated by the CEO) or removal (as proposed by the CEO) (i) of the CFO, CTO, Head of HR, CCO and other direct reports to the CEO or (ii) of the CTO, CCO and other members at any time of the management board of WAHF, 3 Italia and/or the Group (other than the CEO), and the terms of their engagement;

13.	Accounts	The approval of the audited consolidated accounts of the Group Companies;

14.	Long-term incentives	The approval of the long-term key performance indicators and payout levels;

15.	Distributions	The payment, determination or declaration by the Company or a Group Company of a dividend or other distribution in accordance with the distribution policy set out in clause 10.4;

16.	Strategy	The approval of the strategy of the Group, including, but not limited to, marketing strategy, human resources strategy and / or responses to competitors;

17.	Union issues	The approval of the entry into and any material issues involving Trade Unions or other employee syndicates;

18.	Investor relations	The release of any investor relations’ announcements;

19.	Appointment of consultants or professional advisers	Appointment or termination of appointment of consultants or professional advisers, where such appointment or termination has a value of more than €3 million;

20.	Reporting requirements	To set reporting requirements for the Group;

21.	Suspension of activities	The approval of the suspension, cessation or abandonment of any activity having an impact of more than €10 million; and

22.	Other agreed matters	Any other matter which the Shareholders agree is to be a Board Reserved Matter or which requires approval of the Board as a matter of applicable law, in which case the Board shall vote on such matter in accordance with this deed.

SCHEDULE 7

FORM OF DEED OF ADHERENCE

THIS DEED is made on ●

BY: [●] of [●] (the New Party).

IN FAVOUR OF: Those persons specified in paragraph 4 of this deed].

BACKGROUND:

(A)	The New Party proposes to [purchase][subscribe for] [●] [ordinary] shares in the capital of [●] (the Company) [from [●]].

(B)	This deed is made by the New Party in compliance with clause [●] of a shareholders’ deed dated [●] between the Company, VIP, HET, the VIP Guarantor and the HET Guarantor (the Shareholders’ Deed).

THIS DEED WITNESSES as follows:

1.	The New Party confirms that it has been supplied with a copy of the Shareholders’ Deed.

2.	[The New Party hereby subscribes for [●] [ordinary shares] in the capital of the Company at a subscription price of [●] per share and agrees to become a member of the Company and to hold the shares subject to the Shareholders’ Deed and the Articles.] OR [The New Party has agreed to purchase from [insert seller party details] [●] [ordinary shares] in the capital of the Company at a purchase price of [●] per share and agrees to become a member of the Company and to hold the shares subject to the Shareholders’ Deed and the Articles.]

3.	The New Party undertakes to be bound by the Shareholders’ Deed in all respects as if the New Party was a party to the Shareholders’ Deed and named in it as a Shareholder and to observe and perform all the provisions and obligations of the Shareholders’ Deed applicable to or binding on a Shareholder under the Shareholders’ Deed insofar as they fall to be observed or performed on or after the date of this deed.

4.	This deed is made for the benefit of:

(a)	the parties to the Shareholders’ Deed; and

(b)	every other person who after the date of the Shareholders’ Deed (and whether before or after the execution of this deed) assumes any rights or obligations under the Shareholders’ Deed or accedes to it.

5.	Unless otherwise defined herein, all capitalised terms used in this deed shall have the meanings given to them in the Shareholders’ Deed.

6.	The address and email address of the New Party for the purposes of clause [28] of the Shareholders’ Deed is as follows:

Address:	[●]]
Email:	[●]
For the attention of:	[●].

7.	This deed and any non-contractual obligations arising out of or in connection with it are governed by the English law.

8.	Any Dispute arising out of or in connection with this deed shall be settled in accordance with clause [31] of the Shareholders’ Deed, which is deemed to be incorporated in full into this deed mutatis mutandis and for the purposes of clause 31.3 of the Shareholders’ Deed as incorporated into this deed, the New Party irrevocably appoints [●] of [●] as its agent in England for service of process in relation to any such dispute.

IN WITNESS of which this deed has been executed and has been delivered on the date which appears first on page 1.

EXECUTED AS A DEED by [COMPANY NAME]	) )

Signature of director		Signature of [director]/[company secretary][witness]

Name of director		Name of [director]/[company secretary][witness]

SCHEDULE 8

FORM OF BUY-SELL NOTICE

To:	[The Second Shareholder]

From:	[The First Shareholder]

Date:	[●]

Dear Sirs

Buy-Sell Notice

We refer to clause 19 (Buy-Sell Agreement) of the shareholders’ deed dated 6 August between Hutchison 3G Italy Investments S.à R.L., VimpelCom Luxembourg Holdings S.à R.L., Hutchison Europe Telecommunications S.à R.L., VimpelCom Ltd and CK Hutchison Holdings Limited (the Shareholders’ Deed). Unless otherwise defined, capitalised terms below have the meaning given to them in the Shareholders’ Deed.

We hereby serve notice in accordance with clause 19.1 of the Shareholders’ Deed offering to buy all the Stapled Interests held by you (the Buy-Sell Sale Shares) (the Offer).

The proposed aggregate sale price of the Buy-Sell Sale Shares is €[●]. The consideration for the Buy-Sell Sale Shares shall be paid in cash on completion of the sale and not on deferred terms.

If you do not notify us in writing within 90 calendar days after the date of service of this Buy-Sell Notice of your agreement to sell the Buy-Sell Sale Shares or your intention to buy all of the Stapled Interests held by us on the same terms and conditions as the Buy-Sell Sale Shares, you shall be irrevocably deemed to have accepted this Buy-Sell Notice to sell the Buy-Sell Sale Shares in accordance with clause 19.5 of the Shareholders’ Deed.

For and on behalf of

[The First Shareholder]

SCHEDULE 9

SUBSIDIARY GOVERNANCE PROVISIONS

1.	Board of Statutory Auditors

(a)	The board of statutory auditors of MergeCo shall comprise three standing members and two alternate members, appointed for a three-year term. Whenever MergeCo is required to appoint all members of the board of statutory auditors under the applicable law, the Company shall take all steps necessary for the appointment of one standing member and one alternate member proposed by each Major Shareholder of the Company (designated by the Shareholders in accordance with clause 6.7). The right to propose the third standing member of the board of statutory auditors will rotate between each Major Shareholder every time MergeCo is required to appoint all members of the board of statutory auditors under the applicable law. The Company shall take all steps necessary for the appointment of (i) the member so designated as third standing member of the board of statutory auditors; and (ii) the standing member proposed by the other Major Shareholder as chairman of the board of statutory auditors. The Major Shareholders shall agree the appointment of the first chairman.

(b)	Should any member of the board of statutory auditors cease from his/her office for any reason whatsoever before the expiry of the term of appointment, the Company shall timely take all steps necessary to ensure that the composition of the board of statutory auditors complies with the provision of paragraph (a) above.

2.	Group Companies

With respect to the Group Companies owned, directly or indirectly, by MergeCo, the Company shall use all its powers to ensure that, to the maximum extent possible under the applicable law:

(a)	each Group Company, from time to time, shall have three directors (each such director being a Group Company Director);

(b)	the Company shall from time to time take all necessary steps for:

(i)	the appointment as a Group Company Director of one director representative of each Major Shareholder of the Company as nominated by the relevant Major Shareholder (the Shareholder Nominated Group Company Directors); and

(ii)	the replacement of such Shareholder Nominated Group Company Directors as proposed by the relevant Major Shareholder who nominated the Group Company Director in accordance with paragraph 2(b)(i) above), provided that the Company undertakes that it shall not cause the appointment of a Shareholder Nominated Group Company Director who is ineligible to be a director under any applicable law or any provision of the articles of association or equivalent of the relevant Group Company or is a Sanctioned Person, and in each case shall promptly take all steps necessary to replace any Shareholder Nominated Group Company Director who becomes ineligible or a Sanctioned Person;

(c)	the other Group Company Director shall be the CEO;

(d)

the Company shall procure that the Shareholder Nominated Group Company Directors and the CEO are formally appointed on the Effective Date as Group Company Directors at a shareholder meeting or by way of written resolution (to the extent permitted by law) and (ii)

the CEO is appointed as managing director (and, in the case of the Group Companies incorporated in Italy, amministratore delegato) at a board of directors’ meeting, all the preceding in accordance with the articles of association or equivalent of the relevant Group Company;

(e)	the Board of each Group Company shall have a chairman (each such chairman being a Group Company Chairman). The Company shall procure to appoint as the Group Company Chairman the relevant Shareholder Nominated Group Company Director who represents the Major Shareholder that proposed for appointment the then Chairman of the Company (and for the same term of the Chairman of the Company). The Group Company Chairman and vice-president shall not have a Casting Vote;

(f)	where required by law or in accordance with the articles of association or equivalent of any relevant Group Company, the board of statutory auditors shall be composed by the same members of the board of statutory auditors of MergeCo; and

(g)	consistent with clause 4.3 of this deed, the articles of association or equivalent of all relevant Group Companies shall be amended to reflect the requirement for the MergeCo Reserved Matters to be approved or authorised (as applicable) by a shareholders’ resolution and that all steps are taken for the approval or authorization in respect of the MergeCo Reserved Matters (as applicable) to be escalated to the Company for consideration and final determination in accordance with the Reserved Matters and the provisions of this deed.

3.	Management of the MergeCo Group

MergeCo’s organisational structure shall comprise all the main corporate functions for a company of similar size and operating in the same business and be such as to allow it to operate as a standalone entity at all times. In this connection, except for those defined-term secondments from the Major Shareholders’ respective groups that from time to time may be in the interests of the MergeCo Group, the management of the MergeCo Group shall at all times be composed exclusively of personnel employed by the MergeCo Group and be located in Italy.

SCHEDULE 10

TRIGGER EVENT PROVISIONS

1.	Power of Attorney

Each of the Minority Shareholders authorises and grants to the Major Shareholder full power to exercise all rights in relation to its Shares in its absolute discretion, including (but not limited to):

(a)	receiving notice, attending and voting at any Shareholders’ Meeting or signing any resolution as the registered holder of the Shares;

(b)	completing and returning proxy cards, consents to short notice and any other documents required to be signed by the registered holder of the Shares,

for the purpose of any vote on any matter which requires an approval of a majority of Shareholders, representing three quarters (75%) of the issued share capital of the Company, under Luxembourg law (a Special Majority Approval).

2.	Voting Undertaking

If for any reason the authority granted under paragraph 1 above does not result in the Major Shareholder being able to achieve the Special Majority Approval, each of the Minority Shareholder(s) undertakes to attend all meetings of Shareholders of the Company in Luxembourg (a Shareholders’ Meeting) and vote, as shareholders of the Company, as directed in writing by the Major Shareholder, on any vote on any matter which relates to a Special Majority Approval.

3.	Delegation of authority

3.1	The Minority Shareholder(s) irrevocably and unconditionally (and by way of security for the performance of its obligations under this deed) appoints such persons as may be nominated by the Major Shareholder as its attorney and on its behalf to execute, deliver and carry out in its name or otherwise on its behalf all documents, acts and things which the attorney(s) may in its or their absolute discretion consider necessary or desirable to exercise the:

(a)	rights of such Minority Shareholder in accordance with paragraph 1 above; and

(b)	voting rights of such Minority Shareholder to vote as directed in writing by the Major Shareholder in accordance with paragraph 2 above which such Minority Shareholder is obliged, but fails, to effect in accordance with the directions of the Major Shareholder.

3.2	The appointment in paragraph 3.1 shall in all circumstances remain in force and be irrevocable until such time as the appointing Major Shareholder (together with its Permitted Transferees) ceases to have any obligations under this Schedule 10 and this deed (including without limitation those obligations set out in the Surviving Clauses which shall survive termination of this deed) but shall have no further effect after that date.

4.	Related party transactions

4.1

The Major Shareholder shall procure that the Company shall provide all such information as may reasonably be required by a Minority Shareholder in relation to any agreements or arrangements entered into or to be entered into between a member of the Major Shareholder’s group and any Group Company (a Related Party Transaction) for the sole purpose of confirming whether or not they are on an arm’s length terms and provided however that no such information shall be provided if the Company (acting reasonably) considers that it is legally privileged, could result in a breach by any Group Company of any agreement or would be materially prejudicial to the interests of the Group but in such circumstances, the Company shall (to the maximum extent it can provided it safeguards its own interests):

(a)	take all steps reasonably requested by a Minority Shareholder to provide any relevant information; and

(b)	co-operate with a Minority Shareholder regarding the provision of such information.

4.2	To the extent that a Group Company proposes to enter into a Related Party Transaction which is not on arm’s length terms (in the determination of the Company acting reasonably), then neither the relevant member of the Major Shareholder’s group nor the relevant Group Company shall be entitled to enter into such Related Party Transaction unless the Minority Shareholder, or if there is more than one Minority Shareholder then Shareholders holding a majority in number of the Shares held by such Minority Shareholders, gives prior written consent for it to do so.

5.	Group distribution policy

(a)	Subject to:

(i)	any relevant statute and applicable law;

(ii)	any mandatory debt repayment requirements of the Group;

(iii)	compliance with any debt covenants of the Group or the terms of any subordination undertakings given by a Group Company under any Financing Documents, or replacement or new finance documents entered into by the Group from time to time; and

(iv)	the forecast cash requirements of the Group,

the Company shall and the Shareholders shall procure that the Company shall distribute by way of Dividend, repayment of the FinCo Loan (in whole or in part) or otherwise an amount equal to at least 50% of consolidated free cash flow if net leverage of the Group for the trailing twelve month period at the end of two consecutive quarters (the Deleveraging Level) is below 3.0x EBITDA, provided that following such distribution the Group’s net leverage remains below 3.0x last twelve months EBITDA. In the event a distribution of 50% free cash flow for the trailing twelve month period would result in net leverage in excess of 3x last twelve months EBITDA, the Company shall distribute such lesser amount, if any, as is consistent with maintaining net leverage not greater than 3x last twelve months (such amount being the Minimum Annual Distribution).

(b)	Subject to and to the extent permitted by any relevant statute and applicable law, any mandatory debt repayment requirements of the Group and compliance with any debt covenants of the Group or the terms of any subordination undertakings given by a Group Company under any Financing Documents, or replacement or new finance documents entered into by the Group from time to time, the Company shall and the Shareholders shall procure that each other Group Company distributes the highest possible Dividend, shareholder loan repayment or otherwise transfers funds as are necessary in each calendar year to facilitate the payment of the Minimum Annual Distribution by the Company in accordance with and subject to the provisions of paragraph (a) above.

6.	Right of First Offer

6.1	If at any time after the Trigger Event Date a Shareholder (the Selling Shareholder) wishes to sell any of its Stapled Interests (the ROFO Shares) other than to a Permitted Transferee, that Selling Shareholder must first give notice in writing (a ROFO Offer Notice) to the other Shareholder(s) (each a ROFO Shareholder), a copy of which shall be served on the Company and FinCo at the same time as notice as notice is given to the ROFO Shareholder(s). A ROFO Offer Notice shall specify:

(a)	the number and class (as the case may be) of the ROFO Shares (pro rata between the number of ROFO Shares in the Company and the FinCo);

(b)	a cash price per ROFO Share in Euros payable on completion of the purchase and not on deferred terms to be paid for each ROFO Share, which shall be the same for each ROFO Shareholder (the ROFO Offer Price); and

(c)	that each ROFO Shareholder shall have 60 calendar days from the date of the ROFO Offer Notice (the ROFO Offer Period) in which to accept or to nominate another person to accept the ROFO Offer within which time if the ROFO Offer is not irrevocably accepted in writing it shall be deemed to have been irrevocably declined.

6.2	The giving of a ROFO Offer Notice to the ROFO Shareholders shall constitute an irrevocable offer by the Selling Shareholder to sell the ROFO Shares (pro rata between the number of ROFO Shares in the Company and in FinCo) to the ROFO Shareholders or such person as a ROFO Shareholder nominates for cash at the ROFO Offer Price set forth in the ROFO Offer Notice pro rata to the number of Shares held by each ROFO Shareholder divided by the number of Shares held by all ROFO Shareholders (the Equity Proportion) (or as nearly as may be) as at close of business on the day which is two Business Days prior to the date of the ROFO Offer Notice (calculated excluding the ROFO Shares of the Selling Shareholder) on the basis that each ROFO Shareholder or such person as a ROFO Shareholder nominates may take up all or part or none of the ROFO Shares offered to it (the ROFO Offer). Where any allocation of ROFO Shares pursuant to this paragraph 6 would result in a fractional allotment of ROFO Shares the number of ROFO Shares shall be rounded down such that the offers or allotments of ROFO Shares by the Selling Shareholder are of whole numbers of ROFO Shares.

6.3	Any ROFO Shareholder who does not accept the offer within the ROFO Offer Period shall be deemed to have irrevocably declined the offer in full.

6.4	Each ROFO Shareholder who irrevocably accepts the ROFO Offer by written notice to the Selling Shareholder prior to expiry of the ROFO Offer Period, may state that it would irrevocably accept or nominate another person to accept irrevocably, on the same terms, ROFO Shares (specifying a maximum number) that are not accepted by other ROFO Shareholders (Excess ROFO Shares).

6.5

Excess ROFO Shares (if any) shall be allocated to each ROFO Shareholder or such person as a ROFO Shareholder nominates who has indicated that it shall accept Excess ROFO Shares pro rata to the Equity Proportions (or as nearly as may be) of all those ROFO Shareholders who have indicated that they would accept Excess ROFO Shares (provided that no ROFO Shareholder shall be allocated more than the maximum number of Excess ROFO Shares that it has indicated it is willing to accept). If, after the first allocation of Excess ROFO Shares, there remain Excess ROFO Shares which have not been allocated and one or more ROFO Shareholders or such person as a ROFO Shareholder nominates have indicated in their response to the ROFO Offer Notice that they shall accept more Excess ROFO Shares than they have been allocated (the Remaining ROFO Shareholders), the remaining Excess ROFO Shares shall be allocated to the Remaining ROFO Shareholders or such person as a ROFO Shareholder nominates pro rata to the Equity Proportions (or as nearly as may be)

of the Remaining ROFO Shareholders and Excess ROFO Shares shall continue to be allocated on this basis until all Excess ROFO Shares are allocated or all requests for Excess ROFO Shares have been satisfied (provided that, in each case, no ROFO Shareholder shall be allocated more than the maximum number of Excess ROFO Shares that it has indicated it is willing to accept).

6.6	Following expiry of the ROFO Offer Period and receipt of an acceptance or refusal (including deemed refusal in accordance with paragraph 6.3) of every offer made by the Selling Shareholder, if the Selling Shareholder has not received acceptances in respect of all of the ROFO Shares, it shall:

(a)	in accordance with paragraph 6.7, be entitled to sell the remaining ROFO Shares to any person at a price no less than the ROFO Offer Price per ROFO Share set out in the ROFO Offer Notice; and

(b)	be entitled to request from the Company, and the Shareholders shall procure that the Company complies with such request, at the sole cost of the Selling Shareholder, that such Group financial and due diligence information (excluding, for the avoidance of doubt, any legally privileged or commercially sensitive information or information which, if disclosed, would result in any member of the Group breaching any applicable competition or other laws or any of its commercial arrangements with any third party) reasonably required by the Selling Shareholder in order to obtain an offer to purchase the ROFO Shares (the Company Information) from any prospective third party purchaser(s) that is not an Affiliate of any Shareholder (the Qualifying Third Party ROFO Purchaser) is made available to the Qualifying Third Party ROFO Purchaser(s) via an electronic data room;

(c)	disclose the identity of any Qualifying Third Party ROFO Purchaser(s) to the Company and the other Shareholders prior to disclosure of any Company Information to any Qualifying Third Party ROFO Purchaser and, if the Selling Shareholder is proposing to sell its entire 50 per cent. holding of Stapled Interests, obtain the consent of the other Shareholders to proceed with the disclosure of Company Information (such consent not to be unreasonably withheld or delayed); and

(d)	upon receiving Shareholder consent in compliance with paragraph (c) above (if required), and subject to such Qualifying Third Party ROFO Purchaser(s) entering into confidentiality undertakings with the Company and with the Selling Shareholder on terms that give at least the same level of protection for that information as clause 25 of this deed or on such other terms as the Company approves, acting reasonably, the Company shall disclose the Company Information to the Qualifying Third Party ROFO Purchaser(s) pursuant to this paragraph 6.6 in an electronic data room. For the avoidance of doubt, this paragraph 6.6 does not permit the Selling Shareholder to disclose information relating to another Shareholder or its Affiliates other than the identity of a Shareholder and its Equity Proportion or information that is in the public domain.

6.7	The sale of ROFO Shares to a ROFO Shareholder (in accordance with paragraphs 6.4 or 6.5) or any other person (in accordance with paragraph 6.6) shall be on the following terms:

(a)	the ROFO Shares shall be sold free from Encumbrances;

(b)	the Selling Shareholder shall deliver to the transferee duly executed transfers in favour of the transferee, or as it or they may direct, together with, if appropriate, certificate(s) for the relevant ROFO Shares and against delivery of which the transferee shall pay the consideration for the relevant ROFO Shares in cleared funds for value on the relevant completion date;

(c)	the Shareholders shall (insofar as they are able) procure that the Company and FinCo shall register the relevant transfers in the name of the transferee or as it may direct;

(d)	the Selling Shareholder shall comply with its obligations (if any) under clause 14.7;

(e)	in the case of a sale to a ROFO Shareholder, the sale shall be completed:

(i)	at the registered office of the Company on the date that is 20 Business Days of the expiry of the ROFO Offer Period or at such other place or such other date as the Selling Shareholder and the ROFO Shareholder agree in writing; or

(ii)	if mandatory regulatory consents (if any) are not obtained within 20 Business Days of the expiry of the ROFO Offer Period, within ten Business Days of such consents being obtained, provided that if the sale has not completed on or prior to the date which is six months from the end of the ROFO Offer Period (or such extended period as may be agreed in writing between the Selling Shareholder and the ROFO Shareholder), the ROFO Offer Notice shall lapse and cease to be effective (and the Selling Shareholder shall, in accordance with paragraph 6.6, be entitled to sell the ROFO Shares to any person on terms no more favourable to that person than those set out in the ROFO Offer Notice); and

(f)	in the case of a sale to any person who is not a ROFO Shareholder:

(i)	if the transferee is not a party to this deed, the transferee shall execute and deliver to the Shareholders, the Company and FinCo a Deed of Adherence as a Shareholder; and

(ii)	the sale shall be completed:

(A)	within three months of the expiry of the ROFO Offer Period; or

(B)	if mandatory regulatory consents (if any) are not obtained within three months of the expiry of the ROFO Offer Period, within ten Business Days of such consents being obtained, provided that if the sale has not completed on or prior to the date which is twelve months from the end of the ROFO Offer Period, the sale shall be terminated and the Selling Shareholder shall not be permitted to sell the relevant ROFO Shares unless the process contemplated by this paragraph 6 is repeated following service of a new ROFO Offer Notice.

6.8	Before the Selling Shareholder transfers any ROFO Shares to the Qualifying Third Party ROFO Purchaser, unless the Shareholders agree otherwise, the Selling Shareholder must cause the Qualifying Third Party ROFO Purchaser to provide the following unqualified representations and undertakings:

(a)	it is not a Government Official, as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended (the FCPA); and

(b)	neither it nor the person it has nominated to accept the ROFO Offer is subject to any action, proceeding, suit or formal investigation by any governmental authority with regards to any actual or alleged violation of any anti-corruption or anti-bribery laws, regulations or binding guidelines, including the FCPA and the UK Bribery Act 2010 (collectively, Anti-Corruption Laws).

7.	Tag along and drag along rights

7.1	Following a Trigger Event, no Major Shareholder (the Transferring Shareholder) shall Dispose of any Stapled Interests (a Proposed Transfer) unless:

(a)	the Proposed Transfer is made to a Permitted Transferee where such transfer does not trigger a default or change of control under the Financing Documents (where default and change of control shall have the meanings given in the relevant Financing Document) and the Permitted Transferee first executes and delivers to the Company and the remaining Shareholders a Deed of Adherence; or

(b)	an offer (a Tag Along Offer) has been made by a proposed transferee (the Transferee) to all the other Shareholders to acquire such proportion of their Stapled Interests as equals the aggregate proportion of the number of Stapled Interests the Transferring Shareholder proposes to transfer pursuant to the Proposed Transfer (the Proportional Shares) on the terms set out below in paragraph 7.3; or

(c)	if the Proposed Transfer would (whether through a single transaction or a series of transactions) result in any person who is not a bona fide third party purchaser obtaining a Controlling Interest in the Company (a Third Party Purchaser), a notice (a Drag Along Notice) is issued by the Transferring Shareholder (the Drag Along Seller) to the other Shareholders (the Compulsory Sellers) to transfer all (but not some only) of the Compulsory Sellers’ Stapled Interests (the Drag Along Shares) in accordance with paragraph 7.6 below (before or at the same time as the Proposed Transfer), subject in the case of paragraphs (b) and (c) above to the prior operation of the provisions of paragraph 6; or

(d)	the Proposed Transfer is made in connection with a Listing.

7.2	For the avoidance of doubt, no Tag Along Offer shall be required to be made if a Drag Along Notice has been served.

Tag along rights

7.3	A Tag Along Offer shall be in writing addressed to all the other Shareholders to whom the Tag Along Offer is made (a Tag Along Notice) and shall:

(a)	be subject only to:

(i)	a condition that the Proposed Transfer will be completed in accordance with its terms and this paragraph 7; and

(ii)	any mandatory regulatory consents required in relation to the Proposed Transfer that is not already a term of the Proposed Transfer (the Tag Shareholder Specific Condition) notified by the relevant Shareholder at the time it accepts the Tag Along Offer in accordance with paragraph (c) below (the Tagging Shareholder);

(b)	describe all terms and conditions of such offer which shall be limited to:

(i)	include the number of Proportional Shares proposed to be acquired by the Transferee; and

(ii)	except for any Compulsory Seller Specific Condition, be on the same terms and for the same consideration per Share as the Proposed Transfer including any warranties and indemnities to be given by the Tagging Shareholder in relation to the Proportional Shares that are also being given by the Transferring Shareholder in relation to the Proposed Transfer provided that (i) the aggregate liability of any Tagging Shareholder in respect of the transfer of its Proportional Shares (including any warranties and indemnities) shall not exceed, in aggregate, the sale consideration payable to that Tagging Shareholder, (ii) the liability of each Tagging Shareholder shall be several (not joint and several) with the Transferring Shareholder and any other Tagging Shareholder and (iii) the aggregate maximum liability of a Tagging Shareholder shall be no more than the product of the value of Proportional Shares divided by all of the Stapled Interests to be transferred by the Transferring Shareholder to the Transferee multiplied by the aggregate liability of the Transferring Shareholder; and

(c)	be open for acceptance by the relevant Shareholder for a period of not less than 20 Business Days after its receipt of the Tag Along Notice by the Shareholder giving notice of acceptance in writing to the Transferee, such terms being the terms of the Tag Along Offer (the Tag Terms).

7.4	Subject to paragraph 7.5 below, the transfer of Proportional Shares by each Tagging Shareholder to the Transferee shall be completed at the same time as the Proposed Transfer and the Tagging Shareholders shall be bound to sell the relevant Proportional Shares, on the Tag Terms, pursuant to the Tag Along Offer and their acceptance of it and this paragraph 7.

7.5	If any Tag Shareholder Specific Condition is not satisfied on or prior to the date that is six months following the date of acceptance by the Tagging Shareholder of the Tag Along Notice, then unless the Transferee and the Tagging Shareholder that is subject to such Tag Shareholder Specific Condition agree otherwise any obligation on, or agreement by, the Transferee to acquire that Tagging Shareholder’s Proportional Shares and the Tag Along Offer made to such Tagging Shareholder (and such Tagging Shareholder’s acceptance of it) shall lapse and cease to be effective and the Proposed Transfer may proceed as if no Tag Along Offer had been made.

Drag along rights

7.6	The Compulsory Sellers shall, if so required by the Drag Along Seller by issue of a Drag Along Notice at any time before or at the same time as the Proposed Transfer, transfer (on such date, being no earlier than the date of the Proposed Transfer by the Drag Along Seller of its Stapled Interests, which shall be specified by the Drag Along Seller in the Drag Along Notice or otherwise) all of their Stapled Interests to the Third Party Purchaser (the Drag Along Offer) on the terms and subject to the conditions set out in paragraph 7.7 below.

7.7	In relation to any transfer of Shares by a Compulsory Seller to the Third Party Purchaser pursuant to this paragraph 7.7:

(a)	such transfer shall be subject only to:

(i)	a condition that the Proposed Transfer is completed in accordance with its terms and this paragraph 7;

(ii)	any mandatory regulatory consents required in relation to that Proposed Transfer that is not already a term of the Proposed Transfer (the Compulsory Seller Specific Condition) notified by the relevant Compulsory Seller to the Drag Along Seller within five Business Days of receipt of the Drag Along Notice; and

(iii)	an opinion given by a reputable investment bank (which has not advised any party in relation to the creation of the joint venture or to the Proposed Transfer) opining in its absolute discretion that the consideration for the Proposed Transfer is fair (the Fairness Opinion); and

(b)	such transfer shall, except for any Compulsory Seller Specific Condition and provided the consideration per Share in the Proposed Transfer is deemed fair in the Fairness Opinion, be on the same terms and for the same consideration per Share as the Proposed Transfer including any warranties and indemnities to be given by the Drag Along Seller in relation to the transfer of Shares by the Compulsory Seller that are also being given by the Drag Along Seller in relation to the Proposed Transfer provided that (i) the aggregate liability of any Compulsory Seller in respect of the transfer of its Shares (including any warranties and indemnities) shall not exceed, in aggregate, the sale consideration payable to that Compulsory Seller, (ii) the liability of each Compulsory Seller shall be several (not joint and several) with the Drag Along Seller and any other Compulsory Seller and (iii) the maximum aggregate liability of a Compulsory Seller shall be no more than the product of the value of Drag Along Shares divided by all of the Stapled Interests to be transferred by the Drag Along Seller to the Third Party Purchaser multiplied by the aggregate liability of the Drag Along Seller, such terms being the terms of the Drag Along Offer (the Drag Terms).

7.8	Each Compulsory Seller shall execute and send or make available to the Drag Along Seller all documents required to be executed in connection with the transfer of its Stapled Interests to the Third Party Purchaser within 10 Business Days after receipt of the Drag Along Notice (or any longer period to which the Drag Along Seller may agree).

7.9	Subject to paragraph 7.10 below, the transfer of Stapled Interests by each Compulsory Seller to the Third Party Purchaser shall be completed at the same time as the Proposed Transfer and the Compulsory Sellers shall be bound to sell their relevant Stapled Interests, on the Drag Terms, pursuant to the Drag Along Offer and their acceptance of it and this paragraph 7.

7.10	Any transfer of Stapled Interests by a Compulsory Seller to the Third Party Purchaser that is subject to a Compulsory Seller Specific Condition which is not satisfied prior to the date that is six months following the date of the Drag Along Notice shall not be completed in accordance with paragraph 7.9 and the Drag Along Notice in respect of that Compulsory Seller shall lapse and cease to be effective in relation to those Shares the transfer of which is subject to the Compulsory Seller Specific Condition.

8.	Duration

(a)	Any voting undertaking set forth in this Schedule 10 shall be valid and in full force and effect for an initial duration of ten years from the later of the Trigger Event Date and the date on which a person becomes a Shareholder and bound by the voting undertaking. The Shareholders undertake to use all reasonable endeavours to renew such voting undertakings for further successive ten year periods (or such other durations as the Shareholders may agree) until termination of this deed, and will commence discussions for the purposes of renewing such voting undertakings at least 6 months prior to the expiry of the relevant term.

(b)	The Shareholders hereby agree that this voting arrangement is in the interest and for the benefit of the Company and all Shareholders and is reasonable. However, notwithstanding anything contained in this deed to the contrary, if any such voting undertaking is determined to be invalid or voidable under Luxembourg law due to its duration, the duration of such voting undertaking shall be reduced to the maximum duration possible without rendering such voting agreement invalid or voidable under Luxembourg law.

For the purposes of this Schedule 10:

Compulsory Seller Specific Condition has the meaning given in paragraph 7.7 of this Schedule 10;

Compulsory Sellers has the meaning given in paragraph 7.1 of this Schedule 10;

Deleveraging Level has the meaning given in clause 5 of this Schedule 10;

Drag Along Notice has the meaning given in paragraph 7.1 of this Schedule 10;

Drag Along Offer has the meaning given in paragraph 7.6 of this Schedule 10;

Drag Along Seller has the meaning given in paragraph 7.1 of this Schedule 10;

Drag Terms has the meaning given in paragraph 7.7 of this Schedule 10;

Excess ROFO Shares has the meaning given to it in paragraph 6.4;

Listing means the admission to listing of any of the equity shares in the Company on any recognised investment exchange (as defined in section 285 of the Financial Services and Markets Act 2000);

Minimum Annual Distribution has the meaning given in clause 5 of this Schedule 10;

Minority Shareholder means any Shareholder other than a Major Shareholder (or its Permitted Transferees or Affiliates);

Proportional Shares has the meaning given in paragraph 7.1 of this Schedule 10;

Proposed Transfer has the meaning given in paragraph 7.1 of this Schedule 10;

Related Party Transaction has the meaning given in paragraph 4.1 of this Schedule 10;

ROFO Offer has the meaning given to it in paragraph 6.2;

Special Majority Approval has the meaning given in paragraph 1 of this Schedule 10;

Tag Along Notice has the meaning given in paragraph 7.3 of this Schedule 10;

Tag Along Offer has the meaning given in paragraph 7.1 of this Schedule 10;

Tag Shareholder Specific Condition has the meaning given in paragraph 7.3 of this Schedule 10;

Tag Terms has the meaning given in paragraph 7.3 of this Schedule 10;

Tagging Shareholder has the meaning given in paragraph 7.3 of this Schedule 10;

Third Party Purchaser has the meaning given in paragraph 7.1 of this Schedule 10;

Transferee has the meaning given in paragraph 7.1 of this Schedule 10; and

Transferring Shareholder has the meaning given in paragraph 7.1 of this Schedule 10.

SCHEDULE 11

DEFINITIONS AND INTERPRETATION

1.	Definitions

In this deed:

3 Italia has the meaning given to it in the Contribution and Framework Agreement;

Accounting Standards means International Financial Reporting Standards (IFRS);

Acquired Business has the meaning given in clause 23.2;

Acquired Competing Business has the meaning given in clause 23.2;

Advisory Board means the standing board established and maintained in accordance with clause 5.12;

Affiliate means:

(a)	in respect of any entity, a second entity that:

(i)	Controls the first entity;

(ii)	is under the Control of the first entity; or

(iii)	is under the Control of a third entity that Controls the first entity;

(b)	in respect of any body corporate:

(i)	any Affiliate within the meaning of paragraph (a) above; and

(ii)	any shareholder or director of that body corporate;

Aggregate Partial-Share Purchase Price has the meaning given in clause 15.5;

Aggregate Remaining Share Purchase Price has the meaning given in clause 15.8;

Aggregate ROFO Share Price has the meaning given in clause 15.1;

Agreed Form means, in relation to any documents, the form of that document which is initialled for the purposes of identification by or on behalf of each of the parties;

Agreed Business Plan has the meaning given to it in the Contribution and Framework Agreement;

Agreed Fundamental Business Objectives has the meaning given in Schedule 2;

All-Share ROFO Completion Date has the meaning given in clause 15.3;

All-Share ROFO Response Notice has the meaning given in clause 15.3;

Anti-Corruption Laws has the meaning given in clause 15.12;

Anti-Corruption Policies has the meaning given in clause 18;

Appointer has the meaning given in clause 5.2;

Approved Investment Banker means a qualified investment banking firm of international reputation and standing that has not previously advised any party in connection with the transactions referred to in the Transaction Documents and, if the Shareholders are unable to agree on the identity of the approved investment banker within 20 Business Days, or if the person appointed is unable or unwilling to act, an appropriate investment banker shall be nominated by the President of the time being of the London Investment Banking Association on the application of any Shareholder. The Shareholders shall co-operate in good faith to do everything necessary to procure the effective appointment of the investment banking firm. The Shareholders shall agree terms of engagement with the nominated investment banking firm as soon as reasonably practicable after the investment banking firm is nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this deed. The Shareholders shall counter-sign the terms of appointment as soon as they are agreed and shall be jointly liable for all fees, costs and expenses relating to the Approved Investment Banker;

Articles means the articles of association of the Company, as amended from time to time;

Audit Committee means the committee of the Board established and maintained in accordance with clause 5.8;

Audit Committee Terms of Reference means the terms of reference of the Audit Committee from time to time, the first set of which shall be in Agreed Form;

Basis of preparation of the consolidated financial statements means the accounting policies of the Group in the Agreed Form;

Board means the board of managers of the Company;

Board Approval means an approval given in accordance with clause 8.3;

Board Reserved Matters means, in respect of the Company, any matter set out in Part 2 of Schedule 6;

Breach Exercise Notice has the meaning given to it in clause 14.5;

Breach Notice has the meaning given in clause 14.5(a)(i);

Budget means the budget for the MergeCo Group for a Financial Year set under clause 10, the first of which shall be the Initial Budget;

Business means the business of operating and maintaining retail and/or wholesale (either as a network operator, mobile virtual network operator or reseller) mobile telecommunications services, fixed line telecommunication services, internet telecommunications services, mobile broadband services, digital mobile video services, fixed line broadband services and/or data services and any ancillary or related activities from time to time in Italy;

Business Day means a day other than a Saturday, Sunday or public holiday on which banks are generally open in London, Milan, Amsterdam and Hong Kong for normal business;

Business Plan means the business plan of the MergeCo Group, on a rolling three year basis set under clause 10, the first of which shall be the Agreed Business Plan;

Buy-Sell Completion Shares has the meaning given in clause 19.6;

Buy-Sell Notice has the meaning given in clause 19.1(a);

Buy-Sell Price has the meaning given in clause 19.1;

Buy-Sell Sale Shares has the meaning given in clause 19.1;

Buy-Sell Shares has the meaning given in clause 19.1(a);

Buyer has the meaning given in clause 19.6;

Capital Lease Obligations means any obligations that are required to be classified and accounted for as a finance lease for financial reporting purposes in accordance with IFRS, and the amount of indebtedness represented by such obligations will be the capitalised amount of such obligation at the time any determination is to be made as determined in accordance with IFRS;

Casting Vote means a second casting vote to decide the outcome of a board decision in circumstances where a deadlock vote of the board occurs, being a vote where 50% of votes is cast in favour, and 50% of votes is cast against, a resolution put to the board;

CEO means the position of chief executive officer of MergeCo from time to time appointed by the Shareholders in accordance with clause 6.2;

CFO means the chief financial officer of MergeCo from time to time appointed by the Shareholders in accordance with clause 8.3;

Chairman has the mean given in clause 5.6(a);

Change of Control means:

(a)	the Ultimate Beneficial Shareholder ceases, directly or indirectly through one or more Controlled Subsidiaries, to Control the relevant Shareholder; or

(b)	the Ultimate Beneficial Shareholder ceases, directly or indirectly through one or more Controlled Subsidiaries, to retain a Minimum Economic Commitment in the relevant Shareholder;

Commitment has the meaning given to it in clause 10.2 of the Contribution and Framework Agreement;

Company Information has the meaning given in clause 15.5;

Contribution and Framework Agreement mean the contribution and framework agreement dated on or about the date of this deed between HET, VIP, the Company, the VIP Guarantor and the HET Guarantor;

Control means:

(a)	owning or controlling more than 50% of the voting share capital of the relevant undertaking; or

(b)	being able to direct the casting of more than 50% of the votes exercisable at general meetings of the relevant undertaking on all, or substantially all, matters; or

(c)	having the right to appoint or remove directors of the relevant undertaking holding a majority of the voting rights at meetings of the board on all, or substantially all, matters; and

(d)	having the power to determine the conduct of business affairs of an undertaking (whether through ownership of equity interest or partnership or other ownership interests, by contract or otherwise),

and Controlled and Controlling Interest shall have a corresponding meaning;

Cooling-Off Period has the meaning given in clause 19.1(b);

Debt Finance Arrangement has the meaning given in Part 1 of Schedule 6;

Deed of Adherence means a deed of adherence to this deed to be executed by any transferee of a Share substantially in the form set out in Schedule 7;

Defaulting Guarantor has the meaning given to it in clause 14.5;

Defaulting Shareholder has the meaning given to it in clause 14.5;

Defaulting Transferee has the meaning given to it in clause 14.5;

Deleveraging Level has the meaning given in clause 10.4(a)(vii)(A);

Director means a manager (gérant) of the Company;

Director Notice has the meaning given in clause 5.4;

Discloser has the meaning given in clause 25.4;

Dispose means, in relation to any Stapled Interest:

(a)	to sell, transfer (including any Indirect Transfer), Encumber, assign, swap, surrender, gift, declare a trust over, or otherwise dispose of, any legal, equitable or economic interest in any such Stapled Interest;

(b)	to do anything which has the effect of placing a person in substantially the same position as that person would have been in, had any of the things mentioned in paragraph (a) above been done; or

(c)	to authorise, agree to or attempt to do any of the things mentioned in paragraph (a) or (b) above,

and the term Disposal has a corresponding meaning;

Dispute means any dispute, claim, difference or controversy arising out of, relating to or having any connection with this deed, including any dispute as to its existence, validity, interpretation, performance, breach or termination or the consequences of its nullity and any dispute relating to any non-contractual obligations arising out of or in connection with it;

Dispute Meeting has the meaning given to it in paragraph 2.3 of Schedule 5;

Dispute Meeting Minutes has the meaning given to it in paragraph 2.3 of Schedule 5;

Dispute Notice has the meaning given to it in paragraph 2.3 of Schedule 5;

Disputing Executives has the meaning given to it in paragraph 2.3 of Schedule 5;

Divestment Period has the meaning given in clause 23.2;

Dividend includes a dividend, bonus issue or other distribution or return of capital (in each case) in kind or in cash;

EBITDA means in relation to any relevant period, the total consolidated profit for the period from continuing operations (which, for the avoidance of doubt, excludes amounts attributable to non-controlling interests in Subsidiaries) of the Company, as applicable, for that Relevant Period:

(a)	before taking into account:

(i)	Finance costs;

(ii)	Finance income;

(iii)	Other non-operating gains/losses;

(iv)	Income tax expense;

(v)	Net foreign exchange gain/loss;

(vi)	Gain/loss from disposal of non-current assets;

(vii)	Share of the profit/loss of associates and joint ventures accounted for using the equity method; and

(b)	after adding back all amounts provided for depreciation, amortization and impairment for that relevant period, as determined from the consolidated financial statements of the Company prepared in accordance with the Accounting Standards and the Basis of preparation of the consolidated financial statements;

Economic Sanctions Laws has the meaning given to it in the Contribution and Framework Agreement;

Effective Date means the time and date on which this deed takes effect, occurring upon completion taking place in accordance with clause 22.2 of the Contribution and Framework Agreement;

Encumber means creating or allowing to exist or agreeing to create or agreeing to allow to exist any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or any other security interest of any kind, including retention arrangements;

Encumbrance means any mortgage, charge (fixed or floating), pledge, lien, option, right to acquire, right of pre-emption, assignment by way of security, trust arrangement for the purpose of providing security, retention arrangement or any other security interest of any kind, and any agreement to create any of the above;

Equity Proportion means, in relation to a Shareholder, the total number of Shares held by that Shareholder divided by the total number of Shares in issue, expressed as a percentage;

Executive has the meaning given to it in paragraph 2.3 of Schedule 5;

Fair Market Value means the fair market value of the Stapled Interests on a sale as between a willing seller and a willing purchaser (taking no account of whether the Stapled Interests do or do not carry control of the Company or FinCo (as applicable)), either (a) as agreed by the Shareholders, or (b) if the Shareholders cannot agree within 20 Business Days, as determined by an Approved Investment Banker whose decision shall be final and binding;

FCPA means the U.S. Foreign Corrupt Practices Act of 1977;

Financial Indebtedness means, without duplication, any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit or bill discounting facility including any dematerialized equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	Capital Lease Obligations;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis, or on a limited recourse basis where recourse is limited to customary guarantees of title);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	Hedging Obligations;

(h)	the maximum redemption amount of shares which are expressed to be redeemable;

(i)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above, provided that Financial Indebtedness includes indebtedness in respect of any obligation to pay the deferred and unpaid purchase price of assets or services only if the relevant purchase price is due more than twelve Months after the earlier of the date of placing such assets in service or taking delivery of or title to such assets, or the completion of such services,

For the avoidance of doubt, Financial Indebtedness does not include (i) counter-indemnity obligations in respect of any indemnity or performance guarantee issued by a bank, entered into on arm’s length terms in the ordinary course of business and not otherwise having been issued in respect of Financial Indebtedness, (ii) amounts in respect of accounts payable or other indebtedness owing to trade creditors in the ordinary course of trading in connection with the acquisition of goods or services; (iii) any Tax liabilities (and for this purpose Tax has the meaning given to it in the Contribution and Framework Agreement); (iv) amounts in respect of obligations arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or capital stock or other equity securities, provided that the aggregate amount of the liabilities incurred under this paragraph (iv) shall at no time exceed the gross proceeds actually received in connection with such disposition; and (v) amounts in respect of obligations of any persons (A) arising from the honoring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided that such obligations are extinguished within two Business Days of their incurrence unless covered by an overdraft line; and (B) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past business practices;

Financial Year means a period starting on 1 January of any year and ending on 31 December of the same year;

Financing Documents means the Finance Documents, any Subordinated Document, and any document evidencing (or guaranteeing) any Financial Indebtedness on substantially similar terms as the Subordinated Documents (for the purposes of this definition, capitalised terms have the meaning ascribed to such terms in the Priority Agreement);

FinCo means a private company limited by shares to be incorporated in Ireland on or prior to the Effective Date in accordance with the Contribution and Framework Agreement;

FinCo Loan means an interest free loan from FinCo to the Company with a principal amount of approximately EUR5.1 billion following the novation of the Existing HET Loan as part of the HET Secondary Contribution and VIP Secondary Contribution (each as defined in the Contribution and Framework Agreement) prior to the Effective Date;

First ROFO Notice has the meaning given in clause 15.14;

First Shareholder has the meaning given in clause 19.1(a);

Global Procurement Contract has the meaning given in clause 21.5(a);

Group means the Company and its Subsidiaries from time to time and Group Company means any of them;

group means an Ultimate Holding Company and its Subsidiaries and group member has a corresponding meaning;

Group Company Chairman has the meaning given in Schedule 9, paragraph 2(e);

Group Company Director has the meaning given in Schedule 9, paragraph 2(a);

Guarantor Breach Exercise Notice has the meaning given to it clause 14.5;

Guarantor Breach Notice has the meaning given in clause 14.5(b)(i);

Hedging Obligations means, with respect to any Group Company, the obligations of such Company under:

(a)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(b)	other agreements or arrangements intended to manage interest rates or interest rate risk;

(c)	other agreements or arrangements intended to protect such Group Company against fluctuations in currency exchange rates or commodity prices; and

(d)	other agreements or arrangements intended to protect such Group Company against operating exposures (including but not limited to hedging in respect of energy prices and inflation risk);

HET Representative has the meaning given in clause 19.1;

HR & Remuneration Committee means the committee of the Board established and maintained in accordance with clause 5.9;

HR & Remuneration Committee Terms of Reference means the terms of reference of the HR & Remuneration Committee from time to time, the first set of which shall be in Agreed Form;

Indirect Transfer means a sale, transfer, Encumbrance, assignment, swap, surrender, gift, declaration of a trust over, or other disposal, directly or indirectly, of a legal, beneficial or economic interest in or over any shares or securities by any person other than by a Shareholder in relation to any Stapled Interests;

Indirect Defaulting Shareholder has the meaning given in clause 14.5(b)(ii);

Individual ROFO Share Price has the meaning given in clause 15.1;

Initial Budget means the initial budget of the MergeCo Group for the 12 months following the Effective Date consistent with the Business Plan and to be agreed by the Shareholders in good faith prior to the Effective Date;

Insolvency Event means, in respect of any person:

(a)	the person is unable to, or states that it is unable to, pay its debts as they fall due or stops or threatens to stop paying its debts as they fall due;

(b)	any indebtedness of the person is subject to a moratorium;

(c)	a liquidator, provisional liquidator or administrator has been appointed to any property of the person or an event occurs which gives any other person a right to seek such an appointment;

(d)	an order has been made, a resolution has been passed or proposed in a notice of meeting or in an announcement to any recognised securities exchange, or an application to court has been made for the winding-up or dissolution of the person or for the entry into of any arrangement, compromise or composition with, or assignment for the benefit of, creditors of the person or any class of them;

(e)	a security interest becomes enforceable or is enforced over, or a writ of execution, garnishee order, mareva injunction or similar order has been issued over or is affecting, all or a substantial part of the assets of the person; or

(f)	the person has otherwise become, or is otherwise taken to be, insolvent in any jurisdiction or an event occurs in any jurisdiction in relation to the person which is analogous to, or which has a substantially similar effect to, any of the events referred to in paragraphs (a) to (e) above;

Interest means, in relation to any person, any financial or commercial interest of that person arising from any existing or proposed appointment, arrangement, role, contract, litigation or other proceeding between any Group Company and that person;

Investors has the meaning given in clause 23.2;

JV Arrangement has the meaning given Part 1 of Schedule 6;

Long-term Incentive Plan has the meaning given to it in the Contribution and Framework Agreement;

Loss means all losses, damages, costs, expenses, charges and other liabilities whether present or future, fixed or unascertained, actual or contingent;

Major Shareholder means a Shareholder that either alone or together with its Permitted Transferees and/or Affiliates holds 50 per cent. or more of the issued Shares in the Company (and if not all such Shares are held by one Shareholder then references in this deed to the Major Shareholder shall, unless the context requires otherwise, be construed to mean, in respect of obligations, all such Shareholders having the same Ultimate Holding Company holding Shares that together comprise 50 per cent. or more of the issued Shares and, in respect of the exercise of rights, that Shareholder holding the largest number of Shares of those Shareholders that together compromise the Major Shareholder);

MD has the meaning given in clause 6.2;

MD Delegation means the delegation to the MD in Agreed Form;

Merger One has the meaning given to it in the Contribution and Framework Agreement;

MergeCo means each of 3 Italia and WAHF and, upon completion of Merger 1 (as defined in the Contribution and Framework Agreement) means 3 Italia as the surviving entity of such Merger;

MergeCo Articles means the articles of association of MergeCo, as amended from time to time;

MergeCo Articles Extract means a summary of the key governance provisions of the MergeCo Articles, in the Agreed Form;

MergeCo Board means the board of directors of MergeCo;

MergeCo Board Quorum has the meaning given to it in clause 6.7(f);

MergeCo Chairman has the meaning given in clause 6.7(e)

MergeCo Director means a director of MergeCo;

MergeCo Group means the 3 Italia Group and WAHF Group;

MergeCo Reserved Matters has the meaning given in the MergeCo Articles;

Merger(s) means the merger of 3 Italia and WAHF, described as Merger 1 (as defined in the Contribution and Framework Agreement);

Merger Executive Committee has the meaning given to it in paragraph 3 of Schedule 5;

Merger Integration Objective has the meaning given to it in paragraph 1 of Schedule 5;

Merger Integration Officer means the merger integration officer of MergeCo from time to time appointed by the Shareholders in accordance with clause 8.1;

Merger Integration Period means at least twenty four months from the Effective Date but a maximum of thirty six months, as determined by the Board;

Merger Integration Plan has the meaning given to it in the Contribution and Framework Agreement;

Merger Integration Provisions means the provisions set out in Schedule 5;

Minimum Annual Distribution has the meaning given in clause 10.4(a);

Minimum Economic Commitment means an interest of more than 50 per cent in all economic rights attributable to (i) the issued share capital (including any issued instrument which is convertible, in whole or in part, into share capital) of the relevant Shareholder (including in relation to dividends, any other distributions and returns of capital); and (ii) the outstanding principal amount and interest due and payable in relation to all relevant shareholder loans;

Monthly Chairman’s Review Meetings has the meaning given in clause 5.13;

Network has the meaning give in clause 21.3(a);

Non-Defaulting Guarantor has the meaning give in clause 14.5(b);

Non-Defaulting Shareholder has the meaning given in clause 14.5(a)(iii);

No-Share ROFO Response Notice has the meaning given in clause 15.5;

Offer Closing Date has the meaning given in clause 13.3;

Offer Notice has the meaning given in clause 13.3;

Offer Period has the meaning given in clause 13.3;

Offer Price has the meaning given in clause 13.3;

Offer Shares has the meaning given in clause 13.3;

Offer Terms has the meaning given in clause 13.3;

Outstanding Claim Amount has the meaning given in clause 19.6(d);

Overriding Objective has the meaning given in clause 3.2(a);

Partial-Share ROFO Response Notice has the meaning given in clause 15.5;

Partial ROFO Shares has the meaning given in clause 15.5;

Permitted Transferee means a member of the same Wholly Owned Group as the relevant Shareholder other than:

(a)	in the case of VIP, any Holding Companies of the VIP Guarantor; and

(b)	in the case of HET, any Holding Companies of the HET Guarantor;

Plan of Reorganisation has the meaning given to it in the Contribution and Framework Agreement;

Pre-Notice has the meaning given in clause 19.1(b);

Priority Agreement means the priority agreement dated on 26 November 2010, as amended from time to time, between, among others, Wind, Wind Acquisition Holdings Finance (as Original Parent), and Royal Bank of Scotland, Milan Branch (as the Original Senior Facilities Agent);

Qualifying Third Party ROFO Purchaser has the meaning given in clause 15.5;

Relevant Affiliate has the meaning given in clause 21.6(a);

Relevant Financial Institution means any of the global systemically important financial institutions as identified by the Financial Stability Board from time to time or other non-global systemically important financial institutions rated at least “A” by S&P or with an equivalent rating by either of Moody’s or Fitch;

Remaining ROFO Shares has the meaning given in clause 15.5;

Representative means, in relation to a person, any director, officer or employee of, and any accountant, auditor, financier, financial adviser, legal adviser, technical adviser or other expert adviser or consultant to, that person;

Reserved Matters means a Shareholder Reserved Matter and/or a Board Reserved Matter (as applicable);

Reverse Buy-Sell Shares has the meaning given in clause 19.4;

Review has the meaning given in Part 1 of Schedule 5;

Rights Entitlement has the meaning given in clause 13.3;

Rights Shareholder has the meaning given in clause 15.1;

ROFO Notice has the meaning given in clause 15.1;

ROFO Offer Period has the meaning given in clause 15.2;

ROFO Response Notice has the meaning given in clause 15.2;

ROFO Share Price has the meaning given in clause 15.1;

ROFO Shares has the meaning given in clause 15.1;

Sanctioned Person means any natural or legal person (including, without limitation, any individual, entity, body or group), organisation or vessel:

(a)	designated on the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions maintained by the European Commission, the Consolidated List of Asset Freeze Targets maintained by Her Majesty’s Treasury, the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury (OFAC), or any equivalent or similar list maintained by the competent sanctions authority of any EU Member State or any agency of the US Government;

(b)	that is, or is part of, a government of a Sanctioned Territory;

(c)	is, directly or indirectly, 50% or more owned or controlled by any of the foregoing; or

(d)	located within or operating from a Sanctioned Territory;

Sanctioned Territory means any country or other territory subject to a comprehensive export, import, financial or investment embargo under any Economic Sanctions Law, which currently comprise Cuba, Iran, North Korea, North Sudan, Syria and the Ukrainian territory of Crimea (and which may in the future change);

Scenario Two means the second scenario as set out in the Agreed Business Plan;

Second Shareholder has the meaning given in clause 19.1(a);

Securities means:

(a)	Shares or any other class of shares in the Company, FinCo or a Group Company (as applicable) or any other equity securities in the Company, FinCo or a Group Company (as applicable); and

(b)	options, warrants, notes, bonds or other securities or debt (i) convertible into, or exchangeable for, Shares or any other class of shares or any other equity securities in the Company, FinCo or a Group Company (as applicable) or (ii) containing equity features or containing profit participation features;

Security means a mortgage, charge, lien, pledge or other security interest securing any obligations of any person;

Seller has the meaning given in clause 19.6;

Selling Shareholder has the meaning given in clause 15.1;

Senior Employee means the CEO, any employee of the Group who reports to the CEO and any employee of the Group who reports to any such employee of the Group;

Senior Management means the CEO, CFO and Merger Integration Officer;

Shares mean the ordinary shares of Euro 25 each in the capital of the Company;

Shareholder means a registered holder of Shares who is party to this deed as an original party or by having executed a Deed of Adherence in accordance with this deed;

Shareholder Approval means an approval given in accordance with clauses 8.1 and 8.2;

Shareholder Nominated Group Company Directors means the Group Company Directors appointed in accordance with Schedule 9, paragraph 2(b)(b)(i);

Shareholder Nominated MergeCo Directors means the MergeCo Directors appointed in accordance with clause 6.7(b);

Shareholder Reserved Matter means any matter set out in Part 1 of Schedule 6;

Shareholders’ Meeting has the meaning given in clause 5.5;

Stapled Interests means the Securities in relation to the Company and FinCo;

Subscribing Shareholder has the meaning given in clause 13.3;

Subscription Shares has the meaning given in clause 13.3;

Subsidiary has the meaning given in paragraph 2 below;

Subsidiary Governance Provisions means the provisions set out in Schedule 9;

Surviving Clauses means clause 1, clause 25, clauses 28 to 32 (inclusive);

Third Party All-Share Sale Notice has the meaning given in clause 15.6;

Third Party Remaining-Share Sale Notice has the meaning given in clause 15.8;

Total Assets means at any time, the net book value of the consolidated total assets of the Company and its Subsidiaries as determined by reference to the most recent consolidated balance sheet of Company and its Subsidiaries;

Transaction Documents has the meaning given to it in the Contribution and Framework Agreement;

Trigger Event means completion of the transfer or issue of any Shares in accordance with this deed following which there is only one Major Shareholder;

Trigger Event Date has the meaning given in clause 24.5(d);

Ultimate Beneficial Shareholder means, in the case of VIP, the VIP Guarantor and in the case of HET, the HET Guarantor;

Ultimate Holding Company means a Holding Company which is not itself a Subsidiary;

Urgent Shareholders’ Meeting has the meaning given to it in clause 5.5;

VIP Representative has the meaning given in clause 19.1;

WAHF has the meaning given in the Contribution and Framework Agreement;

Warranties means the warranties given by the parties under clause 17; and

Wind TS has the meaning given in the Contribution and Framework Agreement.

2.	Subsidiary, Holding Company, Wholly Owned Subsidiary and Wholly Owned Group

For the purposes of this deed:

(a)	A company is a Subsidiary of another company, its Holding Company or HoldCo, if that other company:

(i)	holds a majority of the voting rights in it; or

(ii)	is a member of it and has the right to appoint or remove a majority of its board of directors; or

(iii)	is a member of it and controls alone, pursuant to an agreement with other members, a majority of the voting rights in it,

or if it is a Subsidiary of a company that is itself a Subsidiary of that other company.

(b)	A company is a Wholly Owned Subsidiary of another company, its HoldCo, if it has no members other than HoldCo and HoldCo’s wholly owned Subsidiaries or persons acting on behalf of HoldCo or its wholly owned Subsidiaries.

(c)	Wholly Owned Group means a body corporate and any Holding Company of which it is a Wholly Owned Subsidiary and any other Wholly Owned Subsidiaries of that Holding Company (including any Wholly Owned Subsidiary of the body corporate).

(d)	In this paragraph 2, company includes any body corporate.

3.	Things required to be done other than on a Business Day

Unless otherwise indicated, where the day on which any act, matter or thing is to be done is a day other than a Business Day, that act, matter or thing shall be done on or by the next Business Day.

4.	Other rules of interpretation

In this deed:

(a)	references to VIP or HET include each of their Permitted Transferees from time to time;

(b)	any reference, express or implied, to any legislation in any jurisdiction includes:

(i)	that legislation as amended, extended or applied by or under any other legislation made before or after execution of this deed;

(ii)	any legislation which that legislation re-enacts with or without modification; and

(iii)	any subordinate legislation made before or after execution of this deed under that legislation, including (where applicable) that legislation as amended, extended or applied as described in paragraph 4(b)(i), or under any legislation which it re-enacts as described in paragraph 4(b)(ii);

(c)	references to persons or entities include natural persons, bodies corporate, partnerships, trusts and unincorporated and incorporated associations of persons;

(d)	references to an individual or a natural person include his estate and personal representatives;

(e)	subject to clause 29.2, references to a party to this deed include the successors or assigns (immediate or otherwise) of that party;

(f)	references to any English legal term for any action, remedy, method or judicial or arbitral proceeding, legal document, legal status, court, arbitral tribunal, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be taken to include what most nearly approximates in that jurisdiction to the English legal term;

(g)	a reference to any instrument or document includes any variation or replacement of it;

(h)	unless otherwise indicated, a reference to any time is a reference to that time in London;

(i)	a reference to € or Euros or EUR is to the currency of the Eurozone countries from time to time or its equivalent in any other relevant currency;

(j)	singular words include the plural and vice versa;

(k)	a word of any gender includes the corresponding words of any other gender;

(l)	if a word or phrase is defined, other grammatical forms of that word have a corresponding meaning;

(m)	general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words, and references to “includes” mean “includes without limitation”; and

(n)	nothing is to be construed adversely to a party just because that party put forward this deed or the relevant part of this deed.

SIGNATORIES

EXECUTED as a deed by HUTCHISON 3G ITALY INVESTMENTS S.à R.L	) ) )

/s/ Richard Chan
Signature of director

Richard Chan
Name of director

EXECUTED as a deed by		)
VIMPELCOM LUXEMBOURG HOLDINGS S.à R.L.		)	/s/ Scott Dresser
		)	Authorised signatory

Witness’s Signature	/s/ David Dobbie

Name:	David Dobbie

Address:	Apt 2307, Murjan Tower

Dubai Marina Towers

Dubai, UAE

EXECUTED as a deed by HUTCHISON EUROPE TELECOMMUNICATIONS S.à R.L.	) ) ) )

/s/ Richard Chan
Signature of director

Richard Chan
Name of director

EXECUTED as a deed by		)
VIMPELCOM LTD.		)	/s/ Scott Dresser
		)	Authorised signatory

Witness’s Signature	/s/ David Dobbie

Name:	David Dobbie

Address:	Apt 2307, Murjan Tower

Dubai Marina Towers

Dubai, UAE

EXECUTED as a deed by CK HUTCHISON HOLDINGS LIMITED	) )

/s/ Frank Sixt		/s/ Edith Shih
Signature of director		Signature of company secretary

Frank Sixt		Edith Shih
Name of director		Name of company secretary

DOCUMENTS IN THE AGREED FORM

1.	Audit Committee Terms of Reference

2.	HR & Remuneration Committee Terms of Reference

3.	Merger Executive Committee Terms of Reference

4.	Advisory Board Terms of Reference

5.	Basis of preparation of the consolidated financial statements

6.	MD Delegation

7.	MergeCo Articles Extract